Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Exhibit 10.2

Dated June 1, 2021
Execution Version
Agreement for the Sale and Purchase of Shares in Nordeus Limited (1)Nordeus Holding Limited (2)The Guarantors (3)Take-Two Interactive Software, Inc.
Harbottle & Lewis LLP 7 Savoy Court London WC2R 0EX Ref: 018/607/330274/2	T + 44 (0)20 7667 5000 F + 44 (0)20 7667 5100 www.harbottle.com
16789313

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
16789313

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
THIS AGREEMENT is made by deed on the 1st day of June 2021
(the Agreement)
BETWEEN:
(1)NORDEUS HOLDING LIMITED, a private limited company incorporated in Ireland under registered number 526420 with its registered office at 3rd Floor, Kilmore House, Park Lane, Spencer Dock, Dublin 1, Dublin, Ireland (the Seller);
(2)THOSE PERSONS whose names and addresses are set out in column (1) of Schedule 1 (together, the Guarantors) and
(3)TAKE-TWO INTERACTIVE SOFTWARE, INC. , a company registered in the State of Delaware, USA under number 2353224, with its registered office at 251 Little Falls Drive, Wilmington, Delaware, 19808, USA (the Purchaser).
RECITALS:
(A)The Seller is at the date of this Agreement, and will be at Completion, the legal and beneficial owner of 1,000 ordinary shares of €0.001 in the capital of the Company (representing the entire issued share capital of the Company), with 945 ordinary shares (the Shares) to be sold pursuant to this Agreement and the remaining 55 ordinary shares (the Call Option Shares) that are subject to the Call Option Agreement.
(B)The Company owns at the date of this Agreement, and will own at Completion, directly or indirectly, all or part of the issued share capital of the companies listed in Part B of Schedule 2 (the Subsidiaries).
(C)The Seller has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and conditions set out in this Agreement.
IT IS AGREED as follows:
1.Interpretation
1.1In this Agreement, including the Recitals and Schedules, the following words and expressions shall have the following meanings:

Accounts	means the unaudited accounts of each of the Group Companies for the financial year ended on the Accounts Date (copies of which are included in the Data Room);
Accounts Date	means 31 December 2020;
Affiliate	means with respect to any person, any person that directly or indirectly controls, is controlled by, or is under common control with, the relevant person (and, for the avoidance of doubt a person shall be deemed to control another person if the first such person possesses the power to direct or cause the direction of the management and policies of the second person, whether through the ownership of voting securities, control of voting rights, by contract or otherwise);

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Borrowings
means, in relation to a person, financial indebtedness, owed by that person including:
(a)    borrowings from, and debit balances at, banks or other financial institutions;
(b)    indebtedness under bonds (including performance bonds and surety bonds), notes, debentures, loan stock, or any similar instrument;
(c)    indebtedness under any leases required to be classified as finance or capital leases in accordance with IFRS or recorded as capital or finance leases in the Accounts or Management Accounts (excluding the impact of IFRS 16);
(d)    the amount of receivables sold or discounted (otherwise than on a non-recourse basis);
(e)    the amount of any counter-indemnity obligation in respect of any guarantee, bond, standby or documentary letter of credit or any similar instrument issued by a bank or financial institution;
(f)    any amount raised by the issue of redeemable shares in a Subsidiary held by any person other than a wholly owned Group Company;
(g)    the amount of any unpaid dividends or distributions declared or made in favour of any person other than a wholly owned Group Company (including any amounts owed to the Seller or any Seller Affiliate or any Guarantor or Guarantor Affiliate);
(h)    the amount of any deferred, unpaid or contingent consideration outstanding in relation to the acquisition of any business, property, service, asset, or securities in another entity or business (including “earn-outs”, “seller notes” payable and any post-closing true-up obligations with respect to such acquisition, assuming maximum amounts earned); provided that, the foregoing shall not include deferred revenue;
(i)    the amount of any obligation under any indemnity, guarantee or similar commitment given in respect of any obligation of any other person (other than a wholly owned Group Company) of any kind referred to above in this definition;
(j)    interest (or similar amounts) accrued or unpaid in respect of the matters referred to above in this definition, including any increased amount of interest (or other amount) payable by reference to any obligation to deduct or withhold Tax;
(k)    liabilities related to any interest rate, currency or other hedging or derivative instruments;
(l)    Tax liabilities relating to any Pre-Completion Tax Period;
(m)    obligations with respect to deferrals (including VAT and rent deferrals) pursuant to any law or actions intended to address the consequences of Covid-19;
(n)    any Transaction Costs and Tax liabilities relating to any Transaction Costs;
(o)    any payables to the Seller, any Guarantor or any Seller Affiliates or Guarantor Affiliates (including shareholders of the Seller); and
(p)    any premium, fees, costs and expenses (including prepayment fees, penalties and break costs) paid or payable in connection with the termination, release, discharge or repayment of facilities, borrowings or other indebtedness referred to above in this definition, and references in this Agreement to “repayment” of any Borrowings shall mean the taking of any action necessary to eliminate the liability of that person for such financial indebtedness or amounts in the nature of financial indebtedness, and any related words or phrases shall be construed accordingly;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Business	means any business or businesses carried on by the Group Companies;
Business Day	means a day (other than a Saturday or Sunday) on which banks are open for business in New York, United States of America, Dublin, Ireland and Belgrade, Serbia;
Business Plan	means a business and strategic plan (including a budget) for the Group covering the period from Completion to the expiry of the Second Earn-Out Period in the agreed form;
Business Warranties	means those warranties of the Seller listed in Schedule 4-A excluding the Fundamental Warranties;
Business Warranty Claim	means a claim by the Purchaser (or its permitted assigns) in respect of a breach of any of the Business Warranties;
Call Option Agreement	means the call option agreement to be entered into on the date hereof between the Purchaser and the Seller in the agreed form;
Call Option Consideration	means $12,375,000;
Call Option Shares	has the meaning given to it in Recital (A);
Cash Consideration	has the meaning given in Clause 3.2.1;
Claim	means any claim, proceeding, right of action or demand of any kind (and whether under contract, statute, common law or otherwise);
Commercial Information	means customer details, prices and quantities and other information of a confidential nature (including all proprietary, industrial and commercial information and techniques in whatever form held, such as paper, electronically stored data, magnetic media film and microfilm or orally);
Company
means Nordeus Limited, a private limited company incorporated in Ireland under registered number 526421 with its registered office at 3rd Floor, Kilmore House, Park Lane, Spencer Dock, Dublin 1, Dublin, Ireland;

Company Completion Board Minutes	means the minutes of the meeting of the board of directors of the Company to take place at or before Completion in the agreed form;
Company Products	all products or services (including, without limitation, the Games) currently designed, developed, produced, marketed, sold, distributed or performed by or on behalf of the Group Companies and all products or services currently under design or development by the Group Companies, in the form they exist as of the Completion Date;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Companies Act	means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with, the Companies Act 2014, including the Companies (Miscellaneous Provisions (Covid-19)) Act 2020;
Competition Law	means any national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;
Completion	means the completion of the performance by the parties of their respective obligations set out in Clause 7.2;
Completion Accounts	means the accounts of the Group Companies to be prepared in accordance with the provisions of Clause 5 and Schedule 7;
Completion Accounts Pack	means the Completion Accounts and a statement of the Completion Cash, the Completion Debt, the Completion Net Cash and the Net Working Capital;
Completion Cash	means the cash and cash equivalents of the Group Companies (in each case beneficially held by the Group Companies), net of any outstanding checks/cheques, drafts and wires and excluding any Trapped Cash, as at the Effective Time and free from any Encumbrance as derived from and stated in the Completion Accounts;
Completion Date	means the date on which Completion actually occurs;
Completion Debt	means the aggregate amount (if any) of the Borrowings of the Group Companies as at the Effective Time;
Completion Net Cash	means an amount equal to the Completion Cash less the Completion Debt;
Confidential Information	means any information (in whatever form and whether transferred, held or obtained orally, visually, electronically or by any other means) known or acquired by the Seller or any of the Guarantors (whether before, on or after the date of this Agreement) which relates to:

(i)    the Purchaser, any of the Purchaser’s Affiliates or Representatives and/or their respective affairs and/or business (including any Commercial Information) relating to the Purchaser and/or any of the Purchaser’s Affiliates;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

(ii) any Group Company and/or its affairs and/or business including any Commercial Information relating to any Group Company; or

(iii)    the provisions of, and negotiations leading to, this Agreement and/or any of the other Transaction Documents;
provided that, Confidential Information does not include information that was or comes in the public domain other than by reason of a breach of Clause 20 or any other obligation by or duty or wrongful or tortious act or omission of the Seller or a Guarantor.

Consideration	the Shares Consideration together with (if the Purchaser purchases the Call Option Shares) the Call Option Consideration;
Consideration Shares	has the meaning given in Clause 3.2.2;
Contract	means any legally binding deed, contract, agreement, arrangement, obligation and commitment of any kind whatsoever (and whether written or not) to which any Group Company is a party or to which any Group Company is bound;
Contractor	has the meaning given in Clause 10.1.4;
Covered Warranty Claim	means any claim by the Purchaser (or its permitted assigns) in respect of a Business Warranty Claim either (a) marked as ‘Included’ or (b) marked as ‘Included as re-written below’ in the Warranty and Indemnity Schedule of the W&I Policy;
COVID-19	means the novel coronavirus disease 2019 caused by SARS-CoV-2 including any variants thereof and known as “COVID-19;”
COVID-19 Pandemic	means the epidemic, pandemic or disease outbreak associated with COVID-19;
Current Period	means the taxable period of the Group commencing prior to and ending after the Completion Date;
Data Protection Authority	means any body responsible for enforcing Data Protection Laws;
Data Protection Laws	means the following legislation relating to data protection and privacy, to the extent applicable to any Group Company: (a) the GDPR; (b) the Personal Data Protection Act 2018 of Serbia; (c) the Data Protection Acts 1988 to 2018 of Ireland; (d) the Privacy and Electronic Communications (EC Directive) Regulations 2011 of Ireland; (e) the Data Protection Acts 1988 to 2018 of the United Kingdom and all other national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), Directive 95/46/EC and (f) any other data protection law or regulation or decisions applicable to the processing of Personal Data or data privacy;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Data Room
means the electronic data room containing documents and information relating to the Group made available by the Seller at [***] the contents of which, as such contents existed as of the Effective Time, are listed in the appendix to the Disclosure Letter and which has been copied onto a USB device and delivered to the Purchaser within ten (10) Business Days following execution of this Agreement;

Deed of Termination	means the deed of termination in relation to the Shareholders’ Agreement in the agreed form;
Designated Exchange Rate	means, the Wells Fargo All-in Rate at the time of conversion by the Purchaser;
Disclosed	means in respect of any fact, matter or circumstance fairly disclosed to the Purchaser in the Disclosure Letter with sufficient explanation and detail to enable a prudent buyer to identify the nature and scope of the relevant fact, matter or circumstance;
Disclosure Letter	means the letter of today’s date in the agreed form from the Seller to the Purchaser (together with any attachments);
Dissolved Entities	means the following dissolved or to be dissolved entities: Nordeus WIN (Gibraltar) Limited, Nordeus Luxembourg S.à r.l. (including its Irish branch) and Nordeus LLC, Nordeus Skopje and Nordeus Limited (UK);
Draft Completion Accounts Pack	has the meaning given in Paragraph 1 of Part B of Schedule 7;
Due Amount
means either (a) the amount (if any) due for payment by the Seller to the Purchaser in respect of a Resolved Claim or (b) the amount due (if any) from the Seller to the Purchaser under Clause 5.3.1 or Clause 5.3.3;

Earn-Out Calculation Date	means the date on which an Earn-Out Payment is agreed or determined in accordance with Schedule 10;
Earn-Out Payments	has the meaning given to it in Paragraph 1 of Schedule 10;
Earn-Out Retention Pool	means the retention pool to be established following Completion for the benefit of the Group’s employees from time to time on terms to be agreed between the Purchaser and the Seller;
Effective Time	means immediately prior to Completion;
Employee Tax Liability	means the amount of any income tax and/or employee (but not employer) National Insurance /social security tax and/or contributions, levy or equivalents in any jurisdiction arising in connection with the payment of the Transaction Bonuses and/or Success Sharing Milestone;
Employees	means all those individuals employed or engaged as employees or workers by any Group Company immediately prior to Completion;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Encumbrance	means any claim, charge, mortgage, pledge, trust, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal, right of set off or withholding or any other security interest of any kind;
Estimated Net Cash	means [***];
Estimated Liability
means in relation to an Outstanding Claim, a bona fide estimate based on the information actually known to the Purchaser at the time of the preparation of the relevant Claim Certificate of the amount of Losses that Purchaser has incurred, sustained or paid, or in good faith believes that it will incur, sustain or pay, as set forth in a Claim Certificate delivered in accordance with Schedule 6;

Excluded Warranty Claim
means:
(a)     any claim by the Purchaser (or its permitted assigns) in respect of a breach of any of the Business Warranties or Tax Warranties marked as ‘Not Included’ in the W&I Policy; and
(b)     any Warranty Claim in respect of which the Purchaser is not able to recover under the W&I Policy as a result of the relevant Warranty, Warranty Claim and/or relevant fact, matter or circumstance giving rise to the Warranty Claim being excluded from coverage under the W&I Policy by one or more of the exclusions set out in clauses 4.1.4, 4.1.5, 4.1.6, 4.1.7, 4.1.9, 4.1.10, 4.1.11, 4.1.12, 4.1.14, 4.1.15, 4.1.16, 4.1.17 or 4.1.18 of the W&I Policy;

Exploit
means to reproduce, manufacture, publish, market, distribute, sell, licence, disseminate, communicate, make available, diffuse, perform, display, exhibit, show, play, transmit, re-transmit, download, stream, rent, hire, lend, issue to the public and otherwise exploit and authorise any third party to do any of the foregoing and Exploitation shall be construed accordingly;

Founder Guarantor	means each of Branko Milutinović, Ivan Stojisavljević and Milan Jovović and the Founder Guarantors shall mean all of them;
Fundamental Warranties	means the Warranties listed at Paragraphs 1.1, 1.2, 1.3.1, 1.3.2, 1.3.4, 1.3.6, 1.4, 2, 3.1 to 3.8 (inclusive), 3.9, 3.10.4, 3.10.5, 3.12 and 30 of Schedule 4-A;
Fundamental Warranty Claim	means any claim by the Purchaser (or its permitted assigns) in respect of a breach of any of the Fundamental Warranties;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Games	means all video, mobile and computer games and all other interactive entertainment software products made in whole or part by, for and/or on behalf of, any Group Company or otherwise assigned to any Group Company or in respect of which any Group Company has rights to Exploit including (without limitation) Top Eleven;
Game Technology
(a)    the development tools, Software libraries, game engines, rendering engines, meshes and models, textures, physics engines, emulator code, generic sound libraries (excluding voice and music), subroutines and back end materials of the Group which are of general use or applicability in video games (and interactive entertainment products and services) or are reused from or in its other projects; and
(b)    any modification, adaptation or improvement thereto;

GDPR	means the General Data Protection Regulation (EU) 2016/679;
Group	means the Company and any subsidiaries of the Company from time to time and Group Company shall mean each of the Company and any subsidiary of the Company;
Guarantor Affiliate	means any person who is either connected with or an Affiliate of any Guarantor, but excluding any person that is a Seller Affiliate;
Guarantor Warranties	means those warranties listed in Schedule 4-B;
Guarantor Warranty Claim	means any claim by the Purchaser (or its permitted assigns) in respect of a breach of any of the Guarantor Warranties;
IFRS	means International Accounting Standards and International Financial Reporting Standards issued by the International Accounting Standards Board (or a predecessor body) and related interpretations issued by the IFRS Interpretations Committee (or a predecessor body), each as adopted by the European Commission in accordance with EU Regulation 1606/2002;
Illustrative Pro-Forma Balance Sheet	means the illustrative pro-forma balance sheet set out at part C of Schedule 7;
Indemnity Claim	means a claim by the Purchaser (or its permitted assigns) in respect of any of the indemnities in Clause 10;
Independent Accountant	means any independent chartered accountant appointed pursuant to and in accordance with Schedule 8;
Insurer	means Liberty Mutual Insurance Europe SE;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Intellectual Property	means any and all intellectual property rights or analogous intangible rights including all patents, trade marks, service marks, business names, trade names, domain names, logos and get-up, emblems, registered designs, unregistered designs, copyrights (including copyright in any computer programs), rights relating to layout, design graphics, and text, rights relating to look and feel, formulas and rights to any underlying source code and object code, all database rights, Software programmes and source codes, topography rights and all other forms of intellectual or industrial property (whether or not registered or registerable and for the full period thereof and all extensions and renewals thereof and applications for registration of or otherwise in connection with the foregoing), know-how, inventions, formulae, confidential or secret processes and information (in each case in any part of the world), unfair competition rights and rights to sue for passing off or past infringements, rights under licences, consents, order, statutes or otherwise in respect of any rights of the nature specified above and rights of the same or similar effect or nature as the foregoing in any jurisdiction;
IP Assignment	means the intellectual property assignment between Nordeus Serbia and the Company dated 1 May 2013 (with all annexes), by which Nordeus Serbia transferred the copyright and trade marks referred to therein to the Company;
IT Contracts	means all written arrangements and agreements under which any third party (including, without limitation, any source code deposit agents) provides to any Group Company any element of, or services relating to, the IT System, including leasing, hire-purchase, licensing, maintenance and services agreements;
IT System	means all computer and other information technology infrastructure owned, used, licensed or controlled by any Group Company including all hardware (including network and telecommunications equipment), Software (in both source code and object code), firmware, networks, connecting media and storage media and all manuals or other documents relating thereto as used in the operation of the Business as currently conducted;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Key Person
means any person who is on or after Completion (in the case of the Seller) at any time and (in the case of a Guarantor) at any time whilst relevant Guarantor is employed or engaged by any member of the Purchaser’s Group:
(a)    employed or engaged as an employee, director, consultant of or freelancer for a Relevant Business; and/or
(b)    employed or engaged as an employee, director, consultant of or freelancer of any member of the Purchaser’s Group and with whom at such time or at any time in the period commencing at Completion and ending on such time the Seller or relevant Guarantor dealt;

Know-How	means all information not publicly known which is owned and/or used by any Group Company and/or the Business, existing in any form (including paper, electronically stored data, magnetic media, film and microfilm);
Liabilities	means all liabilities, debts, duties, commitments and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual, accrued or contingent or ascertained or unascertained and whether owed or incurred severally, jointly or jointly and severally or as a principal or surety;
Loss	means in relation to any matter, any loss, liabilities, cost, fee, charge, damage, award, interest, penalty, fine, tax or expense (including all reasonable and vouched expenses of investigations and enforcement, and reasonable and vouched legal or other professional fees and expenses) relating to that matter; provided that the foregoing shall exclude in all cases punitive, special and exemplary damages, unless actually paid;
Management Accounts	means the management accounts of the Group Companies for the period from the Accounts Date until the Management Accounts Date, comprising a balance sheet and profit and loss account;
Management Accounts Date	means 31 March 2021;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Material Adverse Change	means any material adverse change in the business, operations, assets, or financial condition of any Group Company or any event or circumstances that may result in such a material adverse change; provided that no change, event or circumstance relating to or arising from any of the following shall be taken into account in determining whether there has been a Material Adverse Change: (i) changes in the industry in which any Group Company operates, (ii) general economic conditions, or changes in any financial, debt, credit, capital, banking or securities markets or conditions, in any location where any Group Company’s business is conducted, (iii) any natural disaster, disease outbreaks, epidemics and pandemics (including the COVID-19 Pandemic) government shutdown or any acts of terrorism, sabotage, cyber-intrusion, military action or war (whether or not declared) or any escalation or worsening thereof, (iv) changes in applicable law or IFRS, or in either case, the enforcement or interpretation thereof, or (v) any item or matter to the extent disclosed in the Disclosure Schedule; provided, further, that with respect to clauses (i), (ii) and (iv), the Group Company taken as a whole is not disproportionately affected thereby relative to other similarly situated companies, but if so disproportionately affected, then, to the extent not otherwise excluded from the definition of Material Adverse Change, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Material Adverse Change;
Material Contract
means any Contract which is of material importance to the business, financial position or profits or assets of any Group Company, other than (a) non-disclosure and confidentiality agreements entered into by the Company in the ordinary and usual course of business, (b) employee invention assignment agreements and consulting agreements based on the Company’s standard form of agreement, copies of such forms which have been made available to Purchaser in the Data Room, and (c) contracts with customers and end users on the Company’s standard forms of customer agreement, copies of such forms which have been made available to Purchaser in the Data Room; and (d) licenses for Open Source Software ((a)-(d) collectively, Standard IP Agreements));

Net Working Capital	has the meaning given in Paragraph 1.5 of Part A of Schedule 7;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Nordeus Serbia	means Preduzeće za projektovanje i razvoj softvera Nordeus doo Beograd (Novi Beograd) (corporate identification number: 20622849);
Nordeus Serbia SPA	means the share purchase agreement dated 27 July 2020 (with all annexes) and made between the Company and Branko Milutinović, Milan Jovović and Ivan Stojisavljević;
Nordeus UK	means Nordeus Limited, a private limited company incorporated in England under company number 09242278 with its registered office at 8th Floor 20 Farringdon Street, London, United Kingdom, EC4A 4AB;
Open Source Software
means software which is subject to any license meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html, or which has a substantially similar effect, including (without limitation) any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla Public License, Berkeley Software Distribution license, MIT, and the Apache License;

Other Transaction Bonus Liability	means any Loss incurred by any Group Company (other than an Employee Tax Liability) including employer tax related liabilities, security contributions, Tax, Apprenticeship Levy or equivalents in any other jurisdiction, in connection with the payment of any of the Transaction Bonuses and/or Success Sharing Plan Milestone;
Outstanding Claim	means a Relevant Claim that has been notified by the Purchaser to the Guarantors’ Representative pursuant to a Claim Certificate delivered in accordance with the terms of Schedule 6, but which is not a Resolved Claim as at a Relevant Payment Date;
Percentage Personal Data	means 94.5% or, if the Purchaser purchases the Call Option Shares pursuant to the Call Option Agreement, 100%; has the meaning given in Article 4(1) of the GDPR;
Post-Completion Tax Period	means any taxable period (or portion thereof) beginning after the Completion Date;
Pre-Completion Tax Period	means any taxable period (or portion thereof) ending on or before the Completion Date;
Premises	means the properties in respect of which details are set out in Schedule 3;
Prospective Equity Recipients	means the following employees, former employees and advisors of the Group: [***]
Purchaser Common Stock	means shares of common stock, par value $0.01 per share, of the Purchaser;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Purchaser’s Group	means the Purchaser and any Affiliate of the Purchaser including, without limitation, any direct or indirect holding company of the Purchaser and any direct or indirect subsidiary of the Purchaser or of any such holding company and shall include, from Completion, any Group Company;
Purchaser’s Solicitors	means Harbottle & Lewis LLP of 7 Savoy Court, London WC2R 0EX;
Relevant Agreements
means any option, profit sharing or other agreement or arrangement entered into between the Seller, a Seller Affiliate, any one or more Guarantors or Guarantor Affiliates (on the one hand) and any Group Company (on the other hand), but excluding any contract of employment between or among any such parties;

Relevant Business	means the business of developing, producing and Exploiting video games on any platform (including, without limitation, mobile) or by any means howsoever carried out;
Relevant Claim	means a Warranty Claim, Indemnity Claim or a Tax Covenant Claim;
Relevant Holding Company
means:
(a)    in respect of Branko Milutinović, Pilot’s Dream Limited (registered number 526417);
(b)    in respect of Ivan Stojisavljević, Samurai Actor Limited (registered number 526419); and
(c)    in respect of Milan Jovović, Ultimo Dragon Limited (registered number 526418);

Relevant Indemnity Claim	means the covenants to pay set out in clauses 10.1.2, 10.1.3, 10.1.4 and 10.1.5;
Relevant Payment	means the Retention Payment, an Earn-Out Payment or any payment by the Purchaser pursuant to Clause 5;
Relevant Payment Date	means the Retention Payment Date or any Earn-Out Calculation Date or the date of any payment by the Purchaser pursuant to Clause 5;
Relevant Percentage	means, in respect of a Guarantor, the percentage listed against that Seller in column (2) of Schedule 1;
Relevant Period	means the period from Completion until the date falling three years after Completion;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Relief Reorganisation
has the meaning given to it in Paragraph 1 of Schedule 9;
means (i) the reorganisation of the Group whereby Nordeus Serbia was transferred to the Company pursuant to the Nordeus Serbia SPA and all transactions in connection with such reorganisation and any of the documents to implement such reorganisation and transactions including the Nordeus Serbia SPA and (ii) the winding-up, liquidation or dissolution of the Dissolved Entities and all transactions in connection with such winding-up, liquidation or dissolution and any of the documents to implement such winding-up, liquidation or dissolution and transactions;

Representatives	means, in relation to a person, its respective directors, officers, employees, agents, consultants and professional advisers;
Reserved Sum	has the meaning given to it in clause 4.1.2(a);
Resolved Claim
means a Relevant Claim that has been:
(i)    agreed in writing between the Purchaser and the Seller as to both liability and quantum, in accordance with the terms of Schedule 6;
(ii)    determined by a court of competent jurisdiction and each of the applicable parties thereto either has no right to appeal such determination (or the time for exercising such right of appeal has expired or terminated) or has confirmed in writing that it does not intend to exercise any right to appeal such determination; or
(iii)    unconditionally withdrawn by the Purchaser in writing;

Restricted Supplier	means in respect of the Seller or a Guarantor any person at any particular time:
(i) who, during the period of 24 months ending on the Completion Date was a licensor or material supplier of goods, services and/or rights to any Group Company;
(ii) who, during the period commencing on Completion and ending at such time was a licensor or material supplier of goods, services and/or rights to any Group Company;
Retention Payment	means an amount equal to [***];
Retention Payment Date	means the date falling 18 months after the Completion Date;
Securities Act	means the Securities Act of 1933, as amended;
SEC	means the United States Securities and Exchange Commission;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

SEC Documents	means the Purchaser’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and any other reports, proxy statements and information the Purchaser filed with or furnished to the SEC since March 31, 2020;
Seller Affiliate	means any person who is either connected with or an Affiliate of the Seller, but excluding, following Completion, the Group Companies;
Seller Shareholder	means any person that is a shareholder of the Seller as at Completion;
Seller’s Attorneys	means (i) Fenwick & West LLP of 801 California Street, Mountain View, CA 94041, United States and (ii) Arthur Cox LLP of Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland;
Seller’s Attorneys’ Bank Account
means the client account of Arthur Cox LLP with the following details:
[***]
However, if any payment under this Agreement is to be made to the Seller Attorneys’ Bank Account in EUR, then the client account of Arthur Cox LLP with the following details shall be the Seller’s Attorneys’ Bank Account:
[***]

Serbian Subsidiary Shareholder Resolutions	means the shareholder resolutions of each of the Subsidiaries incorporated in Serbia approving and effecting the appointment of Seb Belcher and Andrew Wood as directors of each of such Subsidiaries in the agreed form;
Shares	has the meaning given to it in Recital (A);
Shares Consideration	has the meaning given in Clause 3.1;
Shareholders’ Agreement	means the shareholders’ agreement entered in relation to the Seller and Group dated 18 December 2013 (as amended);
Software	any and all computer programs in both source and object code form, including all modules, routines and sub-routines and all source and other preparatory materials relating to the above, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating to the above, and computer generated works;
Subsidiary	means any subsidiary of the Company, including (without limitation) those subsidiaries listed in Part B of Schedule 2;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Subsidiary Completion Board Minutes	means the minutes of the meetings of the board of directors of Almost There Entertainment Limited (registered number 618750) to take place at or before Completion in the agreed form;
Success Sharing Plan	means the cash bonus plan adopted by the Group in March 2020 and known as the ‘Nordeus Success Sharing Plan’ (as amended);
Success Sharing Plan Milestone
means the bonuses to be paid to certain Employees in connection with the milestone reached in February 2021 pursuant to the Success Sharing Plan up to a maximum aggregate amount of [***] and (together with all Employee Tax Liability and Other Transaction Bonus Liabilities payable in connection with such bonuses) not exceeding in aggregate the Success Sharing Plan Milestone Amount;

Success Sharing Plan Milestone Amount	means [***], being the February milestone payment amount under the Success Sharing Plan;
Target Net Working Capital	means [***];
Tax or Taxation	have the meaning attributed to them in the Tax Covenant;
Tax Authority	has the meaning given to it in Paragraph 1 of Schedule 9;
Tax Covenant	means the deed of covenant against Taxation set out in Schedule 9;
Tax Covenant Claim	means a claim pursuant to the Tax Covenant;
Tax Returns	means all tax returns of the Company and any Subsidiary as required by a Tax Authority and any accompanying documentation required to be filed with any such tax returns;
Tax Warranties	means those warranties of the Seller listed in Schedule 5;
Tax Warranty Claim	means a claim in respect of a breach of any of the Tax Warranties;
Transaction Bonuses	means the bonuses to be paid to certain Employees in connection with the sale of the Shares following Completion pursuant to the Success Sharing Plan and other objective business criteria up to a maximum aggregate amount of [***] and (together with all Employee Tax Liability and Other Transaction Bonus Liabilities payable in connection with such bonuses) not exceeding in aggregate the Transaction Bonus Amount;
Transaction Bonus Amount	means [***];

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Transaction Costs
means (a) an amount equal to 50% of the premium and any other reasonable and vouched fees, costs and expenses (including professional fees of any adviser engaged by the Insurer) payable by the Purchaser to the Insurer in connection with the preparation, negotiation, execution and binding of the W&I Policy; plus (b) without duplication and to the extent unpaid as of the Effective Time, the amount of all fees, commissions, costs and expenses payable or reimbursable by the Group Companies in connection with this Agreement, any Transaction Document and transactions contemplated thereby, whether accrued or not, including:
(i)    any fees, costs and expenses of legal advisers, counsel, consultants, accountants, investment bankers or other advisors and service providers;
(ii)    any brokerage, fees, commissions, finders’ fees or financial advisory fees and, in each case, related costs and expenses;
(iii)    any fees, costs and expenses or payments related to any transaction bonus, discretionary bonus, any change of control payments, retention, severance or similar amounts, in each case payable, triggered or accelerated as a result of or in connection with the consummation of the transactions contemplated herein (including the employer portion of any payroll, social security, unemployment or similar Taxes in respect of any employees of any Group Company), but excluding (x) “double trigger” obligations that become due and payable following Completion due to actions taken by or at the direction of Purchaser (other than those required by law or where the “double trigger” obligation is due and payable as a result of a termination by a Group Company prior to Completion) and (y) the Success Sharing Plan Milestone Amount and the Transaction Bonus Amount.

Transaction Documents	means this Agreement, the Disclosure Letter, the Call Option Agreement and any other agreement or document referred to in this Agreement as being in the agreed form;
Trapped Cash	means as at the Effective Time cash or cash equivalents held by on or behalf of a Group Company that may not be lawfully used by that Group Company to repay any Borrowings or lent or paid by that Group Company to the Purchaser; provided that Trapped Cash shall not include the €500,000 held as a lease deposit at Nordeus Serbia in connection with the lease held by Nordeus Serbia for the Group’s office space in Belgrade, Serbia;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Warranties
means: (i) as to the Seller, the Business Warranties, the Fundamental Warranties, the Tax Warranties and the warranties given by Seller in Clause 9, and (ii) as to a particular Guarantor, its Guarantor Warranties and the warranties given by such Guarantor in Clause 9, and Warranty shall mean any one of them;

Warranty Claim
means any claim by the Purchaser (or its permitted assigns) against (i) the Seller in respect of a breach of any of the Warranties (other than Guarantor Warranties) and (ii) a particular Guarantor in respect of a breach of any of its Guarantor Warranties; and

W&I Policy	means the policy of warranty and indemnity insurance issued to the Purchaser by the Insurer on or before the date of this Agreement in the agreed form;
$ or US$	means United States Dollars, the lawful currency of the United States of America.

In this Agreement, unless otherwise specified, references to:
1.1.1any statute or statutory provision are to that statute or statutory provision as from time to time amended, modified, extended, consolidated or re-enacted whether before or after the date of this Agreement and any subordinate legislation made from time to time under that statute or statutory provision that is in force at the date of this Agreement;
1.1.2a person includes any individual, company, firm, corporation, undertaking, partnership, joint venture, association, institution or government (whether or not having a separate legal personality);
1.1.3a company include any company, corporation or body corporate, where incorporated;
1.1.4a party means a party to this Agreement and shall include its assignees and successors in title if and as permitted in accordance with this Agreement;
1.1.5Recitals, Clauses and Schedules are references to the recitals, clauses and schedules of this Agreement;
1.1.6one gender include all genders and references to the singular include the plural and vice versa;
1.1.7a document are references to that document as from time to time varied or supplemented;
1.1.8a document in the agreed form are references to such document in the terms agreed by the parties and for the purposes of identification initialled by or on behalf of each party on or before the date of this Agreement;
1.1.9a subsidiary or holding company shall be construed in accordance with sections 7 and 8 of the Companies Act;
1.1.10a person being connected with another person shall be construed in accordance with section 10 of the Taxes Consolidation Act 1997;
1.1.11written or in writing includes email; and

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
1.1.12any Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland be deemed to include what most nearly approximates in that jurisdiction to the Irish legal term.
1.2The headings in this Agreement are for guidance only and shall not affect its interpretation.
1.3Any phrase in this Agreement introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms.
1.4The Schedules form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement and any reference to “this Agreement” shall include reference to the Schedules.
1.5Where any provision is qualified or phrased by reference to the “ordinary course of business”, that reference shall be construed as meaning the ordinary and usual course of business of the Group as carried on in the 12 months prior to Completion.
1.6In this Agreement, to the extent that shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

2.Agreement for Sale
2.1On and subject to the terms of this Agreement, the Seller shall sell to the Purchaser, free from all Encumbrances, and the Purchaser shall purchase from the Seller the Shares together with all rights attached or accruing to it (including the right to receive all distributions and dividends declared, paid or made in respect of such Share) with effect from Completion.
2.2The Seller hereby unconditionally and irrevocably approves and waives any right of pre-emption or other restriction on transfer in respect of the Shares conferred on it (whether pursuant to the constitution of the Company, the Shareholders’ Agreement or otherwise) and shall procure before Completion the irrevocable waiver of any such right or restriction conferred on any other person.
3.Consideration
3.1The total consideration payable by the Purchaser to the Seller in respect of the sale of the Shares (the Shares Consideration) shall be the aggregate of:
3.1.1the Cash Consideration as adjusted in accordance with Clause 5;
3.1.2the Consideration Shares;
3.1.3the Retention Payment (if and to the extent payable in accordance with the terms of this Agreement); and
3.1.4the Earn-Out Payments (if and to the extent payable in accordance with the terms of this Agreement), which shall be calculated and payable in accordance with Schedule 10.
3.2The Purchaser’s obligation to pay the Shares Consideration shall be satisfied by:
3.2.1the payment by the Purchaser to the Seller on Completion of the sum of $120,487,593 in cash in accordance with Clause 7.2.3(a) (the Cash Consideration); provided that Purchaser and the Seller may mutually agree in writing (including by email) that the Cash Consideration be paid in EUR based on the Designated Exchange Rate;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
3.2.2the issuance and delivery by the Purchaser to the Seller on Completion of an aggregate of 515,181 new Purchaser Common Stock in accordance with Clause 7.2.3(b) (the Consideration Shares);
3.2.3subject to Clause 4, the payment by the Purchaser of the Retention Payment to the Seller on the Retention Payment Date; and
3.2.4if applicable, the payment by the Purchaser of any amount payable by the Purchaser pursuant to Clause 5.3;
3.2.5as applicable, the payment by the Purchaser to the Seller of the part of any Earn-Out Payment that relates to the sale of the Shares in accordance with Schedule 10, and any payments in cash shall be paid in accordance with Clause 21.1.
3.3The amount of the Cash Consideration shall be deemed adjusted following Completion in accordance with Clause 5 and, to the extent permitted by law, shall be reduced by the amount of any payment made by the Sellers to the Purchaser as a result of any Relevant Claim or any other claim under this Agreement; provided that any reduction as a result of a Relevant Claim shall not operate to reduce the Consideration for the purpose of the liability caps in paragraph 2 of Schedule 6.
3.4Within 5 Business Days following Completion, the Purchaser shall file with the SEC an automatic shelf registration statement (as defined in Rule 405 under the US Securities Act) on Form S-3 (a Shelf Registration Statement) relating to the offer and sale of the Consideration Shares by the Seller (but excluding any underwritten offering or underwritten block trade), and the Purchaser shall use its commercially reasonable efforts to (i) cause such Shelf Registration Statement to become effective under the Securities Act as soon as practicable and (ii) maintain the effectiveness of such Shelf Registration Statement at all times during which any such Consideration Shares are to be offered and sold by the Seller and at all times relevant to enable the resale of those Consideration Shares, in each case until all of the Consideration Shares covered by such Shelf Registration Statement have been disposed of in accordance with the intended methods of distribution by the Seller set forth in such Shelf Registration Statement or, if earlier, on such date on which the Consideration Shares may be transferred under Rule 144 as promulgated under the Securities Act without volume or manner of sale limitations. The Seller shall be given a reasonable opportunity to review and comment on the Shelf Registration Statement before it is filed with the SEC, and the Purchaser shall consider in good faith any comments from the Seller.
3.5The Seller hereby represents and warrants that the following statements are true, accurate and not misleading:
3.5.1it is receiving the Consideration Shares as provided under the terms of this Agreement for investment for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, other than transfers to the Guarantors and Seller Shareholders in each case in accordance with Clause 16;
3.5.2it has been given the opportunity to obtain any information or other documents which it deems necessary to evaluate the merits and risks related to its investment in the Consideration Shares and the Seller’s knowledge and experience in financial and business matters are such that the Seller is capable of evaluating the capital structure of the Purchaser and its subsidiaries, the business of the Purchaser and its subsidiaries (including the Purchaser) and the merits and risks of owning the Consideration Shares;
3.5.3its financial condition is such that the Seller can afford to bear the economic risk of holding the Consideration Shares for an indefinite period of time and has adequate means for providing for its current needs and contingencies and to suffer a complete loss of its investment in the Consideration Shares. The Seller’s overall commitment to investments

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
which are not readily marketable is not disproportionate to its net worth. The Seller’s investment in the Consideration Shares will not cause such overall commitment to become excessive;
3.5.4it has had an opportunity to consult independent tax and legal advisors, and the Seller’s decision to consummate the transactions contemplated hereby has been based solely upon the Seller’s evaluation. The Seller is not relying on any statements made by the Purchaser or any of its Affiliates, members, directors, officers, managers, attorneys, employees, agents or other professional advisors in connection with its decision to consummate the transactions contemplated hereby, other than as set forth in this Agreement or as expressly provided in the other agreements delivered in connection with this Agreement; and
3.5.5it understands that, other than pursuant to an exemption from registration under the Securities Act or in connection with a registration thereunder, substantial restrictions exist on transferability of the Consideration Shares and any portion thereof and that the Seller may not be able to liquidate its investment in the Consideration Shares. Such Seller understands that any instruments representing the Consideration Shares may bear legends restricting the transfer thereof. The Seller has been advised that an investment in the Consideration Shares is speculative and is subject to a number of risks (including the risk that the Purchaser, the Company or any of their respective Affiliates will not generate any profits and the other risks set forth in the SEC Documents), and should be considered only by persons who are able to sustain a complete loss of their investment and to hold the Consideration Shares for a significant and indefinite period of time.
4.Set-Off against the Retention Payment
4.1Subject to Clause 11.2 and all applicable limitations of liability contained in this Agreement, if on the Retention Payment Date:
4.1.1some or all of a Due Amount or Amounts is or are outstanding and has or have not been paid to the Purchaser, such of the Due Amount or Amounts as is or are outstanding and does or do not exceed in aggregate the Retention Payment (and the Seller’s liability to pay the same) shall be set off against the Retention Payment, and the Purchaser’s obligation to make the Retention Payment shall be replaced by an obligation to make the Retention Payment as reduced pro tanto by the amount so set off; and/or
4.1.2there is an Outstanding Claim, the Purchaser shall:
(a)withhold from the Retention Payment an amount equal to the Estimated Liability or, if lower, the full amount of the Retention Payment as reduced pro tanto by the amount set off pursuant to clause 4.1.1 (Reserved Sum); and
(b)defer payment of the Reserved Sum until such time as the Outstanding Claim has become a Resolved Claim when the Reserved Sum shall be set off or paid pursuant to Clause 4.2.
4.2Where a Reserved Sum has been withheld by the Purchaser pursuant to Clause 4.1.2 in respect of an Outstanding Claim, upon such Outstanding Claim becoming a Resolved Claim after the Retention Payment Date:
4.2.1such of the Due Amount as does not exceed the Reserved Sum in respect of such Resolved Claim (and the Seller’s liability to pay the same in respect of the relevant Resolved Claim) shall be set off against such Reserved Sum, and the Purchaser’s obligation to pay the Reserved Sum shall be replaced by an obligation (subject to clause 4.2.2) to pay the Reserved Sum as reduced pro tanto by the amount so set off in respect of such Outstanding Claim and any other Resolved Claim; and

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
4.2.2the Purchaser shall pay to the Seller the balance of the corresponding Reserved Sum (if any) as reduced a) pro tanto by the amount set off pursuant to Clause 4.2.1 in respect of such Outstanding Claim and any other Resolved Claim not satisfied by the Reserved Sum (or payment by the Seller) in respect of such Resolved Claim and b) by the amount of an Estimated Liability as exceeds the Reserved Sum in respect of any other Outstanding Claim which has not become a Resolved Claim (the amount of such Estimated Liability as so reduces the amount to be paid by the Purchaser in respect of a Resolved Claim pursuant to this clause 4.2.2 to be added to the Reserved Sum in respect of such other Outstanding Claim). Such payment shall be made by the Purchaser within 10 Business Days of the Outstanding Claim becoming a Resolved Claim.
4.3Subject to all applicable limitations of liability contained in this Agreement, nothing in this Clause 4 shall prejudice, limit or otherwise affect:
4.3.1any right or remedy the Purchaser may have against the Seller from time to time, whether arising under this Agreement or any Transaction Document or otherwise (other than in respect of such of a Due Amount which has been set off against a Reserved Sum pursuant to Clause 4.2.1); or
4.3.2the Purchaser’s right to recover against the Seller (other than in respect of such of a Due Amount which has been set off against a Reserved Sum pursuant to Clause 4.2.1), whether before or after the Retention Payment is made in accordance with this agreement.
4.4The amount of a Reserved Sum withheld by the Purchaser in accordance with this Clause 4 shall not be regarded as imposing any limit on the amount of any claims under this Agreement or any Transaction Document; subject in all cases to all applicable limitations of liability contained in this Agreement.
4.5If a Due Amount is not satisfied in full by way of set-off under Clause 4.1.1 or Clause 4.2.1, nothing in this Agreement shall prevent or otherwise restrict the Purchaser’s right to recover the balance from the Seller and the Due Amount (to the extent not so satisfied) shall remain fully enforceable against the Seller, but subject in all cases to all applicable limitations of liability contained in this Agreement.
5.Completion Accounts and Adjustment to the Cash Consideration
5.1    The Completion Accounts and Completion Accounts Pack shall:
5.5.1be prepared in accordance with Part A of Schedule 7;
5.5.2be agreed and determined in accordance with Part B of Schedule 7; and
5.5.3(in the case of the Completion Accounts) comprise in respect of the Group Companies:
(a)a consolidated profit and loss statement in respect of the period commencing on the Accounts Date and ending at the Effective Time;
(b)a consolidated balance sheet made up to the Effective Time based on the form and format of the Illustrative Pro-Forma Balance Sheet.
5.25.2        Following Completion, the amount of the Cash Consideration shall be adjusted as follows:
Net Working Capital
5.2.1there shall be deducted from the Cash Consideration a sum equal to the Percentage of the amount (if any) by which the Net Working Capital (as stated in the Completion Accounts) is less than the Target Net Working Capital; or

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
5.2.2there shall be added to the Cash Consideration a sum equal to the Percentage of the amount (if any) by which the Net Working Capital (as stated in the Completion Accounts) is greater than the Target Net Working Capital; and
Completion Net Cash
5.2.3there shall be deducted from the Cash Consideration a sum equal to the Percentage of the amount (if any) by which the Completion Net Cash (as stated in the Completion Accounts) is less than the Estimated Net Cash; or
5.2.4there shall be added to the Cash Consideration a sum equal to the Percentage of the amount (if any) by which the Completion Net Cash (as stated in the Completion Accounts) is greater than the Estimated Net Cash.
5.3Within 10 Business Days of the later of a) the date on which the Completion Accounts is agreed or otherwise determined in accordance with this Agreement and b) the date the Purchaser has purchased the Call Option Shares pursuant to the Call Option Agreement or (if the Purchaser has not exercised the Call Option pursuant to the Call Option Agreement before the expiry of the Option Period (as defined in the Call Option Agreement)), the expiry of the Option Period:
5.3.1if Clause 5.2.1 applies, the Seller shall pay to the Purchaser an aggregate amount equal to the Percentage of the difference between the Target Net Working Capital and the Net Working Capital; or
5.3.2if Clause 5.2.2 applies, the Purchaser shall pay to the Seller an aggregate amount equal to the Percentage of the difference between the Target Net Working Capital and the Net Working Capital; and
5.3.3if Clause 5.2.3 applies, the Seller shall pay to the Purchaser an aggregate amount equal to the Percentage of the difference between the Estimated Net Cash and the Completion Net Cash; or
5.3.4if Clause 5.2.4 applies, the Purchaser shall pay to the Seller an aggregate amount equal to the Percentage of the difference between the Estimated Net Cash and the Completion Net Cash.
6.Borrowings, guarantees and release
6.1The Seller shall ensure that at Completion all monies, if any, owing by the Seller, any Guarantor or any Seller Affiliate or any Guarantor Affiliate to any Group Company are repaid in full.
6.2The Seller shall ensure that upon Completion, the Borrowings of the Group Companies that are then due for payment or repayment, as the case may be, are repaid, satisfied and extinguished in full and any Tax included in such Borrowings and required to be deducted or withheld is so deducted or withheld and accounted for to the relevant Tax Authority.
6.3The Purchaser and the Guarantors shall ensure that upon Completion the following Borrowings and other amounts, whether or not then due for payment or repayment are paid, repaid, satisfied and extinguished in full and any Tax included in such Borrowings and required to be deducted or withheld is so deducted or withheld and accounted for to the relevant Tax Authority:
6.3.1[***] payable to Founder Guarantors;
6.3.2the Success Sharing Plan Milestone Amount;
6.3.3the Transaction Bonus Amount;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
6.3.4[***] (less all Employee Tax Liability and Other Transaction Bonus Liabilities payable in connection with such amount) payable to the Prospective Equity Recipients.
(such Borrowings or other amounts being the Relevant Borrowings).
6.4If and to the extent that there are any Borrowings (other than the Relevant Borrowings) that have not reduced the Cash Consideration at Completion and/or Completion Net Cash pursuant to Schedule 7, then without prejudice to any other remedy available to the Purchaser, the Seller shall pay to the Purchaser on demand the amount of all such Borrowings and, if and to the extent applicable, the amount of all Loss incurred by the Purchaser and any Group Company arising directly or indirectly from or in connection with any failure by the Seller to pay, repay, satisfy or extinguish such Borrowings in accordance with clause 6.2.
6.5Each of the Seller and Guarantors undertake to the Purchaser that it or he has (or shall have upon Completion) procured the full and effectual release (without any provision or consideration for such release by any Group Company) of all guarantees, indemnities, mortgages, surety, security and similar commitments or arrangements given by or binding on any Group Company to any person in respect of any Liabilities of the Seller or any Seller Affiliate, Guarantor or Guarantor Affiliate (a Guarantee).
6.6Insofar as any Guarantee has not been so released, the Seller and each Guarantor shall, at the cost of the Seller or that Guarantor, execute and deliver all documents and take such actions as the Purchaser may reasonably request from time to time after Completion, in order to effect the release and discharge in full (on a non-recourse basis to the Purchaser and the Group Companies) of any such Guarantee. Pending each such release and discharge, the Seller shall pay to the Purchaser on demand the amount of all Losses incurred by the Purchaser and any Group Company arising directly or indirectly from or in connection with any such Guarantee.
6.7With effect from Completion, except in the case of the Relevant Borrowings (in which case this Clause 6.7 shall apply with effect from payment or repayment in full of the Relevant Borrowings), the Seller (and the Seller shall procure that any Seller Affiliate (other than a Guarantor or its Guarantor Affiliates)) shall release and, each of the Guarantors hereby release (and shall procure that its Guarantor Affiliates shall release) each Group Company from any and all Liabilities arising under or in connection with any Relevant Agreements or their termination. This release covers all Claims, Losses and Liabilities arising from such Liabilities whether or not such Liabilities are in existence at the date of this Agreement and whether or not in contemplation or otherwise known at the date of this Agreement by any of the parties.
6.8The Seller and, solely as to itself, each of the Guarantors hereby unconditionally and irrevocably warrants and undertakes that neither the Seller nor any Seller Affiliate (other than a Guarantor or its Guarantor Affiliates), or, in the case of the Guarantors, it or he or any of its Guarantor Affiliates has any Claim against any Group Company or against any of the officers, employees, servants or agents of any Group Company (collectively, the Released Parties) and on behalf of the Seller, any Seller Affiliate (other than a Guarantor or its Guarantor Affiliates) and, in the case of each of the Guarantors, its Guarantor Affiliates, hereby unconditionally and irrevocably releases and discharges each of the Released Parties (in the case of any Released Party (other than the Group Companies), in its or his capacity as an officer, employee, servant or agent of any Group Company) from any and all Claims where some or all of the Loss being claimed arises in the period on or prior to the Effective Time, which the Seller or any Seller Affiliate (other than a Guarantor or its Guarantor Affiliates), or each of the Guarantors and/or its Guarantor Affiliates, may have against such Released Parties (together with those Claims released pursuant to Clause 6.7, the Released Claims). Each of the Seller and the Guarantors acknowledges that it is its express intention when entering into the releases in Clause 6.7 and this Clause 6.8 that such releases cover all Released Claims whether or not the factual or legal basis for the Claim is known or could have been known by any person.
6.9Notwithstanding anything to the contrary herein, the foregoing Clauses 6.7 and 6.8 do not extend to, and the Released Claims shall not include: (a) any Claim to enforce the terms of, or any breach of, this

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Agreement or any Transaction Document, (b) any Claim with respect to claims for salary, wages, fees, expense reimbursement with respect to expenses, in each case incurred in the ordinary course of business and in accordance with the policies of any applicable Group Company, or benefits owed to such Person by any Group Company in such Person’s capacity as an employee or consultant of or service provider to any Group Company and in each case pursuant to their employment or consultancy agreement which has been Disclosed; (c) any Claim by such Person, if such Person is or was an officer or director of any Group Company, with respect to any rights available to such Person in their capacity as an officer or director of such entity under any indemnification agreement between such entity and such Person that has been Disclosed; (d) any Claim under any directors’ and officers’ or other fiduciary liability insurance policy maintained by any Group Company for the benefit of such Person to the extent such Claim is covered under such insurance policy without increase of the premium of such insurance policy or any other cost to any member of the Purchaser’s Group, (f) any Claim for Fraud by any member of the Purchaser’s Group (other than a Group Company), or (g) any Claim that cannot be released as a matter of law.
7.Completion
7.1Completion shall take place immediately following the execution of this Agreement by each of the parties when each of the matters set out in Clause 7.2 shall be effected.
7.2On Completion:
7.2.1the Seller and the Purchaser shall deliver to each other counterparts of the following documents duly executed by them:
(a)this Agreement;
(b)the Disclosure Letter;
(c)the Call Option Agreement.
7.2.2the Seller shall:
(a)cause to be delivered to the Purchaser or the Purchaser’s Solicitors (or, if so requested by the Purchaser, cause to be made available to the Purchaser or the Purchaser’s Solicitors):
(i)duly executed transfers of the Shares in favour of the Purchaser or its nominee together with the relevant share certificate relating to the Shares (or an indemnity in the agreed form in respect of any missing share certificate);
(ii)such waivers and consents, or other documents which the Purchaser may request prior to Completion and which may be required to give good title to the Share;
(iii)counterparts of any of the other Transaction Documents duly executed by all parties thereto other than the Purchaser and any member of the Purchaser’s Group;
(iv)copies of duly executed versions of any powers of attorney or other authorities under which any of the Transaction Documents may have been executed by any party thereto other than the Purchaser and any member of the Purchaser’s Group;
(v)in respect of the Seller, a tax reference number together with confirmation of the tax head to which it relates;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
(vi)the written resignations in the agreed form of:
(A)Ivan Stojisavljević and Milan Jovović as directors of each of those Group Companies that they are directors of;
(B)Branko Milutinović as a director of the Company; and
(C)Uroš Sretenović as a director of Nordeus Serbia;
(vii)copies of the Company Completion Board Minutes and Subsidiary Completion Board Minutes duly signed by the chairmen of such meetings and the Serbian Subsidiary Shareholder Resolutions duly executed along with the powers of attorney for registration of the changes contemplated by the Serbian Subsidiary Shareholder Resolutions;
(viii)evidence that the Seller and each of the Guarantors is authorised to enter into this Agreement and each of the Transaction Documents to which they are a party;
(ix)the amendment agreement to his employment agreement duly signed by Tomislav Mihajlovic and Nordeus Serbia; and
(x)a copy of the Deed of Termination duly executed by the parties thereto.
(b)procure that:
(i)a board meeting of the Company is duly convened and held at which the business referred to in the Company Completion Board Minutes shall be transacted (such business to include, without limitation, the appointment of such directors as may be indicated by the Purchaser, the passing of a valid resolution that the transfers referred to above be approved for registration, and that the Purchaser and/or its nominee be placed on the register of members of the Company as the holder of the Share);
(ii)a board meeting of each of the Subsidiaries is duly convened and held at which the business referred to in the Subsidiary Completion Board Minutes shall be transacted;
7.2.3subject to the Seller complying with its obligations under the preceding provisions of this Clause 7.2, the Purchaser shall:
(a)pay the Cash Consideration to the Seller;
(b)issue the Consideration Shares to the Seller in book entry form (subject to a restrictive legend provided by the Purchaser) and registered in the name of the Seller in an account for the Seller with the transfer agent of the Purchaser; and
(c)deliver to the Seller a copy of a secretary’s certificate of the Purchaser approving the Purchaser’s entry into this Agreement.
7.3Neither the Seller nor the Purchaser shall be obliged to complete this Agreement unless the Seller (in the case of the Purchaser) or the Purchaser (in the case of the Seller) shall have fulfilled all of its or their obligations under Clause 7.2. The Purchaser may in its absolute discretion waive any requirement contained in Clause 7.2.2.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
8.Period Following Completion
8.1The Seller and each Guarantor shall, promptly upon receipt, pass, or procure to be passed to the Purchaser all correspondence, information, orders, enquiries and items relating to any Group Companies or their respective businesses which may be received by them or (in the case of the Seller) any Seller Affiliate (other than a Guarantor or Guarantor Affiliate) or (in the case of a Guarantor) any of its or his Guarantor Affiliates (other than in the normal course of their employment with the Group Companies) after Completion.
8.2If the Purchaser becomes aware that any rights, property or assets (including Intellectual Property) which (a) was used before Completion in, and is required for, the business of any Group Company, but which remains owned by or licensed or leased to the Seller or any Seller Affiliate or any Guarantor or Guarantor Affiliate, then the Seller and each Guarantor undertakes to promptly execute (or procure the execution of) such documents as are reasonably requested by the Purchaser in order to transfer such rights, property or assets and to assign such Intellectual Property free of charge to a member of the Purchaser’s Group nominated by the Purchaser.
8.3The Seller and each Guarantor undertakes to the Purchaser with effect from the date of this Agreement, not to challenge the validity or ownership of Intellectual Property owned at the date of this Agreement by any Group Company nor assist any third party to make such a challenge.
8.4The Seller and each Guarantor undertakes to the Purchaser that it will not initiate any process which creates a reasonable risk that such process could lead to the Seller being dissolved, struck off, liquidated or wound up and its assets being distributed among such person’s creditors, shareholders or other contributors or a liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer being appointed in respect of the Seller or its assets, business or undertaking for a period of at least five (5) years after Completion.
8.5During the period of six years after Completion, and without prejudice to any of the Warranties, if any information Required for the Business of any Group Company is not in the possession of the Purchaser or a Group Company or readily discoverable by the Purchaser or a Group Company but is in the possession or under the control of or available to the Seller, Guarantor or any Seller Affiliate or Guarantor Affiliate, then the Seller in the case of itself or any Seller Affiliate (other than a Guarantor or Guarantor Affiliate) or a Guarantor (in the case of it or himself or any of its or his Guarantor Affiliates) or shall use commercially reasonable efforts to procure that such information is provided to the Purchaser reasonably promptly on request.
8.6For the purposes of Clause 8.5, Required for the Business means any Intellectual Property or information of or relating to any Group Company which is needed by any Group Company to carry on its business in the same manner as it is presently carried on or to fulfil any of its present contracts, plans or projects in relation to the business of such company or to comply with any law applicable in relation to the business or activities of any Group Company.
8.7The Founder Guarantors shall procure that the Accounts are audited as soon as possible following Completion and in any event within 90 days following Completion.
8.8Following Completion, the Founder Guarantors shall procure that the relevant Group Company pays the Transaction Bonuses and the Success Sharing Plan Milestone (in each case less the Employee Tax Liability and the Other Transaction Bonus Liability) to the relevant Employees. Such payments to Employees shall be made through the payroll systems ordinarily used by the relevant member(s) of the Group for the payment of salary to such individuals by no later than the next payroll date after Completion. The Guarantors shall procure that the Employee Tax Liability and Other Transaction Bonus Liability is (where relevant) deducted from such payment of the Success Sharing Plan Milestone, Transaction Bonuses and that the Employee Tax Liability and the Other Transaction Bonus Liabilities are accounted for by the relevant member(s) of the Group to the relevant Tax Authority or other person or entity within the time limits required by law.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
8.9In the event that any Group Company actually receives, following Completion, any repayment in respect of any prepayment of Serbian corporate income tax paid in respect of 2020, the Purchaser and the Seller shall make arrangements in good faith with the intention that such Group Company pays to Seller an amount equal to such repayment actually received net of any Losses incurred or suffered by any Group Company in connection with such repayment. Any such amounts so paid to Seller shall be part of the Consideration and shall be deemed an adjustment to the amount of the Consideration following Completion.
9.Warranties
9.1The Seller warrants to the Purchaser that: (a) each of the Fundamental Warranties is true and accurate in all respects as at Completion; and (b) each of the Business Warranties and Tax Warranties is true and accurate in all respects as at Completion, save as Disclosed. Each Guarantor severally warrants to the Purchaser that each of its Guarantor Warranties is true and accurate in all respect as at Completion.
9.2The Seller and each Guarantor acknowledges that the Purchaser has entered into this Agreement and the Call Option Agreement in reliance upon the Warranties; provided that, for the avoidance of doubt, the measure of damages in respect of any breach of warranty shall be contractual rather than tortious. Save as expressly otherwise provided herein, each of the Warranties shall be construed as a separate and independent warranty and shall not be limited by reference to any other Warranty or by anything else in this Agreement.
9.3The Warranties shall be qualified by, and subject to, the limitations and the other provisions of Schedule 6 to the extent applicable.
9.4The rights and remedies of the Purchaser in respect of any breach of any of the Warranties shall not be affected by Completion, any investigation made by or on behalf of the Purchaser into the affairs of any Group Company, but subject in all cases to the applicable limitations of liability contained in Schedule 6 of this Agreement.
9.5Where any of the Warranties are qualified by the expression “so far as the Seller is aware”, “to the Seller’s knowledge, information and belief, “known to the Seller” or anything similar, such Warranties shall be deemed to be given to the actual knowledge of the Seller and each of the Guarantors after making due and careful enquiry of the Seller, the Guarantors and such of the Guarantors’ direct reports who would reasonably be expected to have knowledge of the subject matter of such Warranty, and none of the Seller or any of the Guarantors shall be imputed to have the knowledge of any other person.
9.6Where any information or documents have been supplied by or on behalf of any Group Company or any employee, director or officer of any Group Company to the Seller, the Guarantors or any advisors of the Seller or any of the Guarantors in connection with the Warranties or any disclosures in the Disclosure Letter, the provisions of such information or documents shall not constitute a warranty, representation or guarantee as to the accuracy of the information or documents from the Group Company or employee, director or officer concerned to the Seller or any of the Guarantors and the Seller and each of the Guarantors hereby irrevocably and unconditionally undertakes to waive any and all Claims which it might otherwise have against the Group Company or employee, director or officer concerned in connection with the supply of such information or documents provided that nothing in this Clause shall operate to limit or exclude any liability for fraud.
9.7Notwithstanding any other provision of this Agreement, the Warranties or any other obligation or liability incurred pursuant to this Agreement given or incurred by the Seller or a Guarantor shall not be, or be capable of being, qualified, limited or discharged by the Disclosure Letter, Schedule 6 or any other provision of this Agreement insofar as and only to the extent there has been any fraud or any deliberate concealment of any facts, matters or circumstances on the part of the Seller or that Guarantor or other person acting on their behalf in relation to any facts, matters or circumstances

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
giving rise to any Warranty Claim or claim by the Purchaser against the Seller or any or all of the Guarantors in respect of a breach of any such obligation or in respect of such liability.
9.8The Warranties (other than the Fundamental Warranties and Guarantor Warranties) are given subject to matters which have been Disclosed but no other information relating to the Group Companies of which the Purchaser or any of its Representatives has knowledge (actual, constructive, implied or imputed) or which could have been discovered (whether by investigation made by the Purchaser or made on its behalf) shall prejudice any Warranty Claim or other claim which may be made by the Purchaser under this Agreement or any of the other Transaction Documents or operate to reduce any amount recoverable.
9.9Each of the Warranties shall (unless the context otherwise requires) apply in relation to the Company each other Group Company as if each reference in such Warranties or any defined term used in such Warranties to the “Company” included an additional reference to each of the other Group Companies.
9.10The Seller agrees that where a claim is made under the W&I Policy and liability is accepted by the Insurers (resulting in either a payment under the W&I Policy or an erosion of any retention under the W&I Policy), such acceptance shall bind the Seller to accept liability in respect of a Covered Warranty Claim made in respect of the same matter, but without prejudice to any limit on the liability of the Seller set out in Schedule 6.
9.11The Business Warranties, Tax Warranties and Fundamental Warranties (together with any other warranties given by the Seller under this Agreement) constitute all of the warranties made by the Seller and the Guarantor Warranties (together with any other warranties gives by the Guarantors under this Agreement) constitute all of the warranties made by the Guarantors, in each case in reliance upon which the Purchaser entered into this Agreement the Call Option and the transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Seller nor any Guarantor gives any warranty to the Purchaser as to the accuracy of any forward looking forecasts, estimates, projections, budgets or management analyses provided to the Purchaser or the Purchaser’s Group or any of their directors, officers, employees, agents or advisers on or prior to the Completion Date, including in any presentation materials and the documents provided in the Data Room (including the legal due diligence questionnaire and responses or other reports) or in any teaser or information memorandum as part of any discussions with the Seller, its directors, officers, employees, agents or advisors, or as to the profitability and financial performance of the Group after Completion (Forward Looking Statements).
9.12The Purchaser warrants to the Seller as at Completion as follows:
9.12.1the Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement;
9.12.2the Purchaser has obtained all corporate authorisations required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is (or is proposed to be) a party;
9.12.3this Agreement and the Transaction Documents to be entered into by the Purchaser will, when executed, constitute valid and binding obligations of the Purchaser;
9.12.4no consent, waiver, approval, order or authorization of any court, governmental agency or regulatory body is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any other Transaction Document to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby, other than as may be required under applicable securities laws;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
9.12.5upon Completion and issuance to the Seller, the Consideration Shares shall be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Encumbrances other than pursuant to applicable securities laws;
9.12.6the Purchaser has filed or furnished, as applicable, forms, statements, reports and schedules required to be filed or furnished (as applicable) by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act), or the Securities Act since 31 December 2018 (collectively, the Purchaser Reports). Each of the Purchaser Reports, at the time of its filing or being furnished, and if amended or supplemented, at the time of the last such amendment or supplement, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations of the SEC promulgated thereunder applicable to the Purchaser Reports. As of their respective dates (except to the extent superseded or amended by a subsequent filing with the SEC prior to the date of this Agreement), the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; and
9.12.7each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports filed with the SEC under the Exchange Act fairly presents in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into Purchaser Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with US GAAP consistently applied during the periods involved, except as may be noted therein, and in compliance as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC.
9.12.8Save for any matter Disclosed, it is not at Completion actually aware of any fact, matter or circumstance existing at Completion which it is aware entitles it to bring a Warranty Claim following Completion upon the terms of this Agreement and nor is it formulating any such Warranty Claim and, for the purposes of this Clause 9.12.8, the awareness of the Purchaser shall be deemed to be and shall be limited to the actual awareness of Dan Emerson, Seb Belcher and Michael Worosz only.
10.Indemnities and Tax Covenant
10.1Without prejudice to any of the rights of the Purchaser under any other Clause of this Agreement, but subject in all cases to the applicable limitations of liability contained in this Agreement, the Seller covenants to pay on demand to the Purchaser an amount equal to all Losses suffered or incurred by any Group Company or any member of the Purchaser’s Group arising as a result of or in relation to or in connection with:
10.1.1the Reorganisation;
10.1.2any Claim of any person employed or engaged by or providing services to any Group Company at any time prior to Completion in relation to (a) any Group Company not beneficially and legally owning, or (b) any compensation, fee or consideration for or other right in respect of the creation, assignment, waiver, ownership of or a Group Company Exploiting any Intellectual Property in any software and other works which is the product of such person’s services;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
10.1.3any Group Company’s failure to comply with any applicable laws in Serbia prescribing the equal-work equal-pay rule by any Group Company;
10.1.4any order, determination or award made by any tribunal, court, judicial, regulatory, taxation or governmental authority that any contractor, consultant of or other person providing services to any Group Company (a Contractor) (or where the Contractor is a corporate entity, the individual(s) nominated by the Contractor to provide the services to a Group Company on its behalf) is an employee of or worker for any Group Company, together with all fees, costs and expenses reasonably incurred by the Company or Group in connection with or arising out of any such claim, determination, order or award or any employment-related Claim or any Claim based on worker status (including reasonable fees costs and expenses incurred by any Group Company, including the costs of settling and compromising any such Claims) brought by any Contractor against any Group Company arising out of or in connection with the provision of services by him or it to a Group Company
10.1.5any Group Company's failure to comply with Data Protection Laws prior to Completion;
10.1.6any rights or entitlements held, claimed or asserted or any other Claim by any person (other than the Seller) in respect of any shares or securities or option or right to or any payments by reference to the value of any shares or securities in any Group Company other than payments and any Employee Tax Liability and Other Transaction Bonus Liabilities payable in connection with such payments not exceeding in total [***] to the Prospective Equity Recipients pursuant to Clause 6.3.4; and
10.1.7any liability of any Group Company including an obligation to make any payment to any person (including in respect of any Tax payable in connection with any such payment) in respect of the Success Sharing Plan arising on, prior to Completion or following Completion or in connection with the sale of the Shares and the Call Option Shares in excess of the Transaction Bonuses Amount or the Success Sharing Plan Milestone Amount.
10.2The provisions of Schedule 9 and, as and to the extent applicable, Schedule 6 shall apply in respect of Taxation.
11.Warranty and Indemnity Insurance
11.1The Purchaser shall deliver a copy of the W&I Policy to the Seller as soon as practicable (and in any event within one (1) Business Days) after Completion. The Purchaser shall not, without the prior written consent of the Guarantor’s Representative (such consent not to be unreasonably withheld, delayed or conditioned), amend, modify or otherwise change, terminate or waive any provision of the W&I Policy: (a) in any manner that would increase or expand the ability or rights of the W&I Insurer under such policy to bring any action against, or otherwise seek recourse from the Seller or any Guarantor; (b) that would result in an increased retention or deductible under the W&I Policy; or (c) that would otherwise be adverse in any material respect to the Seller or the Guarantors.
11.2Subject to Clause 9.7 and Paragraph 8 of Schedule 6 respectively, the Purchaser’s sole recourse with respect to any liability of the Seller for Covered Warranty Claims in excess of the Retention Payment, shall be against the Insurer.
11.3The Seller acknowledges that the W&I Policy is provided to the Seller on a strictly confidential basis and that the Purchaser does not waive any privilege, including legal professional privilege, that attaches to the W&I Policy or the documents or matters referred to in such policy.
11.4If after the signing of this Agreement, the Seller or any Guarantor obtains actual knowledge of any event, fact, matter or circumstance that Seller or such Guarantor understands is reasonably likely to give rise to a Covered Warranty Claim, the Seller shall notify the Purchaser in writing as soon as

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
practicable setting out such details of the event, fact, matter or circumstance as are available to the Seller and/or any Guarantor; provided that no failure or delay of Seller or such Guarantor in providing such notice shall be a breach of this Clause 11.4 except to the extent that: (a) as a direct result of such failure of delay Purchaser is actually and materially prejudiced and (b) solely as a result of such failure or delay, Purchaser is unable to bring a claim under the W&I Policy; provided, further, that if the foregoing clauses (a) and (b) are satisfied, any such breach of this Clause 11.4 shall be treated under Schedule 6 as a Relevant Indemnity Claim.
12.Power of Attorney
12.1Pending registration of the Purchaser as the owner of the Shares in the Company’s register of members, the Seller hereby appoints the Purchaser with effect from Completion to be its attorney in its name and on its behalf to exercise such of the rights and privileges attaching to the Shares as the Purchaser shall, in its absolute discretion, see fit, as if the Purchaser was so registered and in particular (but without prejudice to the generality of the foregoing):
12.1.1to attend and vote at any general meeting of the Company and at any adjournment thereof;
12.1.2consent to any such meeting being held at shorter notice than required under the constitution of the Company or the Companies Act;
12.1.3to approve, sign, complete and deliver on its behalf any form of stock transfer in respect of the Shares in statutory form; and
12.1.4to sign any written resolution of the Company.
12.2The Purchaser shall have the power to delegate the performance of its powers and rights under this Clause 12 to any director for the time being of the Purchaser and the Seller undertakes to ratify anything which the Purchaser shall lawfully do or purport to do by virtue of this Clause.
12.3The parties agree that the power of attorney granted under this Clause 12 shall (save in the event of any termination of this Agreement in accordance with its terms) be irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971 and section 20 of the Powers of Attorney Act 1996 until the date on which the Purchaser is registered as the holder of the Shares in the register of members of the Company and shall at all times, both during and after the said period, be conclusively binding on the Seller.
13.Tax
13.1Save as set out in Clause 4 and/or Clause 14, all sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this Agreement or as may be required by law.
13.2If any deduction or withholding is required by law from any sum payable by any party (in this Clause 13, the Payor) under this Agreement to another person (in this Clause 13, the Payee) (other than any of the Consideration payable to the Seller) then, except in relation to interest, the Payor shall be obliged to pay the Payee such additional sum as will, after such deduction or withholding has been made, leave the Payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
13.3If any sum paid or payable to the Purchaser or any member of the Purchaser’s Group under this Agreement (original sum) is or will be chargeable to Tax, the Seller shall be obliged to pay on demand such additional sum to the Purchaser or such member of the Purchaser’s Group as will ensure that, after payment of the Tax, the Purchaser or such member of the Purchaser’s Group is left with an amount equal to the original sum, and for these purposes a sum shall be regarded as chargeable to Tax in circumstances where it would have been chargeable to Tax but for some Relief available to the Purchaser or member of the Purchaser’s Group.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
14.Set-Off against a Relevant Payment
14.1Subject to applicable limitations of liability contained in this Agreement, if on any Relevant Payment Date:
14.1.1a Due Amount (or any part of it) is outstanding, the Purchaser shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Seller’s liability to pay the Due Amount by way of set-off against the Relevant Payment, and to treat its obligation to make the Relevant Payment as being reduced (and therefore the Purchaser’s obligation to make the Relevant Payment shall be replaced by an obligation to make the Relevant Payment as reduced) pro tanto by the amount so set off; and/or
14.1.2there is an Outstanding Claim, the Purchaser shall be entitled (at its sole discretion) to:
(a)withhold from the Relevant Payment an amount equal to the Estimated Liability or, if lower, the full amount of the Relevant Payment (Retained Sum); and
(b)defer payment of the Retained Sum until such time as the Outstanding Claim has become a Resolved Claim when the Retained Sum shall be set off or paid pursuant to Clause 14.2.
14.2Subject to all applicable limitations of liability contained in this Agreement, where a Retained Sum has been withheld by the Purchaser pursuant to Clause 14.1.2 in respect of an Outstanding Claim, upon such Outstanding Claim becoming a Resolved Claim the Purchaser shall:
14.2.1be entitled (at its sole discretion) satisfy all (to the extent possible) or part of the Seller’s liability to pay the Due Amount in respect of the relevant Resolved Claim by way of set-off against the corresponding Retained Sum, and to treat its obligation to pay the Retained Sum as being reduced (and therefore the Purchaser’s obligation to pay the Retained Sum shall be replaced by an obligation to make the Retained Sum (subject to clause 14.2.2) as reduced) pro tanto by the amount so set off in respect of such Outstanding Claim and any other Resolved Claim; and
14.2.2pay to the Seller the balance of the corresponding Retained Sum (if any) as reduced a) pro tanto by the amount set off pursuant to Clause 14.2.1 in respect of such Outstanding Claim and any other Resolved Claim not satisfied by the Retained Sum (or payment by the Seller) in respect of such Resolved Claim and b) by the amount of an Estimated Liability as exceeds the Retained Sum in respect of any other Outstanding Claim which has not become a Resolved Claim (the amount of such Estimated Liability as so reduces the amount to be paid by the Purchaser in respect of a Resolved Claim pursuant to this Clause 14.2.2 to be added to the Retained Sum in respect of such other Outstanding Claim). Such payment shall be made by the Purchaser within 10 Business Days of the Outstanding Claim becoming a Resolved Claim.
14.3Nothing in this Clause 14 shall prejudice, limit or otherwise affect:
14.3.1any right or remedy the Purchaser may have against the Seller from time to time, whether arising under this Agreement or any Transaction Document or otherwise (other than in respect of such of a Due Amount which has been set off against a Reserved Sum pursuant to Clause 4.2.1 or a Retained Sum pursuant to Clause 14.2.1; or
14.3.2the Purchaser’s right to recover against the Seller (other than in respect of such of a Due Amount which has been set off against a Reserved Sum pursuant to Clause 4.2.1 or a Retained Sum pursuant to Clause 14.2.1), whether before or after a Relevant Payment is made in accordance with this agreement.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
14.4The amount of a Retained Sum withheld by the Purchaser in accordance with this Clause 14 shall not be regarded as imposing any limit on the amount of any claims under this Agreement or any Transaction Document; subject in all cases to all applicable limitations of liability contained in this Agreement.
14.5If a Due Amount is not satisfied in full by way of set-off under Clause 14.1.1 or Clause 14.2.1, nothing in this Agreement shall prevent or otherwise restrict the Purchaser’s right to recover the balance from the Seller and the Due Amount (to the extent not so satisfied) shall remain fully enforceable against the Seller, but subject in all cases to all applicable limitations of liability contained in this Agreement.
15.Restrictive Covenants

15.1In order to assure to the Purchaser the full benefit of its acquisition of the Shares and (subject to the acquisition of the Call Option Shares) the Call Option Shares and of the businesses, Intellectual Property Rights, Know-How and goodwill of the Group Companies, each of the Seller and, solely on behalf of itself, each Guarantor (collectively, as referred to in this Clause 15, the Restricted Parties) undertakes to the Purchaser and each member of the Purchaser’s Group that it shall not (and, in the case of the Seller, shall procure that none of its Seller Affiliates shall), either alone or by or through their Seller Affiliates or Guarantor Affiliates (as applicable), employees, agents or otherwise howsoever or in conjunction with or on behalf of or for any other person, or as a shareholder, member, partner, manager, agent, director, officer, consultant or employee of any other person or in any other capacity whatsoever, directly or indirectly do any of the following things:
15.1.1for a period of seven (7) years following Completion in the case of the Seller or, in the case of any Guarantor, at any time after Completion while the applicable Founder Guarantor is employed and until the date that is seven (7) years following termination of such Founder Guarantor’s employment (other than in circumstances where the relevant activity is undertaken whilst the Seller or Guarantor continues to be employed or engaged by any member of the Purchaser’s Group and is in accordance with the terms, for the purposes and is in the proper course of such employment or engagement), directly or indirectly:
(a)libel, slander or disparage the Purchaser or any member of the Purchaser’s Group in any manner that is harmful to the business or business reputation of such member of the Purchaser Group; provided that such restrictions shall not (i) apply to any truthful statements made to any governmental agency or regulatory body where such statements were required to be made by law (including but not limited to communications made in the course of any government investigation or other action), (ii) prohibit such Restricted Party or its Affiliates from cooperating with any governmental agency or regulatory body to the extent such cooperation is required by law, (iii) prohibit such Restricted Party or its Affiliates from testifying truthfully pursuant to subpoena, as required by valid legal process, or as otherwise required by applicable law, or (iv) prohibit such Restricted Party or its Affiliates from conferring in confidence with its personal legal representatives or other professional advisors;
(b)use or otherwise seek to exploit any Intellectual Property or confidential information owned or used by any member of the Purchaser’s Group including, without limitation, the word or phrase “Nordeus” (save for the inclusion of “Nordeus” in the registered company name of the Seller, and the Seller shall procure that its registered company name is changed to remove “Nordeus” as soon as reasonably practicable following Completion) “Top Eleven” or in each case any other names or words colourably similar to or likely to be confused with it or use in any way any distinctive name, mark, style or logo used by member of the Purchaser’s Group whether by using such names as part of a corporate name, trade name, domain name, product name or otherwise; or

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
(c)claim, represent or otherwise indicate any present association with any member of the Purchaser’s Group for the purpose of obtaining or retaining any business or customer; or
(d)take any affirmative action which is intended to result in any person ceasing to do business with any member of the Group; provided that nothing in this clause (d) shall in itself prohibit any Restricted Party from competing in the ordinary course with any Group Company or any member of the Purchaser’s Group following the expiration of the Relevant Period.
15.1.2for the duration of the Relevant Period:
(a)own all or any part of or be engaged or economically interested or have any proprietary interest in any trade, business or venture which carries on or is engaged in any Relevant Business and which competes with or is intended to compete with any part or parts of the business of any Group Company in the period of 24 months prior to and including Completion or following Completion;
(b)other than in circumstances where the relevant activity is undertaken for the purposes of the Seller’s or Guarantor’s employment or engagement by any member of the Purchaser’s Group and is required for the purposes of and in furtherance of any Relevant Business carried on by any member of the Purchaser’s Group order or request the provision of services by, or otherwise accept any goods or services from, a Restricted Supplier (other than general services companies and/or technology providers providing generally available services);
(c)other than in circumstances where the relevant activity is undertaken for the purposes of the Seller’s or Guarantor’s employment or engagement by any member of the Purchaser’s Group and is required for the purposes of and in furtherance of any Relevant Business carried on by any member of the Purchaser’s Group, approach, solicit, interfere with or otherwise deal with (or procure or assist any person to do any of the foregoing) any Restricted Supplier with the intent to:
(i)receiving or being granted goods, services and/or rights from any Restricted Supplier in competition with any Relevant Business;
(ii)solicit any Restricted Supplier away from any member of the Purchaser’s Group or any Relevant Business or procure any termination or reduction in the level of goods or services supplied or rights licensed to any member of the Purchaser’s Group or any Relevant Business by any Restricted Supplier;
(iii)adversely affect the terms and conditions upon which any goods, services and/or rights may be supplied or licensed by or to any member of the Purchaser’s Group or any Relevant Business to or by any Restricted Supplier; or
(d)employ or engage or offer to employ or engage or solicit the employment or engagement of any Key Person, in each case who is then (or was in the six months prior to then) employed or engaged by any member of the Purchaser’s Group (whether or not any Key Person would commit any breach of their contract of employment or engagement as a consequence) or procure or assist any third party to do any of the foregoing; provided that, Seller shall not be prohibited from soliciting, employing or engaging such employees pursuant to or

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
as a result of any bona fide public advertisement or posting or other form of general solicitation for employment that is not specifically directed or targeted at any or all of such employee or freelancer.
15.2Nothing in Clause 15.1 shall prohibit:
15.2.1any Restricted Party from holding any interest in any securities listed or dealt in on any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000 of the United Kingdom) if such Restricted Party, together with its Affiliates and any other Restricted Party and its Affiliates, are together interested in securities which amount in aggregate to less than 3% of the issued securities of that class and which in all circumstances carry in aggregate less than 3% of the voting rights (if any) attaching to the issued securities of that class, provided that, except by the virtue of the exercise of any voting rights attaching to the securities, neither such Restricted Party nor any of its Affiliates is involved in the management of the business of the issuer of the securities or any subsidiary undertaking of that issuer;
15.2.2any Restricted Party from being (together with any other Restricted Party and its Affiliates) a passive investor in, not more than in aggregate one percent (1%) of the equity or other securities of a privately-held corporation or entity that is not engaged in a Relevant Business, including, without limitation, any venture capital, private debt or equity investment fund or similar investment; or
15.2.3any member of Management being a director or officer of, serving in an advisory capacity to, or being a passive investor in a corporation or entity that is engaged in a Relevant Business (a Restricted Studio); provided that:
(a)he shall notify the Purchaser of any such role or investment and such other information as reasonably requested by the Purchaser prior to taking up such role or making such investment or any change to such role or investment upon such change;
(b)where (i) he wishes to have such a role or investment in a Restricted Studio that has annual revenue of $10 million or more or (ii) the annual revenue of a Restricted Studio in which he has an existing role or investment increases to be $10 million or more or (iii) he will hold securities that carry 10% or more of the votes at any meeting of such Restricted Studio, such new role, investment or holding or the continued role or holding of such existing investment shall be subject to the Purchaser’s prior written consent; provided that, for the avoidance of doubt, in the case of clause (ii), so long as the original acquisition of such investment was not made in violation of this Clause 15.2.3, in no event shall such member of Management be required to divest his Investment in such Restricted Studio;
(c)any such role or investment shall not conflict with his interests and duties as an employee or officer of and services to or be detrimental to the interests and operations of any Group Company nor impact on, interfere with or adversely affect his day to day activities with the Group and the interests of the Group shall prevail and he shall not disclose any Confidential Information in breach of this Agreement or his employment contract with the Group as part of such role or investment; and
(d)any such role or investment shall be subject always to any code of conduct of the Purchaser’s Group in force from time to time, provided that if the code of conduct changes, he shall be given at least 30 days to respond to such a change and further provided that, in the event of any conflict between any prohibitions

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
imposed by such code of conduct and the specific permissions included in this Clause 15.2, the specific permissions included in this Clause 15.2 shall override any such prohibitions in such code of conduct.
15.3Each of the Seller and, solely as to itself, the Guarantors undertake that, without prejudice to their obligations in relation to confidentiality, on receipt of any offer for the provision of services by Seller or such Guarantor from any third party, the acceptance of which would violate the restrictive covenants set forth Clause 15.1.2, then Seller or such Guarantor, as applicable, will promptly inform Purchaser of such offer.
15.4The restrictions contained in Clause 15.1 (which are without prejudice to each other) have been carefully considered by the Seller and the Guarantors and are considered reasonable and necessary by the parties for the proper protection of the business, Intellectual Property Rights, Know-How and goodwill of the Group Companies (including the Business) and the legitimate interests of the Purchaser’s Group, but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.
15.5Without prejudice to any other rights or remedies that the Purchaser may have, each of the Seller and the Guarantors acknowledge and agree that damages alone may not be an adequate remedy for any breach by them of the provisions of this Clause 15 and that, accordingly, the Purchaser shall be entitled, without proof of special damage, to seek the remedies of injunction, specific performance and/or any other equitable relief for any threatened or actual breach of the provisions of this Clause 15 by the Seller or any Guarantor.
15.6Each of the obligations of the Seller and the Guarantors contained in the provisions of this Clause 15:
15.6.1constitutes an entirely separate and independent restriction on the Seller and each of the Guarantors notwithstanding that they may be contained in the same clause, Paragraph, sentence or phrase; and
15.6.2is intended for the benefit of the Purchaser and each member of the Purchaser’s Group.
15.7If any of the provisions of this Clause 15 shall be void, unlawful or unenforceable the validity, lawfulness or enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
16.Lock-Up
16.1The Seller and each of the Guarantors hereby undertakes to the Purchaser not to transfer, pledge, sell, grant any option over or otherwise dispose of any Consideration Shares issued to it in connection with this Agreement or, in the case of any Guarantor or Seller Shareholder, transferred by the Seller to it in accordance with Clause 16.2(a) below, provided that each of them shall be entitled to transfer:
16.1.1an amount equal to 1/3 of the Consideration Shares held by them from the Completion Date;
16.1.2an amount equal to 1/3 of the Consideration Shares held by them from the date falling three months after the Completion Date; and
16.1.3an amount equal to 1/3 of the Completion Shares held by them from the date falling six months after the Completion Date.
16.2Notwithstanding Clause 16.1, the Seller shall be entitled to transfer all or part of the Consideration Shares before the expiration of the relevant periods set out in Clause 16.1: (a) to the Guarantors and Seller Shareholders, provided that prior to any such transfer the Seller procures that any Guarantor or Relevant Shareholder to whom Consideration Shares are transferred executes a lock-up undertaking

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
in favour of the Purchaser in a form acceptable to the Purchaser, (b) in the case of any tender offer for the shares of the Purchaser (whether such tender offer is supported or not supported by the Board of Directors of the Purchaser) or (c) in connection with a delisting (without any reasonably contemporaneous re-listing on the same or a different exchange) of the Consideration Shares or a third party acquisition of or other third party business combination transaction with the Purchaser.
17.Guarantee and Indemnity
17.1Subject in all cases to all applicable limitations of liability contained in this Agreement, each of the Guarantors, severally (in accordance with their respective Relevant Percentage, provided that the liability of each Founder Guarantor and his Relevant Holding Company shall be joint and several as between them) and not jointly, irrevocably and unconditionally:
17.1.1guarantees to the Purchaser, as principal obligor, the due and punctual performance and observance by the Seller of all of its obligations, commitments, warranties, undertakings, liabilities, indemnities and payment obligations under or pursuant to this Agreement, the Call Option Agreement and/or any other Transaction Document (the Guaranteed Obligations);
17.1.2undertakes to the Purchaser that, if at any time the Seller fails to perform any of the Guaranteed Obligations, including any failure to pay any amount when due to the Purchaser, under or in connection with this Agreement and/or any other Transaction Document, he or it will, promptly upon demand by the Purchaser, (a) use best efforts to procure the performance of the Guaranteed Obligations (other than any monetary payment obligations) that have not been performed by the Seller, or (b) in the case of any monetary payment obligations, pay to the Purchaser his or its Relevant Percentage of that amount that has not been paid, as though those Guaranteed Obligations, or obligation to pay his or its Relevant Percentage of such amount, had been incurred by Guarantor as sole or principal obligor; and
17.1.3as a separate, independent and primary obligation, shall at all times indemnify and keep the Purchaser fully and effectively indemnified on demand against any and all Losses which the Purchaser may incur or suffer as a result of any breach by the Seller of any of the Guaranteed Obligations.
(the Guarantee and Indemnity).
17.2The Guarantee and Indemnity is to be a continuing guarantee and security which shall remain in full force and effect until all of the Guaranteed Obligations of the Seller under this Agreement have been performed or satisfied and the Guarantee and Indemnity is in addition to, and without prejudice to and not in substitution for, any other right, security or remedy that the Purchaser may now or hereafter have or hold in respect of any of the Guaranteed Obligations of the Seller.
17.3The liability of each of the Guarantors under the Guarantee and Indemnity shall not be affected, impaired, reduced, released or discharged by reason of any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate any of the Guarantors from his obligations hereunder including, without limitation:
17.3.1any amendment, variation or modification of this Agreement (save where such amendment, variation or modification amends, varies or modifies a Guaranteed Obligation in which case the Guarantee and Indemnity shall apply to such Guaranteed Obligation as amended, varied or modified); or
17.3.2the Seller or any Guarantor becoming insolvent, going into receivership, winding-up or liquidation or having an administrator appointed or becoming subject to any analogous proceedings or event.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
17.4Except as and to the extent expressly provided otherwise herein, including pursuant to any applicable limitations of liability contained in this Agreement, the Guarantee and Indemnity shall continue in full force and effect, and the Guarantee and Indemnity shall remain enforceable against and recoverable from the Guarantors as though the same had been incurred by the Guarantors as sole and principal obligor, notwithstanding:
17.4.1that any obligation of the Seller or any Guarantor becomes wholly or partly void, invalid or unenforceable for any reason; or
17.4.2any legal limitation, disability, incapacity or any change in the constitution of, or any amalgamation or reconstruction of, any of the Guarantors or the Seller or any other matter whatsoever.
17.5The Guarantee and Indemnity shall constitute the primary obligations of the Guarantors; however the Purchaser shall only be able to enforce its rights against the Guarantors under the Guarantee and Indemnity from the date falling seven (7) Business Days after the Seller has failed to perform any of the Guaranteed Obligations and, until such Guaranteed Obligations have been performed , the Seller shall not declare, make or pay and dividends, distributions or make other payments or transfer any assets to its shareholders or third parties.
17.6No delay, forbearance, neglect or omission of the Purchaser in exercising any right, power or privilege under the Guarantee and Indemnity, or in seeking performance of the Guaranteed Obligations or any granting of time for such performance, shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
17.7If at any time any one or more of the provisions of the Guarantee and Indemnity is or becomes invalid, illegal or unenforceable, (a) the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired and (b) each of the Guarantors undertake on demand to make any and all capital injections and other payments into the share capital of the Seller (or to provide alternative funding to the Seller) to enable the Seller to meet any and all of its Guaranteed Obligations.
18.Benefits and Wages Covenant
18.1For the period commencing at Completion and ending twelve (12) months after the Completion (or earlier to the extent a continuing Employee’s employment with a Group Company terminates earlier), except to the extent better terms are provided to any continuing Employee in any offer letter entered into between the Purchaser or any Group Company and any continuing Employee prior to Completion, the Purchaser and the Founder Guarantors agrees that the Group Company shall provide each continuing Employee with base salary, target bonus and employee benefits that are no less in the aggregate than the base salary, target bonus, and other employee benefits provided to such continuing Employee by the applicable Group Company prior to Completion (or, if greater, those provided to similarly situated employees of the Purchaser).
18.2Nothing contained herein, express or implied, (a) is intended to confer upon any continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (b) shall alter or limit the Purchaser’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (c) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.
19.Announcements
19.1The Seller and each of the Guarantors shall, as soon as reasonably practicable, if so requested by the Purchaser on or at any time after Completion, join with the Purchaser in publishing a joint statement

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
to be prepared by the Purchaser regarding the transfer of the Shares to the Purchaser and/or join with the Purchaser in sending a joint statement to be prepared by the Purchaser to such of the Group Company’s suppliers, customers, clients, licensors or licensees as the Purchaser may decide informing them of the transfer of the Shares to the Purchaser.
19.2Save in respect of any announcement made in accordance with Clause 19.1 or which is in the agreed form, no announcement or press release concerning the subject matter of this Agreement or any other Transaction Document or any ancillary matter shall, unless required by law or any regulatory or governmental body (a required document), be made by the Seller or any Guarantor without the prior written approval of the Purchaser provided that in the case of any required document:
19.2.1copies of all drafts of such required document must be supplied to the Purchaser for consideration before being distributed to any third parties;
19.2.2consideration will be given to the comments of the Purchaser on any draft of a required document; and
19.2.3each reference to the Purchaser in any required document shall be subject to the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed.
20.Confidential Information
20.1Each of the Seller and the Guarantors shall before and after Completion treat all Confidential Information as strictly confidential and:
20.1.1will take all reasonable steps to prevent its use and/or disclosure (subject to Clause 20.2);
20.1.2will not themselves make use of (or permit any of his or its Affiliates to make use of) any Confidential Information for a purpose other than the performance of its obligations under this Agreement or any other Transaction Document; and
20.1.3will not disclose Confidential Information to any person (other than in accordance with Clause 20.2).
20.2The Seller and the Guarantors may use and disclose Confidential Information where such disclosure would otherwise be prohibited by Clause 15.1.1(b) or this Clause 20 if and to the extent:
20.2.1required by law, regulation or any competent regulatory body or securities exchange (provided that the Seller or the Guarantor concerned must first inform the Purchaser of his or its intention to disclose such information and take into account the reasonable comments of the Purchaser before making such disclosure);
20.2.2 required to report a criminal offence to the police;
20.2.3required for the purposes of any arbitral or judicial proceedings arising out of this Agreement and/or any of the other Transaction Documents;
20.2.4(in respect of each Founder Guarantor only) whilst such Founder Guarantor continues to be employed or engaged by any member of the Purchaser’s Group and is in accordance with the terms, for the purposes and is in the proper and ordinary course of such employment or engagement; or
20.2.5such use or disclosure is approved in advance in writing by the Purchaser.
20.3Notwithstanding the termination of this Agreement for whatever reason, the obligations and restrictions in this Clause 20 shall continue without limit of time.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
21.Payments
21.1Any funds payment required to be made pursuant to this Agreement by the Purchaser shall be made to the Seller’s Attorneys’ Bank Account in immediately available cleared funds by electronic transfer in US Dollars on the due date for payment, or such other account as the Seller may from time to time nominate in writing to the Purchaser on not less than five (5) Business Days’ notice. Receipt of such funds in the relevant bank account shall be an effective discharge of the obligation of the Purchaser to pay any relevant sum to the Seller and the Purchaser shall not be concerned to see the application of the monies so paid.
21.2Any funds payment required to be made pursuant to this Agreement by the Seller or any Guarantor shall be made in immediately available cleared funds by electronic transfer in US Dollars on the due date for payment, to such account as the Purchaser may from time to time nominate in writing to the Seller on not less than five (5) Business Days’ notice. Receipt of such funds in the relevant bank account shall be an effective discharge of the obligation of the Seller or any relevant Guarantor to pay any relevant sum to the Purchaser.
22.Effect of Completion
Any provision of this Agreement and/or any other Transaction Document which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion, subject in all cases to all applicable limitations of liability contained in this Agreement.
23.Notices
23.1Any notice or other communication given under this Agreement shall be in writing and shall be delivered personally or sent by first class post (or airmail if overseas) or by email, to the party due to receive the notice or communication, at its address set out in Clause 23.2 or such other address which may from time to time be notified by a person to the other parties in writing as being its usual address.
23.2The addresses of the Seller and the Purchaser for the purposes of this Agreement shall be:

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

The Seller:
Address: Email:	3rd Floor, Kilmore House Park Lane, Spencer Dock, Dublin 1 Dublin, Ireland [***] [***]
Notices to be marked for the attention of:	Branko Milutinović
With a copy to:
Fenwick & West LLP
801 California Street
Mountain View, CA, USA 94041
Attention: Mark Stevens; Scott Behar
Email: mstevens@fenwick.com; sbehar@fenwick.com

Arthur Cox LLP
Ten Earlsfort Terrace,
Dublin 2, D02 T380, Ireland
Attention: Connor Manning
Email: connor.manning@arthurcox.com

The Purchaser:
Address: Email:	c/o Take-Two Interactive Software, Inc., 110 West 44th Street, New York, NY 10036, USA [***]
Notices to be marked for the attention of:	Daniel Emerson
With a copy to:	Harbottle & Lewis LLP, 7 Savoy Court, London WC2R 0EX marked for the attention of Mark Phillips (email: mark.phillips@harbottle.com)

23.3A notice or other communication shall be deemed given:
23.3.1if delivered personally, upon delivery at the address referred to in Clause 23.1;
23.3.2if sent by first class post (other than airmail), 2 Business Days after the date of posting;
23.3.3if sent by airmail, 5 Business Days after the date of posting; and
23.3.4if sent by email, at the time of sending, provided that receipt shall not occur if the sender receives an automated message that the email has not been delivered to the recipient, provided that where delivery or transmission occurs after 18.00 on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 09.00 on the next following Business Day.
23.4In proving the giving of notice, it shall be sufficient to prove that the envelope containing the notice was properly addressed to the relevant party and delivered either to that address or posted as first class post (or registered airmail if overseas).
23.5For the purposes of clause 23.3, all references to time are to local time in the place of receipt. For the purposes of notices by email, the place of receipt is the place in which the party to whom the notice is sent has its postal address for the purposes of this Agreement.
24.Guarantors’ Representative
24.1Each Guarantor hereby appoints the Seller (the Guarantors’ Representative) to act as its or his representative in connection with any and all matters contained in this Agreement and any other

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Transaction Documents (other than any contract of employment to which a Guarantor may be a party which comprises a Transaction Document to which the provisions of this Clause 24 shall not apply) and unconditionally and irrevocably agrees and acknowledges that the Guarantors’ Representative shall be fully authorised to act on its or his behalf in all matters concerning this Agreement and any other Transaction Documents (including, without limitation, to give any notice, approval, consent or agreement which may be required in connection with this Agreement and/or any other Transaction Documents on its or his behalf) and that the Purchaser shall be entitled to rely on the Guarantors’ Representative in respect of such matters with the intention that where the approval, consent or agreement of the Guarantors or any of them is required pursuant to any provision of this Agreement and/or any of the other Transaction Documents, such approval, consent or agreement shall be deemed to have been given if the approval, consent or agreement of the Guarantors’ Representative is obtained.
24.2Any notice or other communication to be sent to any or all of the Guarantors by the Purchaser under the terms of this Agreement or any of the other Transaction Documents shall be effective for all purposes if served on the Guarantors’ Representative and the Guarantors’ Representative shall hereby be authorised to accept any such notice.
25.Liability of the Seller and the Guarantors
25.1Save where expressly stated to the contrary in this Agreement, all obligations and liabilities of the Seller and/or each of the Guarantors in respect of any and all agreements, warranties, indemnities, covenants, undertakings and other obligations and liabilities under this Agreement (including, without limitation, in respect of any breach of the Warranties) shall be several and not joint and several; provided that, notwithstanding anything to the contrary herein and for the avoidance of doubt, the liability of each Founder Guarantor and his Relevant Holding Company shall in all cases be joint and several as between them.
25.2If any liability of one or more but not all of the Seller or the Guarantors is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the Seller or other Guarantors under this Agreement.
25.3The Purchaser may take action against any Founder Guarantor and his Relevant Holding Company who are jointly and severally liable in respect of any obligation or liability and may release or compromise in whole or in part the liability of the Seller and/or any one or more of the Guarantors (or grant any one or more of them any time or other indulgence) without affecting the liability of the Seller or any of the other Guarantors (as applicable). .
26.Entire Agreement
1.1This Agreement and the other Transaction Documents together set out and constitute the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares to the exclusion of any terms implied by law which may be excluded by contract, and supersede all prior agreements, understandings or arrangements (oral or written and in whatever form) in respect of their subject matter.
1.2Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.
1.3Nothing in this clause shall limit or exclude any liability for fraud.
27.Variation
No variation or purported variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties hereto.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
28.Further Assurances
1.1The Seller and each of the Guarantors shall (and shall procure, where it is within his or its power, that all other relevant persons shall) do all such acts and execute all such documents as the Purchaser may from time to time reasonably request on or after Completion in order to fully implement this Agreement and to give the Purchaser the full benefit of its provisions, including, without limitation, to vest in and assure to the Purchaser the full legal and beneficial title to the Share.
1.2The Seller and each of the Guarantors shall, and shall procure that (in the case of the Seller) the Seller Affiliates (other than the Guarantors and the Guarantor Affiliates) and (in the case of each Guarantor) its Guarantor Affiliates shall, (i) retain for a period of 7 years from Completion any books, records and documents which were not (as they were not required to be) delivered or made available pursuant to Clause 7.2.2, to the extent that they relate to the Group Companies or the Business or any other business carried on by any Group Company at Completion insofar as such books, records and documents are not in the possession of the Group Companies and (ii) , if reasonably requested by the Purchaser, allow the Purchaser or the relevant member of the Purchaser’s Group reasonable access to any books, records and documents in their possession or control, in each case to the extent related to the Group Companies or the Business, including the right to take copies, at the Purchaser’s expense, for the purpose of complying with any reporting or filing obligations relating to Tax, accounting or regulatory matters, (b) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Group Companies and/or (c) to enable the Purchaser’s Group to comply with their own Tax obligations or facilitate the management or settlement of their own Tax affairs.
1.3Notwithstanding the foregoing, none of Seller, any Seller Affiliate or any Guarantor shall be required to provide to the Purchaser or any other member of the Purchaser’s Group, or any of their respective Representatives any such access or information referred to in 28.2 (ii) (a) if and to the extent doing so would (i) violate any law to which such Person is subject, (iii) violate any legally-binding obligation of such Person with respect to confidentiality, non-disclosure or privacy or (iv) disapply protections afforded to such Person under the attorney-client privilege or the attorney work product doctrine (provided, that, in case of each of clause (i) through clause (iii), such Person shall use all commercially reasonable efforts to (A) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, obligation or law and (B) provide such information in a manner without violating such privilege, doctrine, obligation or Law), or (b) if such Person, on the one hand, and any member of the Purchaser’s Group, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto (provided, that such Person shall, in the case of clause (i) or clause (ii), provide prompt written notice of the withholding of access or information on any such basis).
29.Assignment
29.1The Purchaser shall be entitled to assign the benefit of (but not its obligations under) all or any part of this Agreement to:
29.1.1any member from to time of the Purchaser’s Group provided that if such assignee or any subsequent assignee from time to time ceases to be a member of the Purchaser’s Group then such assignee or subsequent assignee must, at or before the time that it ceases to be such a member of the Purchaser’s Group, assign the benefit of this Agreement back to the Purchaser or to another member for the time being of the Purchaser’s Group; or
29.1.2any person who may at any time after Completion acquire any shares in the capital of any Group Company or who may acquire the Business or any material part of the Business.
Notwithstanding anything to the contrary herein, in no event shall the Purchaser be entitled to assign its obligations hereunder to pay the Consideration to the Seller, including the Consideration Shares, except with the prior written consent of the Seller and the Guarantors.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
29.2The Purchaser shall be entitled to charge and/or assign the benefit of all or any part of this Agreement to any bank or financial institution or other person by way of security or otherwise for the purposes of or in connection with the financing or refinancing (whether in whole or in part) any Group Company or for the purpose of the acquisition of the Shares and, without limitation to the foregoing, any such bank, financial institution or other person (or any administrative receiver appointed by any of the foregoing or any other person appointed to enforce any such security) may charge or assign such rights on, for the purpose of or in connection with, any enforcement of the security under such finance arrangements.
29.3If at any time the benefit of all or any part of this Agreement is assigned or charged by the Purchaser to any person then the Seller and the Guarantors shall incur no greater liability to the assignee or chargee than it would have had to the Purchaser if any such assignment and/or charge had not taken place or been granted.
29.4The provisions of this Agreement shall bind the successors of the parties and the legal personal representatives, heirs and estates of the parties but, save in the circumstances referred to in Clauses 29.1 and 29.2, the benefit of this Agreement may not be assigned by any party without the prior written consent of (in the case of the Purchaser) the Seller and (in the case of the Seller or any Guarantor) the Purchaser.
30.Invalidity
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction then the legality, validity and enforceability in that jurisdiction of the remaining provisions shall be unaffected and the legality, validity and enforceability in any other jurisdiction of that or any other provision shall be unaffected.
31.Remedies and Waivers
31.1A failure to exercise or delay in exercising any right, remedy or power provided under this Agreement or by law shall not constitute a waiver of the right, remedy or power or a waiver of any other right, remedy or power and shall not affect the other terms of this Agreement. No single or partial exercise of any right, remedy or power shall prevent any further exercise of it or the exercise of any other right, remedy or power.
31.2Except where this Agreement provides otherwise, the rights, remedies and powers provided by this Agreement are cumulative and not exclusive of any rights, remedies or powers provided by law.
31.3Any waiver of a breach of any of the terms of this Agreement or of any default under this Agreement shall not be deemed to be a waiver of any other breach or default and shall not affect the other terms of this Agreement. No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Purchaser.
32.Counterparts
32.1The parties may execute and witness this agreement in any number of counterparts, including electronic counterparts. Each counterpart constitutes an original executed counterpart and all counterparts together constitute one document. This Agreement is not effective until each party has executed and delivered at least one counterpart.
32.2Transmission of a physical or electronic copy of an executed counterpart of this Agreement, whether executed by wet ink or electronic signature, shall take effect as delivery of an original executed counterpart of this Agreement. If this method of delivery is adopted, each party that has executed a counterpart by wet ink signature must provide the other parties with the ‘wet ink’ counterpart as soon as reasonably practicable after delivery (but failure to do so shall not affect the validity, enforceability or binding of this Agreement).

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
32.3Each party may execute and witness this Agreement by any form of electronic signature. An electronic signature is conclusive evidence of a party’s intention to be bound by this Agreement and has the same legal validity and enforceability as a wet ink signature for all purposes.
32.4If a party stores a duly executed copy of this Agreement in an electronic format that maintains its integrity and allows unchanged reproduction of the stored information, this constitutes an original of this Agreement and may be relied on as evidence of this Agreement.
33.Costs and Expenses
Except as otherwise provided in this Agreement, all costs and expenses incurred by or on behalf of the parties to this Agreement in connection with the preparation, negotiation and implementation of this Agreement and/or any of the other Transaction Documents will be borne solely by the party who incurred them. The Seller and the Purchaser will each pay 50% of any fees, costs and expenses in respect of the W&I Policy with the Seller’s portion to be treated as Transaction Costs.
34.Governing Law and Jurisdiction
This Agreement (together with any contractual or non-contractual obligations arising from or connected with this Agreement) shall be governed by and construed in accordance with the laws of Ireland. Any dispute arising out of or connected with this Agreement, including a dispute as to the validity or existence of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement, shall be resolved by arbitration in Dublin, Ireland conducted in English by a single arbitrator pursuant to the LCIA Rules. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Ireland to support and assist the arbitration process including if necessary the grant of interlocutory relief pending the outcome of that process.
35.Agent for service of process
35.1The Seller and each of the Guarantors hereby irrevocably appoints Arthur Cox LLP of 10 Earlsfort Terrace, Dublin 2 as its agent to accept service of process in Ireland in any legal action or proceedings arising out of or in connection with this Agreement or any Transaction Document, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller or relevant Guarantor.
35.2The Purchaser hereby irrevocably appoints Take-Two Interactive Software Ireland Limited of Marine House, Clanwilliam Place, Dublin 2, Ireland as its agent to accept service of process in Ireland in any legal action or proceedings arising out of or in connection with this Agreement or any Transaction Document, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.
35.3The Seller shall inform the Purchaser and the Purchaser shall inform the Seller in writing of any change of address of such process agent appointed by it (and, in the case of the Seller, appointed by the Guarantors) within 14 days of such change.
35.4If any such process agent ceases to be able to act as such or to have an address in Ireland, the party or parties who appointed such process agent irrevocably agrees to appoint a new process agent in Ireland (in the case of the Seller and the Guarantors) acceptable to the Purchaser and (in the case of the Purchaser) acceptable to the Seller or the Guarantors’ Representative and to deliver to (in the case of the Seller and the Guarantors) the Purchaser and (in the case of the Purchaser) the Seller or Guarantor’s Representative within 14 days a copy of a written acceptance of appointment by the process agent.
35.5Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.
IN WITNESS of which this Agreement has been duly executed and delivered as a deed on the day and year first above written.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Schedule 1
The Guarantors

(1)	(2)
Names and Addresses of Guarantors	Relevant Percentage
Pilot’s Dream Limited (registered number: 526417) 3rd Floor, Kilmore House Park Lane, Spencer Dock Dublin 1 Dublin, Ireland Attention: Branko Milutinović	[***]
Branko Milutinović [***]
Samurai Actor Limited (registered number: 526419) 3rd Floor, Kilmore House Park Lane, Spencer Dock Dublin 1 Dublin, Ireland Attention: Ivan Stojisavljević	[***]
Ivan Stojisavljević [***]
Ultimo Dragon Limited (registered number: 526418) 3rd Floor, Kilmore House Park Lane, Spencer Dock Dublin 1 Dublin, Ireland Attention: Milan Jovović	[***]
Milan Jovović [***]

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Schedule 2

Particulars of the Company and the Subsidiaries
Part A: Particulars of the Company

Name	Nordeus Limited
Registered Number	526421
Date of Incorporation	18 April 2013
Place of Incorporation	Ireland
Former Names	None
Registered Office	3rd Floor, Kilmore House, Park Lane, Spencer Dock, Dublin 1, Dublin, Ireland
Directors	Branko Milutinović Ivan Stojisavljević Milan Jovović Kevin Butler Martin Carr Stephen Healy
Company Secretary	TMF Administration Services Limited
Authorised Share Capital	EUR1,000,000 divided into 1,000,000,000 ordinary shares of EUR0.001 each
Issued Share Capital and Registered Holders	Nordeus Holding Limited – 1,000 ordinary share of EUR0.001
Accounting Reference Date	31 December
Outstanding Charges	None

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Part B: Particulars of the Subsidiaries

Name	Almost There Entertainment Limited
Registered Number	618750
Date of Incorporation	15 January 2018
Place of Incorporation	Ireland
Former Names	None
Registered Office	3rd Floor, Kilmore House, Park Lane, Spencer Dock, Dublin 1, Dublin, Ireland
Directors	Stephen Healy Milan Jovović
Company Secretary	TMF Administration Services Limited
Authorised Share Capital	EUR100 divided into 100 shares of EUR1 each
Issued Share Capital and Registered Holders	Nordeus Limited – 1 share of EUR1
Accounting Reference Date	31 December
Outstanding Charges	None

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Name	Preduzeće za projektovanje i razvoj softvera Nordeus doo Beograd (Novi Beograd)
Registered Number	20622849
Date of Incorporation	16 March 2010
Place of Incorporation	Serbia
Former Names	N/A
Registered Office	Bulevar Milutina Milankovića 11, Novi Beograd, Belgrade, Serbia
Directors	Milan Jovanović Branko Milutinović Ivan Stojisavljević Uroš Sretenović
Company Secretary	N/A
Authorised Share Capital	RSD 51,486.70
Issued Share Capital and Registered Holders	Nordeus Limited – RSD 46,338.03 Preduzeće za projektovanje i razvoj softvera Nordeus doo Beograd (Novi Beograd) – RSD 5,148.67
Accounting Reference Date	31 December
Outstanding Charges	None

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Name	Nom Nom Nom d.o.o. Beograd – Novi Beograd
Registered Number	21308129
Date of Incorporation	28 July 2017
Place of Incorporation	Serbia
Former Names	N/A
Registered Office	Bulevar Milutina Milankovića 11, Novi Beograd, Belgrade, Serbia
Directors	Uroš Sretenović
Company Secretary	N/A
Authorised Share Capital	RSD 14,400,000.00
Issued Share Capital and Registered Holders	Preduzeće za projektovanje i razvoj softvera Nordeus doo Beograd (Novi Beograd) – RSD 14,400,000.00
Accounting Reference Date	31 December
Outstanding Charges	None

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Name	HomeServer d.o.o. Beograd – Novi Beograd
Registered Number	21312541
Date of Incorporation	15 August 2017
Place of Incorporation	Serbia
Former Names	N/A
Registered Office	Bulevar Milutina Milankovića 11, Novi Beograd, Belgrade, Serbia
Directors	Uroš Sretenović
Company Secretary	N/A
Authorised Share Capital	RSD 72,000,000.00
Issued Share Capital and Registered Holders	Preduzeće za projektovanje i razvoj softvera Nordeus doo Beograd (Novi Beograd) – RSD 72,000,000.00
Accounting Reference Date	31 December
Outstanding Charges	None

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Schedule 3
The Leasehold Premises
The Company’s office located at: 11 Bulevar Milutina Milankovića, Belgrade, Serbia

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Schedule 4-A

Fundamental Warranties and Business Warranties
1.Capacity
1.1The Seller has the legal right and all necessary power, capacity and authority and has taken all necessary action to enter into and perform this Agreement and each of the other Transaction Documents to which it is a party in accordance with their terms.
1.2The Seller has obtained all necessary authorisations and applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and carry out its obligations under the provisions of this Agreement, the Call Option Agreement and each of the other Transaction Documents to which it is a party.
1.3The execution, delivery of and the performance by the Seller of its obligations under this Agreement and each of the other Transaction Documents will not:
1.3.1result in any breach or default of or conflict with any licence, deed or other agreement to which the Seller is a party or otherwise bound;
1.3.2result in any breach or default of or conflict with any order, judgement, decree or other decision of any court, governmental agency or regulatory body to which the Seller is a party or by which the Seller is bound;
1.3.3relieve any other party to an agreement or arrangement with the Company of its obligations or enable it to terminate or modify the agreement or arrangement or to determine any right or benefit currently enjoyed by the Company;
1.3.4result in the creation, imposition, crystallisation or enforcement of any Encumbrance in respect of any issued or unissued shares in the capital of the Company or on any of the assets of the Company;
1.3.5result in the breach of any Consent or in the Company losing the benefit of any Consent or other right or privilege it presently enjoys or in the breach of any undertaking to, or order of, any court or governmental agency or regulatory body;
1.3.6allow any person to acquire or exercise any other right in relation to the Company’s issued or unissued shares or give rise to, or cause to become exercisable, any right of pre-emption over any issued or unissued shares;
1.3.7entitle any person to receive from the Company any finder’s fee, brokerage or other commission; or
1.3.8so far as the Seller is aware, directly result in any Employee leaving the Company.
1.4This Agreement and the other Transaction Documents to which the Seller is a party constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller fully enforceable in accordance with their terms.
2.No insolvency of Seller
2.1The Seller is not and has not at any time been insolvent or unable or deemed unable to pay its debts within the meaning of section 570 of the Companies Act or otherwise and has not stopped or suspended paying its debts as they fall due.
2.2No step has been taken to initiate any process by or under which:

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
2.2.1the ability of the creditors of the Seller to take any action to enforce their debts has been suspended, restricted or prevented;
2.2.2some or all of the creditors of the Seller accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Seller;
2.2.3a person has been appointed to manage the affairs, business and assets of the Seller on behalf of the Seller’s creditors; or
2.2.4the holder of a charge over the Company’s assets has been appointed to control the business and assets of the Company.
2.3In relation to the Seller and its assets, rights and revenues:
2.3.1no action has been or is being taken by the Companies Registration Office in Ireland to strike it off the register;
2.3.2no resolution has been passed nor meeting called to consider any resolution for winding up or appointment of a provisional liquidator;
2.3.3no voluntary arrangement has been proposed or implemented under the Companies Act;
2.3.4no scheme of arrangement has been proposed or implemented under the Companies Act;
2.3.5no scheme for the benefit of creditors has been proposed or implemented, whether or not under the protection of the court and whether or not involving a reorganisation or rescheduling of debt;
2.3.6no liquidator, examiner, receiver, receiver and manager, or similar officer has been appointed;
2.3.7no documents have been filed with the court for the appointment of an administrator or for an administration order; and
2.3.8no notice of an intention to appoint an examiner has been given by the Seller, its directors or by a qualifying floating charge holder under the Companies Act.
2.4No process has been initiated which could lead to the Seller being dissolved and its assets being distributed among its creditors, shareholders or other contributors.
2.5No distress, execution or other process has been levied on any asset of the Seller and no unsatisfied judgment, order or award is outstanding against such person.
2.6No event of a similar or analogous nature to those described in the preceding provisions of this Paragraph 2 has occurred in relation to the Seller in any jurisdiction outside of Ireland.
3.Ownership and Shares
3.1The Shares, together with the Call Option Shares, constitute the whole of the allotted and issued share capital of the Company, have been properly allotted and issued and are fully paid up.
3.2The Company is duly incorporated and validly existing under the laws of Ireland and the details of the Company set out in Part A of Schedule 2 are true, accurate and complete.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
3.3The Seller is the sole legal and beneficial owner of, is entitled to enjoy and exercise all its rights as a member of the Company and is entitled to sell free from Encumbrances on the terms of this Agreement, without the consent of any third party, the Shares and the Call Option Shares.
3.4The Seller has not been a party to any transaction pursuant to, or as a result of, which the Shares and/or the Call Option Shares are, or may become, liable to be transferred or re-transferred to another person.
3.5The Subsidiaries are each duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their incorporation (except for HomeServer d.o.o Beograd) and the details of the Subsidiaries set out in Part B of Schedule 2 are true, accurate and complete.
3.6The Company is the sole legal and beneficial owner free from all Encumbrances of the whole allotted and issued share capital of each of the Subsidiaries and the issued shares of the Subsidiaries have been properly allotted and issued and are fully paid up.
3.7There is no Encumbrance on, over or affecting the Shares and/or the Call Option Shares or any unissued shares, debentures or other securities in the Company or the issued shares of any of the Subsidiaries or any unissued shares, debentures or other securities in any of the Subsidiaries and no commitment has been given to create an Encumbrance affecting the Shares and/or the Call Option Shares or any of the issued shares of any of the Subsidiaries (or any unissued shares or debentures or other unissued securities of the Company or any of the Subsidiaries) or for any of them to issue any share capital, no person has claimed any rights in connection with any of those things and no negotiations have been entered into which may give rise to such a commitment.
3.8No right or option has been granted to any person to require the Company to issue any share capital, nor has any person been granted any right (whether exercisable now or in the future and whether contingent or not), or claimed to have the right, to call for the issue, allotment, conversion, redemption, sale or transfer of any shares, debentures or other securities of the Company.
3.9The Company has not received any notice or any application or notice of any intended application under the provisions of the Companies Act or the Serbian Company Law for the rectification of its register of members.
3.10The Company:
3.10.1does not hold or beneficially own and has not agreed to acquire, any securities of any corporation (other than the Subsidiaries); or
3.10.2does not have nor has it agreed to acquire any interest in any body corporate (other than the Subsidiaries) and is not liable on any share or security which is not fully paid up or which carries any Liability; or
3.10.3does not have, outside its country of incorporation, any branch or permanent establishment; or
3.10.4has not exercised or purported to exercise or claim any lien over the Shares and/or the Call Option Shares (nor has the Company exercised any claim or lien over any of the shares in the capital of any of the Subsidiaries) and no call on the Shares and/or the Call Option Shares or any of the shares in any of the Subsidiaries is outstanding; or
3.10.5has not allotted or issued any securities that are convertible into shares.
3.11The Company has not at any time purchased, redeemed or repaid any of its own share capital.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
3.12Neither the Shares, the Call Option Shares nor any of the shares in any of the Subsidiaries has at any time been the subject of a transaction at an undervalue within the meaning of the Companies Act or Part VIII of the Serbian Law on Bankruptcy.
3.13All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its constitution (or articles of association, as applicable), the applicable provisions of the Companies Act or the Serbian Company Law and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.
3.14Each of the Seller and (in the 12-month period prior to the date of this Agreement) Nordeus UK has not (a) traded or carried on any business, (b) save for this Agreement and any Transaction Document, entered into or assumed any obligations under any contracts, agreements or other arrangements (whether or not in writing) with any person (c) incurred or agreed to incur any Liabilities of any kind to any person or (d) had any operations, employees or other personnel.
3.15The Seller does not legally or beneficially own any assets or hold any rights or interests save for owning the Shares, the Call Option Shares and its shareholding in Nordeus UK.
4.Accounts and Management Accounts
4.1Each of the Accounts:
4.1.1have been prepared in accordance with the historical cost convention;
4.1.2are accurate and give a true and fair view of the assets, liabilities, financial position and state of affairs of each of the Group Companies and of its profit or loss and cash flow for the period ending on the Accounts Date and accurately and properly reflect the financial position of each of the Group Companies as at the Accounts Date;
4.1.3have been prepared in accordance with IFRS;
4.1.4comply with the requirements of the Companies Act or the Serbian Law on Accounting (as applicable) and other relevant statutes applicable to those Accounts;
4.1.5comply with current statements of standard accounting practice applicable to the Company;
4.1.6make full provision or reserve for or, as appropriate, disclose all bad and doubtful debts, accruals, Liabilities and capital commitments (whether actual or contingent, quantified or unquantified and whether disputed or not) of the Company as at the Accounts Date;
4.1.7make full provision or reserve for or contain full particulars in notes to cover all taxation (including any deferred taxation) as at the Accounts Date;
4.1.8do not overstate the value of any current or fixed assets or understate any Liabilities; and
4.1.9have been filed with (a) the Companies Registration Office in Ireland on time and laid before the Company in general meeting in accordance with the requirements of the Companies Act or (b) with the Serbian Registry of Financial Statements on time in accordance with the Serbian Law on Accounting.
4.2The profit and losses of the Company shown in the Accounts were not, save as disclosed in such accounts or in any note accompanying them, affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure, or by any other factor known to the Seller or any Guarantor rendering any such profit or loss for such period exceptionally high or low.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
4.3The accounting policies and bases (including, without limitation, the method of valuing stock) used in the preparation of the Accounts, were the same as those adopted in the preparation of the annual accounts of the Company in each of the three financial years immediately preceding the period covered by the Accounts.
4.4The accounting reference dates of the Group Companies have not at any time been a date other than those specified in Schedule 2.
4.5The Management Accounts have been carefully prepared on a basis consistent with the previous monthly management accounts of the Group Companies and using the same accounting policies applied to the Accounts and give a true and fair view of the assets and liabilities, profits, losses and general financial and trading position of the Group Companies for the period as at and to the date to which they were made up to and are not affected by any unusual, extraordinary, exceptional, non-recurring or short term item or by any other matter which has rendered any item appearing in such Management Accounts for any period unusually or artificially high or low.
4.6No part of the amount included in the Management Accounts as due from debtors has been released on terms that any debtor shall pay less than the book value of his or its debt. The book debts and other receivables due and owing to the Company and which are accounted for in the Management Accounts are good and recoverable in their full nominal amount together with all interest accrued or accruing thereon, are not subject to any assignment, factoring agreement, counterclaim or set-off.
5.Events since the Accounts Date
5.1Since the Accounts Date:
5.1.1the Company has conducted its business in the normal and usual course as regards its nature, extent and the manner of carrying it on so as to maintain it as a going concern;
5.1.2there has been no Material Adverse Change;
5.1.3the Company has not:
(a)issued or agreed to issue any share or loan capital and no share or loan capital has been, or agreed to be, redeemed, purchased or repaid by the Company; or
(b)borrowed or raised any money or taken any financial facility;
(c)declared, made or paid any dividend or other distribution;
(d)acquired or disposed of or agreed to acquire or dispose of any material asset or right; or
(a)incurred or agreed to incur capital expenditure on any individual item in excess of €100,000;
5.1.4the Company has paid its creditors in accordance with their respective credit terms and, so far as the Seller is aware, there are no material amounts owing by the Company which are overdue for payment and has not delayed incurring any Liabilities and it has paid off, satisfied or discharged all Liabilities that had become due and payable and incurred before Completion during the financial period reported on in the Accounts;
5.1.5no debtor has been released by the Company on terms that it pays less than the book value of any debt and no debt or other receivable of the Company has been subordinated, written down or written off, provided against (in whole or in part) factored,

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
sold or assigned, and the Company has not agreed to do any of the foregoing and no debt has proved to any extent irrecoverable;
5.1.6there has been no material change in the manner or time of the issue of invoices or the collection of debts;
5.1.7the Company has not done or omitted to do anything, or permitted the Seller or any of the Guarantors to do anything or omit to do anything, which might materially and prejudicially affect the goodwill of the Company or any of its Intellectual Property;
5.1.8there has been no change outside of the ordinary and usual course of business in the current assets or liabilities of the Company;
5.1.9no changes have been made in the terms of employment, emoluments, benefits or conditions of service of any employee of the Company or to benefits provided to any person engaged to any extent by the Company (now or in the past) or any dependants of such person, or to the terms of any agreement or arrangement (whether written or unwritten and whether binding or not) with any trade union, employee representative or body of employees or their representative;
5.1.10the Company has not, other than in the normal and usual course of business, acquired or disposed of, or agreed to acquire or dispose of, any assets other than trading stock, or assumed or incurred, or agreed to assume or incur, any material capital commitment or other material liability;
5.1.11the Company has not entered into any contract, arrangement or transaction, assumed or incurred any liabilities or made any payment not provided for in the Accounts otherwise than in the normal and usual course of its business and on entirely arm’s length terms;
5.1.12the business of the Company has not been adversely affected by the loss of or any material reduction in orders from any customer or client who accounted for 5% or more of the turnover of the Company or any source of supply which accounted for 5% or more of the goods, services or equipment supplied to the Company or any other abnormal factor not affecting similar businesses to a like extent;
5.1.13no management, consultancy or like charges have been incurred or agreed to by the Company (other than contracts for services with employees or contractors in the ordinary and usual course of its business or in accordance with past practice in the last twelve months prior to the date of this Agreement); and
5.1.14no resolution of the shareholders of the Company or any class of the shareholders of the Company have been passed.
6.Business and Assets
6.1The Company has good and marketable title to and is the full legal and beneficial owner of all the assets included in the Accounts, any asset acquired since the Accounts Date and all other assets used by the Company in its business except for those disposed of since the Accounts Date in the normal and usual course of its business.
6.2None of the assets of the Company shown in the Accounts or acquired by the Company since the Accounts Date or which are otherwise used by the Company:
6.2.1is subject to, and there is no agreement or commitment to give or create, any Encumbrance and no person has claimed to be entitled to create such an Encumbrance; or

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
6.2.2is the subject of any lease, lease-hire agreement, hire-purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.
6.3None of the Company’s assets has been purchased on terms that property does not pass to the Company until full payment is made by it to the supplier.
6.4The Company has not received any notice from any person intimating that it will enforce any security which it may hold over any of the Company’s assets and, so far as the Seller is aware, there are no facts or circumstances which are likely to give rise to such a notice being served.
6.5The trade and business of the Company consists exclusively of the Business and the Company does not have any Liabilities other than those directly related to and incurred in the ordinary course of the Business. The business of the Company is not carried on by or for the benefit of any person other than the Company.
6.6The assets owned or leased by or licensed to the Company comprise all property, rights and assets which are both now used in its business (including the Business) and which are necessary for the continuation of such business in the manner in and to the extent which it is now carried on and the Company does not use or depend on the use of any assets, facilities or rights which are owned by, licensed or used by the Seller or any Guarantor, Seller Affiliate and/or Guarantor Affiliate.
6.7No business of any Group Company as carried on at the date of this Agreement requires the provision of any goods or services by, or the use of any assets owned or leased by, the Seller or any Seller Affiliate, Guarantor or Guarantor Affiliate save for the provision of services by a Guarantor in his capacity as an employee of a Group Company.
6.8All documents which in any way affect the right, title or interest of the Company in or to any of its assets and which attract stamp duty have been duly stamped within the requisite period for stamping.
6.9The Company is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by the Company all of which are situated at the Premises.
6.10None of the debts owing to the Company and shown in the Accounts or Management Accounts or which have subsequently arisen have been released on terms whereby the debtor has paid or will be entitled to pay less than the full value of the debt concerned and all such debts have realised or will realise in the normal and usual course of collection their full value.
7.Books and Records
7.1All accounting and other records of the Company:
7.1.1are in the possession of the Company;
7.1.2have been, in all material respects, fully, properly and accurately prepared and maintained;
7.1.3constitute an accurate and up to date record of all matters required by the Companies Act, the Serbian Company Law and other applicable law to appear in them;
7.1.4do not contain any material inaccuracies or discrepancies (and no notice has been received or allegation made that any of such records are incorrect or should be rectified); and
7.2Where any records of the Company are kept on computer, the Company is the owner of all Software and hardware necessary to enable it to access and use those records and does not share such

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Software and/or hardware with any other person and maintains adequate back-up and support in the event of any fault or failure of such computer Software or hardware.
7.3All agreements, deeds and other documents belonging to the Company are in the possession or under the control of the Company.
7.4All statutory books of the Company (including all registers, minute books and other books required to be kept pursuant to the Companies Act or the Serbian Company Law) have been properly maintained, are up to date, contain a true, accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.
7.5All returns, particulars, resolutions and other documents that the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, Companies Registration Office in Ireland and the Serbian Companies Registry) have been correctly made up and filed when due or, as the case may be, delivered when due.
7.6True, complete and accurate copies of the constitution (or articles of association, as applicable) and any other constitutional documents of the Company are attached to the Disclosure Letter and such documents fully set out the rights and restrictions attaching to each class of share capital of the Company and copies of all the resolutions and agreements required to be annexed to or incorporated into those documents by applicable law are annexed to or incorporated within such documents.
8.Insurance
8.1A listing of all insurance and indemnity policies held by or for the benefit of the Company (together, the Policies) are attached to the Disclosure Letter and such listing is true and accurate.
8.2Each of the Policies is in full force and effect and all premiums payable in respect of the Policies have been paid when due. Nothing has been done or omitted to be done which has or is likely to make any of the Policies void or voidable or whereby their renewal may be refused or their premiums likely to be increased.
8.3So far as the Seller is aware, none of the Policies are subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.
8.4There are no outstanding claims under, or in respect of the validity of, any of the Policies and so far as the Seller is aware, there are no circumstances likely to give rise to any claim under any of the Policies.
8.5All material assets of the Company of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on businesses of the same or a similar nature to the business carried on by the Company. The Company has at all times maintained adequate public liability, professional indemnity and employer’s liability insurance to the extent required by applicable Law.
9.Contracts
9.1True, accurate and complete copies of each of the Material Contracts (or a summary of the material terms of any Material Contract which is not in writing) have been Disclosed.
9.2The Material Contracts Disclosed in relation to Business Warranty 10.1 comprise all of the Material Contracts (whether written or oral) of the Company and so far as the Seller is aware there are no other Material Contracts to which the Company is a party.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
9.3The Company is not party to or bound by any deed, contract, agreement, arrangement, obligation or commitment (and whether written or not) which:
9.3.1is of an unusual, abnormal, onerous or exceptional nature;
9.3.2will terminate or be materially affected or permits the counter-party to terminate as a result of the sale of the Shares anticipated pursuant to this Agreement and the Call Option Shares anticipated pursuant to the Call Option Agreement;
9.3.3restricts the freedom of the Company to carry on any of its activities in any part of the world in such manner as it thinks fit;
9.3.4constitutes or established an agency or distributorship relationship other than one entered into in the ordinary and usual course of business;
9.3.5is a sale or purchase, option or similar agreement or obligation affecting any of the Company’s assets other than one entered into in the normal and usual course of business;
9.3.6is a Material Contract and will be incapable of termination in accordance with its terms by the Company on 60 days' notice or less;
9.3.7involves or is likely to involve an aggregate consideration payable by or to the Company in excess of €100,000;
9.3.8requires the Company to pay any commission, finders’ fee, royalty or similar payment;
9.3.9involves payment by the Company by reference to fluctuations in the index of retail prices or any other index or provides for payment by reference to any currency other than sterling; or
9.3.10was entered into in any way otherwise than in the normal and usual course of the Company’s business on an arm’s length basis.
9.4Each of the Material Contracts is in full force and effect and binding on the parties to it. No notice of termination of any Material Contract has been received or served by the Company and so far as the Seller is aware, there is no reasonable basis for the determination, rescission, avoidance or repudiation of any Material Contract.
9.5The Company has performed and complied with its obligations under each of the Material Contracts and has not defaulted, and is not in default under, any of the Material Contracts.
9.6So far as the Seller is aware, no counterparty to any of the Contracts has defaulted or is in default of any of its material obligations under any Contract and there are no facts, matters or circumstances likely to give rise to any such default.
9.7Compliance with the terms of this Agreement does not and will not:
9.7.1conflict with any Material Contract;
9.7.2result in any breach of or constitute a default under any Material Contract; or
9.7.3entitle any counterparty to any Material Contract to terminate, rescind or vary the terms of any Material Contract or to avoid any of its obligations under any Material Contract.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
9.8The Company does not carry on any activities that constitute a regulated activity for the purposes of the Serbian Law on Open-End Investment Funds with Public Offering and the Serbian Law on Alternative Investment Funds and the Company has never carried on any such activities.
9.9The Disclosure Letter sets out details of all persons who have authority to bind the Company in the normal and usual course of business and no person, as agent or otherwise, is entitled or authorised (save with the consent of the board of directors of the Company) to bind or commit the Company to any obligation which is not in the normal and usual course of business.
9.10There are no powers of attorney in force given by the Company.
10.Guarantees and Finance
10.1Details of all security, guarantees, indemnities, counter-indemnities, sureties and letters of comfort of any nature whatsoever given by or binding upon the Seller and/or Guarantor or Seller Affiliate or Guarantor Affiliate in respect of any Liability of the Company are set out in the Disclosure Letter and there is not now outstanding in relation to the Company any guarantee, indemnity or agreement for suretyship provided by any person.
10.2The Company is not party to or liable for any guarantee, indemnity, counter-indemnity, surety, letter of comfort or other similar agreement or arrangement of any nature pursuant to which it has secured or may incur any Liability of any other person.
10.3The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.
10.4Full particulars of all Borrowings of the Company (including full particulars of the terms on which such money has been borrowed and any related security arrangements) have been Disclosed.
10.5The Company has not granted any third party an Encumbrance in respect of any of its assets in order to secure any obligations owed by it or any other person in respect of any Borrowings or other Liabilities.
10.6The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained in its constitution (or articles of association, as applicable) or in any debenture or other deed or document binding on the Company.
10.7The Company does not have any outstanding loan capital, nor has it lent any money that has not been repaid.
10.8The Company has not:
10.8.1factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or
10.8.2waived any right of set-off it may have against any third party.
10.9The Company is not owed any sums other than trade debts incurred in the normal and usual course of business and all debts (less any provision for bad and doubtful debts made in the Accounts or Management Accounts) owing to the Company which are reflected in the Accounts or Management Accounts.
10.10No Borrowings of the Company are now due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has not received any notice whose terms have not

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company.
10.11Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this Agreement, have been Disclosed and the Company does not have any other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the normal and usual course of business.
10.12The Company has paid all of its creditors within the credit periods normally applied by the Company or as otherwise agreed by such creditors.
10.13There are no Liabilities, whether actual or contingent, of the Group Companies other than (a) Liabilities disclosed or provided for in the Management Accounts or (b) Liabilities incurred in the ordinary and usual course of business since the Management Accounts Date or consistent with past practices, or (c) Liabilities set out in Relevant Borrowings, and, upon or immediately following Completion, all Liabilities will have been paid or satisfied in full in accordance with the terms pursuant to which such Liabilities were incurred and/or in accordance with the terms of this Agreement.
10.14No Group Company has any liability (whether actual or contingent) to pay any sum, (including any commission) to its auditors, solicitors or other professional advisers, in relation to the sale, or preparation for the sale, of the Share.
11.Related Party Contracts
11.1Neither the Seller, the Guarantors, any Seller Affiliate nor any Guarantor Affiliate (together, the Connected Persons):
11.1.1are or have at any time been party to or otherwise interested in any contracts, agreements, arrangements, commitments and/or understandings (whether legally enforceable or not) with the Company or relating to the management or operation of the Company or the ownership, transfer or use of any of the Company’s assets or the provision of finance, goods, services or any other facilities to or by the Company or otherwise in any way relating to the Company and neither the profits nor financial position of the Company have at any time during the last five years been affected by any contract or arrangement which is not of an entirely arm’s length nature; or
11.1.2has (or have at any time in the last 5 years held) a direct or indirect interest in any firm, company or other person which is or is likely to be or become, competitive with the Company.
11.2There are no Liabilities which remain outstanding to be fulfilled or paid by:
11.2.1the Company to any Connected Persons; or
11.2.2any Connected Persons to the Company.
11.3No Connected Persons hold or are entitled to bring any form of Claim against the Company and no Connected Person has at any time assigned the benefit of any such Claim to any person.
12.Joint Ventures and Partnerships
The Company:
12.3.1does not conduct and has not ever conducted any part of its business through a branch, agency or permanent establishment outside of Ireland or Serbia;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
12.3.2is not and has not ever been a party to any joint venture or consortium or any partnership arrangement or agreement or to any agreement or arrangement for the sharing commissions or other income; and
12.3.3is not and has not ever been a member of any trade association, society or other group (whether formal or informal and whether or not having a separate legal identity) and no such body is relevant to or has any material influence over the Company’s business as now carried on.
13.Relationships with Customers and Suppliers
13.1The Disclosure Letter contains an accurate list of the top 10 clients or customers of the Company and the top 10 suppliers of the Company during any of the three years ending on the date of this Agreement, in each case giving details of the percentage turnover or percentage supply that each such client, customer or supplier (as the case may be) was responsible for during the relevant year except where the relevant percentage is less than 5%.
13.2A list of the top 10 suppliers of the Company (and of any other persons who have been responsible for making 5% or more of the total amount of goods or services supplied or rights licensed to the Company) in each of the two 12 month periods prior to Completion (each a Key Supplier) as determined by the value of purchases made by the Company from such suppliers (together with details of the value of purchases made by the Company from each such supplier and the nature of goods or services supplied or rights licensed) is attached to the Disclosure Letter.
13.3During the two year period prior to the date of this Agreement, no Key Supplier has ceased to deal with the Company or has indicated an intention to cease to deal or reduce its levels of dealings with the Company and no such person has sought to renegotiate the terms on which it deals with the Company to the detriment of the Company.
13.4A list of the top 10 clients or customers of the Company in each of the two 12 month periods prior to Completion (each a Key Customer) as determined by the value of purchases made from the Company by such customers or clients (together with details of the value of purchases made and the nature of goods or services supplied or rights licensed) is attached to the Disclosure Letter.
13.5During the two year period prior to the date of this Agreement, no Key Customer has ceased to deal with the Company or has indicated an intention to cease to deal or reduce its levels of dealings with the Company and no such person has sought to renegotiate the terms on which it deals with the Company to the detriment of the Company.
14.Defective Products and Service Liabilities
14.1The Company has not sold products or provided any services which did not or do not materially comply in any respect with any warranties or representations expressly or impliedly made or with all applicable regulations, standards and requirements.
14.2No Claims have been started, are pending or have been threatened against the Company in which it is claimed that any products or software developed or sold or services provided by the Company are defective or have caused material damage to any person or property when applied or used as intended or that any services provided by the Company were inadequate in any way and no dispute exists between the Company and any of its suppliers, customers or clients (and the Seller is not aware of any facts, matters or circumstances which are likely to give rise to any such Claim or dispute).
15.Intellectual Property Rights
15.1The Disclosure Letter contains complete, true and accurate details of all Intellectual Property which has been registered by the Company or which is the subject of any current application for registration

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
(including, without limitation, all registered trademarks and domain names) (together, the Registered IP) and the Company is the sole unencumbered legal and beneficial owner and sole registered proprietor of all of such Registered IP.
15.2All application and renewal fees and other fees, costs, charges and expenses relating to the Registered IP have been paid in full on or before their due dates.
15.3The Company holds all registration certificates and other documents, information and other details which may be required in order to establish the title of the Company to the Registered IP.
15.4In respect of any of the Registered IP which is the subject of an application to register, neither the Company nor any Seller nor Guarantor has received any notice of any opposition to registration and has not received any notice of refusal to register and the Seller is not otherwise aware of any facts, matters or circumstances which are likely to lead to any such objection or refusal.
15.5All unregistered Intellectual Property which is owned by the Company (the Unregistered IP) is held free from all Encumbrances and where such Unregistered IP has been developed for or on behalf of the Company by any employees, consultants or other persons, such persons have transferred any interest in and to such Unregistered IP that they hold or may have held to the Company and waived any moral rights in respect of the same that may hold or have held. The Disclosure Letter contains complete, true and accurate details of all material Unregistered IP owned by the Company.
15.6All Intellectual Property used or which has been used by the Company in relation to its business but which is not owned by the Company (the Licensed IP) is or has at the time of any relevant use been the subject of a valid and subsisting written licence granted to the Company by the underlying owner of the relevant Licensed IP and the Disclosure Letter lists any such licences which have been granted to the Company by third parties in respect of the Licensed IP (all of which are valid and binding and not subject or, so far as the Seller is aware, likely to become subject to any Claim), other than Standard IP Agreements, and the Company has at all times been authorised to use all Licensed IP used by it in the manner in which it has been so used. No other licences are required by the Company for the operation of the business of the Company and/or exploitation of the products manufactured, marketed and/or sold by the Company.
15.7All licenses and other rights granted by the Company to third parties in respect of any Intellectual Property are set out in the Disclosure Letter (all of which are valid and binding and not subject or, so far as the Seller is aware, likely to become subject to any Claim), other than Standard IP Agreements, and the Company has not granted or entered into, and is not obliged to grant or enter into, any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing or otherwise permitting or authorising the use or exploitation of any such Intellectual Property by third parties or which prevents, restricts or otherwise inhibits the freedom of the Company to use and fully exploit such Intellectual Property (whether now or in the future).
15.8Any licences or other agreements of the nature referred to in Business Warranties 15.6 and 15.7 to which the Company is a party have, where required, been duly recorded or registered with any applicable registration bodies.
15.9All persons retained, commissioned, employed or otherwise engaged by the Company from time to time and who, in the course of such engagement created, discovered, conceived or developed work in which Intellectual Property subsists or might reasonably have been expected to subsist, are bound by agreements with the Company whereby all such Intellectual Property (including without limitation the right to modify any such work and to further assign the Intellectual Property to third parties without any additional consent of any such person or a third party) vests in the Company and all moral rights are irrevocably and unconditionally waived. All such agreements contain terms which prevent such parties disclosing confidential information about the Company and its business. No such person has, or has made any claim to, any right, title or interest in or in respect of such Intellectual Property or to

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
any compensation or remuneration in relation to such Intellectual Property, whether under Article 60 of the Serbian Law of Patents (or equivalent law or regulation in any jurisdiction) or otherwise.
15.10Each and every part of any Intellectual Property owned or used by the Company (or which is required to be owned or used by the Company) is valid, subsisting and enforceable.
15.11The Intellectual Property that is used by the Company at the date of this Agreement in relation to the business of the Company (including the Business) comprises all the Intellectual Property necessary and convenient for carrying on the business of the Company (including the Business) fully and effectively in the manner in, and to the extent to, which it is or has been conducted at Completion and to and to fulfil any existing plans and proposals for the business of the Company.
15.12None of the Intellectual Property owned by the Company (or which is required to be owned by the Company) is the subject of, and so far as the Seller is aware, none of the Intellectual Property used by the Company (or which is required to be used by the Company) is the subject of, any pending or threatened proceedings for opposition, cancellation, revocation or rectification or other Claims by any person (including, without limitation, from any employees or former employees of the Company).
15.13So far as the Seller is aware, none of the Intellectual Property owned or used by the Company (or which is required to be owned or used by the Company) is currently being infringed or has been infringed by any person in the six year period preceding the date of this Agreement and no person has threatened any such infringement. None of the Intellectual Property owned by the Company (or which is required to be owned or used by the Company) is the subject of any Claim for ownership or compensation by any other person or any criminal investigation or prosecution.
15.14The Company has not, and has not at any time during the 6 year period prior to the date of this Agreement been, engaged in, authorised or been a party to any activity, act or omission which infringes any Intellectual Property or other rights owned by or vested in any other person (or which have constituted any breach of confidence, passing off or any actionable act of unfair competition) and there are no outstanding Claims against the Company and the Seller is not aware of any facts, matters or circumstances that are likely to give rise to any such Claim, relating to the infringement by the Company at any time of any Intellectual Property owned by or vested in any other person (or which any other person alleges is owned by or vested in them) and no such Claims have been settled by the giving of any undertakings which remain in force.
15.15The Company has not used any Open Source Software that (1) creates, or purports to create, obligations for the Company to grant to any other person, any rights or immunities under any Software owned or used by the Company, or (2) requires, as a condition of use, modification and/or distribution of such Open Source Software, that other Software incorporated into, derived from or distributed with such Open Source Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or with any restriction on the consideration charged therefor. To the extent that that the Company includes any Open Source Software in any Software owned or used by the Company, it does so in compliance with the license terms for such Open Source Software.
15.16None of the processes employed or products or services dealt in by the Company makes the Company liable to pay any fee or royalty in relation to the use of any Intellectual Property.
15.17The Disclosure Letter contains details of all domain names used or which have in the last six years been used by the Company.
15.18In relation to each domain name which is owned or used by any Group Company:
15.18.1a Group Company is the sole named registrant and does not hold the domain name on behalf of any third party;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
15.18.2no Group Company has breached the terms and conditions of registration;
15.18.3the expiry date of the registration is listed in the Disclosure Letter; and
15.18.4no such domain name is an abusive registration or susceptible to recovery by a third party.
16.IT System
16.1The Company has uploaded to the Data Room a true, accurate and complete summary of the main components of the IT System.
16.2Save to the extent provided in the IT Contracts, the Company is the sole legal and beneficial owner or licensee (under a valid licence) of the IT System free from Encumbrances and has obtained all necessary rights from third parties to enable it to make exclusive and unrestricted use of the IT System subject to the terms of any licence Disclosed.
16.3The Company has uploaded to the Data Room complete, true and accurate copies of each of the IT Contracts and:
16.3.1each of the IT Contracts are valid and binding and so far as the Seller is aware no material act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a material breach of any such contract;
16.3.2there are and have not at any time been any actual or threatened Claims or disputes in connection with any IT Contracts; and
16.3.3none of the IT Contracts is liable to be terminated or otherwise materially affected by a change of control of the Company and the Seller and Guarantors have no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.
16.4The Company has possession or control of the source code of all Software in the IT System and all Software developed by it or for it (including Software developed by any person employed or engaged by the Company to develop Software for it), or has the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant Software and reputable deposit agents (particulars of which are set out in the Disclosure Letter) and all Software used on or stored or resident in the IT System is lawfully held and used and does not infringe the copyright or other Intellectual Property of any person and all copies held have been lawfully made.
16.5The elements of the IT System:
16.5.1are functioning properly, in good operating order and materially fulfilling the purposes for which they were acquired or established in an efficient manner in accordance with all applicable specifications and without material failures, downtime or errors or any apparent defects;
16.5.2do not contain any Software viruses and have not within the last 12 months been infected by any Software virus or accessed by any unauthorised person;
16.5.3have sufficient capacity and performance to meet the current and reasonably foreseeable future business requirements of the Company;
16.5.4have been maintained satisfactorily and regularly and have the benefit of appropriate maintenance and support agreements, complete and accurate particulars of which are set out in the Disclosure Letter; and

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
16.5.5are under the sole control of the Company, located at the Premises and are not shared with, used by or accessible by any other person.
16.6The Company has put in place:
16.6.1a disaster recovery plan which is appropriate for a company of the Company’s size and industry and would enable the business of the Company to continue if there were significant damage to or destruction of some or all of the IT System; and
16.6.2security, back-up systems, duplication, hardware and Software support and maintenance (including emergency cover) and trained personnel appropriate for a company of the Company’s size and industry to minimize breaches of security, errors and breakdowns are kept to a minimum and preserve the availability, confidentiality and integrity of data held or transmitted by the IT System, and details of such plans and other systems (together with copies of any relevant agreements) are set out in the Disclosure Letter.
16.7There have not been any material failures or breakdowns of or bugs in any part of the IT System which have resulted in significant or repeated disruption to the Company’s business or in any material interruption in its use and so far as the Seller is aware there are no facts, matters or circumstances which are likely to so disrupt or interrupt or affect the use of the IT System on the same basis as presently used following the acquisition by the Purchaser of the Shares pursuant to this Agreement and the Call Option Shares pursuant to the Call Option Agreement.
16.8No person is in a position, by virtue of his rights in, knowledge of or access to the IT System or any part of it to prevent or impair the proper and efficient functioning of the IT System or to demand any payment in excess of any current licence fee or in excess of reasonable remuneration for services rendered, or to impose any onerous condition, in order to preserve the proper and efficient functioning of the IT System in the future.
16.9The Company has Disclosed to the Purchaser the Company’s current (as of the date hereof) list of known material errors, bugs or defects (including those maintained by its development or quality control groups) with respect to its products in development or completed and its technology (including Game Technology) which adversely affect, or is reasonably likely to adversely affect, the value, functionality or fitness for the intended purpose of such products or technology.
16.10Without limiting the generality of Paragraph 17.11, there are no material defects, malfunctions or nonconformities in any of the Company Products and the Company’s Game Technology and there have been, and are, no claims asserted against the Company or any of its licensees, publishers, customers or users related to the products or services (including, without limitation, the Games) designed, developed, produced, marketed, sold, distributed or performed by or on behalf of the Company Group Companies nor have there been any threats thereof.
16.11All Company Products and Games Technology and other technology used by the Company are free of any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other Software routines or hardware components that permit unauthorised access or the unauthorised disablement or erasure of such Company Product, Games Technology or other technology or data or other Software of users (Contaminants). The Company has taken all reasonable steps to prevent the introduction of Contaminants into Company Products or Game Technology or other technology used by the Company.
16.12All Company Products and Games Technology perform in all material respects in accordance with the design specifications to which such Company Products and Games Technology were developed.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
16.13All programming services, integration services, repair services, maintenance services, support services, upgrade services and other services that have been performed by the Company were performed properly and in conformity with all applicable laws and regulations.
17.The Games and Game Technology
17.1The Company is the sole legal and beneficial owner and registered proprietor of all of the Games (and of all Intellectual Property Rights in the Games, other than any Licensed IP), free from any Encumbrances.
17.2Details of all Games and copies of any written licences and other agreements relating to them (including, without limitation, their Exploitation), other than Standard IP Agreements, are Disclosed and other than the foregoing, there has been no other written agreement to grant rights to another person to Exploit any of the Games.
17.3There has been no amendment, variation or addition to any of the licenses or other agreements or arrangements concerning the rights to the Games, whether express or implied, not contained in such documents that have been Disclosed.
17.4The Company has paid all royalties or other payments due to any third party up to Completion in respect of the Exploitation and/or development of the Games prior to Completion and in accordance with the terms of any relevant contracts. The Disclosure Letter sets out:
17.4.1in respect of each of the Games, a true, complete and up to date list (by title) of all licenses or other agreements in place at Completion whereby any rights in relation to the relevant Games or any part of it are granted to or by the Company from or to a third party (other than Standard IP Agreements); and
17.4.2in respect of all Games that have been released for sale on any platform prior to Completion, a true, complete and up to date list of all royalties and other payments in accordance with current agreements either currently due or which would be due if such released Games are Exploited as currently being Exploited.
17.5All material contributors to the Games have been either employees of the Company or have assigned all Intellectual Property rights in their work to the Company and represented and warranted to the Company in writing that their work shall in no way whatsoever be an infringement of any existing Intellectual Property rights.
17.6The Disclosure Letter contains a list of all agreements with third parties for the use by such third party for any Game Technology (other than Standard IP Agreements).
17.7The Company has sufficient right, title and interest in and to all of the Game Technology for the conduct of its business as currently conducted and as proposed to be conducted.
17.8Completion of the transaction will not result in the Company being unable to use or Exploit the Intellectual Property rights that it used prior to Completion and use or Exploit the entire copyright in the Games in each case as it is currently being Exploited or used as at Completion.
17.9So far as the Seller is aware, the Company’s Exploitation of the Games has not infringed the Intellectual Property rights of any third party or been otherwise unlawful and, following Completion, shall not by virtue of any content in the Games existing at Completion infringe the Intellectual Property rights of any third party or be otherwise unlawful.
17.10All personnel engaged by the Company at any time to create Games and/or other works developed in the preparation or creation of the Games have executed duly enforceable and valid assignments or exclusive licences in favour of the Company of any Intellectual Property rights in such Games and

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
other works developed in the preparation or creation of the Games and irrevocably waived any moral rights they may have under any relevant legislation in respect of such Games and other works developed in the preparation or creation of such Games.
17.11The following information is Disclosed in the Disclosure Letter:
17.11.1a list of all personnel engaged by the Company at any time (including for the avoidance of doubt all employees) who have in any way or at any time contributed to or created the Games and/or other works developed in the preparation or creation of the Games; and
17.11.2copies of agreements between the Company and each respective person required to be listed in the Disclosure Letter pursuant to Business Warranty 17.11.1 above, pursuant to which each such person:
(b)assigns or exclusively licences to the Company all Intellectual Property rights in the Games and other works developed in the preparation or creation of the Games;
(c)represents and warrants to the Company that his or her work in no way whatsoever shall be an infringement of any existing Intellectual Property rights; and
(d)irrevocably waives any moral rights he or she may have under any relevant legislation in respect of the Games and other works developed in the preparation or creation of the Games.
18.Disclosure of Trade Secrets
As far as the Seller is aware, neither the Company nor any Seller nor any Guarantor nor any person who is employed or engaged by the Group has (except in the normal and usual course of business or as required by Law) disclosed or permitted to be disclosed or arranged to disclose to any person other than the Purchaser any Know-How.
19.Business Names
The Company has not at any time used in connection with its business or carried on its business under any name other than its full corporate name.
20.Data Protection
20.1The Company has at all times complied in all material respects with and has established procedures to ensure compliance in all material respects with all applicable Data Protection Laws, including, where processing any Personal Data, by procuring all requisite consents where reasonably necessary, including where explicit consent is required.
20.2The Company has to the extent required under applicable Data Protection Laws that are reasonably appropriate for a business of the type and size of the Business:
20.2.1introduced and applied data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data carried out by the Company (details of which are Disclosed), and implemented staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with those policies and procedures;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
20.2.2maintained complete, accurate and up to date records of all of its Personal Data processing activities as required by the Data Protection Laws, copies of which are Disclosed;
20.2.3posted privacy notices or, where required, issued privacy notices to data subjects that comply with all applicable requirements of the Data Protection Laws in all material respects;
20.2.4appointed a data protection officer (DPO) to the extent required by Data Protection Laws or, if the Company is not required to appoint a DPO, has a named individual person(s) responsible for Data Protection compliance (and details of that appointment or individual person(s) are Disclosed);
20.2.5undertaken due diligence on any third party appointed to: (i) process Personal Data (a Processor); or (ii) control Personal Data (a Controller);
20.2.6entered into written agreements with all Processors and Controllers, which contain provisions to protect and maintain the confidentiality and security of the Personal Data as required by the GDPR and all other applicable requirements of Data Protection Laws and, in the case of Processors, comply with Articles 28 and 29 of the GDPR and all other applicable requirements of the Data Protection Laws; and
20.2.7implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company, a Processor or a Controller, and to ensure a level of security appropriate to the risk represented by the processing of the Personal Data, and the nature of the Personal Data to be protected.
20.3Each of the Company, the Processors and the Controllers has not suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data that would require notification to any Person, and each of the Company, the Processors and the Controllers has passed all regulatory audits from any Data Protection Authority to which it has been subject.
20.4The Company has not, in the period of two years before the date of this Agreement, received any:
20.4.1notice, request or other communication from any Data Protection Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of its obligations under the Data Protection Laws; or
20.4.2claim, complaint or other communication from a data subject or any other person claiming a right to compensation for inaccuracy, loss or unauthorised disclosure by the Company of Personal Data, or alleging any other breach of the Data Protection Laws, and, so far as the Seller is aware, there is no fact or circumstance that may lead to any such notice, request, claim, complaint or enforcement action.
20.5No requests to the Company made by data subjects in respect of access to Personal Data or applications for rectification or erasure of Personal Data or any other requests for exercise of data subjects’ rights have been made that remain unsatisfied as of the date of this Agreement.
20.6The Company has complied in all material respects with its legal obligations under the Data Protection Laws with respect to all transfers of Personal Data to countries outside the European Economic Area and a true and complete statement setting out the measures taken to ensure that compliance is Disclosed.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
20.7The Company has complied in all material respects with its obligations under the Data Protection Laws in respect of the use of electronic communications for direct marketing purposes in all material respects.
20.8All websites and other electronic platforms of the Company have at all times materially complied with all applicable law, including but not limited to with respect to cookies and privacy statements.
20.9Each Group Company took external professional advice on the steps required to be taken by that Group Company to comply with GDPR and developed an action plan to ensure that Group Company’s compliance with GDPR. The Disclosure Letter contains a complete and accurate copy of such action plan and as at the date of this Agreement, all actions recommended by such professional advice or contained within such action plan have been implemented in full.
21.Compliance with Laws and Litigation
21.1The Company has at all times carried on its business and used its assets in compliance with all applicable laws, byelaws and regulations of the Republic of Ireland, the Republic of Serbia and any other territory in which it has carried on its business or used any of its assets and there has not in relation to the conduct of the Company’s business or use of any of its assets been any violation of or default with respect to any order or judgment of any court, tribunal or governmental agency or regulatory authority.
21.2Neither the Company nor any other person for whom the Company is vicariously liable is subject to or affected by any outstanding or pending order, judgement, injunction, decree or award given by any court, tribunal, arbitral, governmental, administrative, regulatory or other authority, department, board, body or agency and the Company has not been a party to any undertaking or assurance given to any such entity which is still in force, nor so far as the Seller is aware, are there any facts, matters or circumstances in existence likely to give rise to any of the foregoing.
21.3Except in connection with the collection of any debts owed to the Company not exceeding an aggregate of €1,000, neither the Company nor any other person for whose acts or defaults it may be vicariously liable is (or has at any time during the last 5 years been) engaged (whether a claimant or defendant or in any other way) in:
21.3.1any litigation (including any arbitration);
21.3.2any civil, criminal, administrative, enforcement, mediation or arbitration claim or proceedings or other Claim of any nature; or
21.3.3any other investigations, enquiries, proceedings or hearings before any court, tribunal, statutory or governmental body, department, board or agency, and neither the Company nor the Seller nor any Guarantor has received notice of any pending, existing or threatened matters of the nature referred to in the preceding provisions of this Warranty and the Seller is not otherwise aware of any facts, matters or circumstances which are likely to give rise to any of such matters.
21.4Neither the Company nor, so far as the Seller is aware, any officer, employee, agent or former officer, employee or agent of the Company has been convicted of any offence in relation to any of the Company’s activities and no such person has, so far as the Seller is aware, been convicted of any offence which affects his or her suitability to hold his or her position within the Company or the reputation of the Company.
21.5The Company has complied in all material respects with the Companies Act or the Serbian Company Law (as applicable) in connection with the formation of the Company, the allotment and issue, purchase and redemption of shares, debentures or other securities, the payment of dividends and any

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
reduction of share capital and no allegation has been received that any of the foregoing in incorrect or should be rectified.
21.6The Company has at all times conducted its business in accordance with its constitution (or articles of association, as applicable).
22.Competition and Trade Regulation Law
22.1There are no agreements, arrangements, commitments, undertakings or understandings in force restricting the freedom of the Company to sell or purchase goods or services or to otherwise conduct its trade and business by such means and from and to such persons as it may from time to time think fit and the Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing Competition Law.
22.2The Company is not and has not at any time been party to any agreement, arrangement, concerted practice or course of conduct in relation to its business which:
22.2.1is or was notifiable by virtue of any Competition Law or is or has been the subject of any inquiry, investigation, reference, report or proceeding in connection with any actual or alleged infringement of any Competition Law; or
22.2.2contravenes any Competition Law or has, or is intended to have, or is likely to have, the effect of restricting, distorting or preventing competition in connection with the supply or securing of services in Ireland or Serbia or any part of it or any other territory in which the Company’s business is carried on.
22.3No part of the Company’s business is in a dominant position in a market in the European Community or European Economic Area, or a substantial part of a market in the European Community or European Economic Area, for the purposes of Article 102 of the Treaty on the Functioning of the European Union (TFEU) and Article 54 of the Agreement on the European Economic Area.
22.4Neither the Company nor the Seller nor any Guarantor has received any process, notice or other communication (whether formal or informal) by or on behalf of any authority administering Competition Law or any political or administrative sub division thereof having jurisdiction in competition, anti-trust or analogous regulatory matters in relation to any aspect of the Company’s business or any agreement or arrangement to which the Company is or is alleged to be a party.
22.5Neither the Company nor the Seller nor any Guarantor has ever received, nor are any of them expecting to receive in relation to the Company’s business, any aid (as that term is understood for the purposes of Articles 107 to 109 of TFEU) from a Member State of the European Community or from State resources and the Seller is not aware of any investigation, complaint, action or negative decision in relation to the receipt or alleged receipt by the Company or the Seller or any Guarantor of any aid or alleged aid or of any such threatened investigation, complaint, action or negative decision.
23.Compliance with anti-corruption and sanctions legislation
23.1In this Paragraph:
23.1.1Anti-Corruption Law means any applicable laws that regulate or prohibit bribery or corruption including, without limitation, the Criminal Justice (Corruption Offences) Act 2018 in Ireland, the United Kingdom’s Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the United States of America’s Foreign Corrupt Practices Act of 1977 as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998 the Serbian Criminal Code and the Serbian Law on Prevention of Corruption, in each case as may be amended and supplemented from time to time;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
23.1.2Associated Person means, in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on that company’s behalf; and
23.1.3Sanctions Law means any applicable laws relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury, the Serbian Law on International Restrictive Measures and any similar laws or regulations in other jurisdictions.
23.2No Group Company, nor any of the directors, officers, employees or Associated Persons of any Group Company in the course of conducting the Relevant Business on behalf of such Group Company, has at any time engaged in any activity, practice or conduct which would constitute an offence under Anti-Corruption Law or Sanctions Law.
23.3No Associated Person of a Group Company has bribed another person intending to obtain or retain business or an advantage in the conduct of business for the Group Company and the Group Companies have in place adequate procedures designed to prevent their Associated Persons from undertaking any such conduct.
23.4Neither the Company nor any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under Anti-Corruption Law or Sanctions Law, and, so far as the Seller is aware: (a) no such investigation, inquiry or proceedings have been threatened or are pending and (b) there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
23.5The Company has not been excluded from participation in a public contract as a result of being convicted of bribery or corruption.
24.Environment and Health and Safety
24.1In this Business Warranty 24, the following words and phrases shall have the following meanings:

Environment	means the natural and man-made environment, including all or any of the following media: air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media;
Environmental Laws	means all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgements and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this Agreement in so far as they relate to or apply to the Environment;
Environmental Matters	means all matters relating to:
(a) pollution or contamination of the Environment;
(b) the presence, existence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;
(c) the exposure of any person to any Hazardous Substances or Waste;
(d) the health and safety of any person, including any accidents, injuries, illnesses and diseases;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

(e) the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or
(f) the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it;
Environmental and Health and Safety Permits	means any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any Environmental Laws or Health and Safety Laws for the operation of the Company’s business or in relation to any of the Premises;
Harm	means harm to the Environment, and in the case of man, includes offence caused to any of his senses or harm to his property;
Hazardous Substances	means any material, substances or organisms which, alone or in combination with others, are capable of causing Harm, including radioactive substances and asbestos containing materials;
Health and Safety Laws	means all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgements and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this Agreement in so far as they relate to or apply to the health and safety of any person, including the Serbian Law on Occupational Health and Safety; and
Waste	means any waste, including any by-product of an industrial process and anything which is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.
24.2So far as the Seller is aware, all required Environmental and Health and Safety Permits have been obtained by the Company, are in full force and effect and have been materially complied with at all times.
24.3The Company has at all times complied in all material respects with all Environmental Laws and Health and Safety Laws in the course of carrying on its business and using its assets.
24.4All information provided by or on behalf of the Company to any relevant enforcement authority, and all records and data required to be maintained by the Company under the provisions of any Environmental Laws or Health and Safety Laws are complete and accurate and will be either held by the Company at Completion or handed over to the Purchaser on Completion.
24.5There have been no Claims, investigations, prosecutions or other proceedings against or threatened against the Company or any of its directors, officers or employees in respect of Harm arising from the operation of the Company’s business or occupation of any of the Premises or for any breach or alleged breach of any Environmental and Health and Safety Permits, Environmental Laws or Health and Safety Laws. At no time has the Company or the Seller or any Guarantor received in relation to the Company or any of the Premises any notice, communication or information alleging any Liability in relation to any Environmental and Health and Safety Matters or that any works are required.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
24.6Neither the Company nor the Seller nor any Guarantor has received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including the Environment Agency, the Health and Safety Executive and the relevant local authority, with regard to any breach or alleged breach of any Environmental Laws or Health and Safety Laws in relation to the Company’s business or any of the Premises.
24.7So far as the Seller is aware, the Company shall not incur any Liability under any Environmental Law by reason of it continuing to occupy any of the Premises following Completion and using such Premises for the same purposes for which they have been used up to the date of this Agreement.
24.8The Company:
24.8.1does not have any obligations under the European Union (Packaging) Regulations 2014 (as amended) or under the Serbian Law on Waste Management to recycle or recover packaging or participate in any scheme or other arrangement for the recycling or recovery of packaging; or
24.8.2has not incurred (nor is it likely to incur by operating its business in its existing form) any material expenditure in complying with the requirements of the European Union (Restriction of Certain Hazardous Substances in Electrical and Electronic Equipment Regulations) 2012 (as amended) and the European Union (Waste Electrical and Electronic Equipment) Regulations 2014 and the Serbian Law on Waste Management.
24.9The Company does not have any Liabilities under any Environmental Laws or Health and Safety Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings (as defined in Business Warranty 25).
24.10The Company has not given or received any warranties or indemnities in respect of, have any insurance in respect of, or have otherwise attempted to apportion any Liabilities that arise under Environmental Laws or Health and Safety Laws.
25.The Premises
25.1In this Business Warranty 25, the following words and phrases shall have the following meanings:

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Current Use	means in respect of the Premises, the use that the Company has up to the date of this Agreement made of the Premises;
Lease	means a lease in respect of the leasehold property set out in Schedule 3;
Planning Legislation	means any primary or secondary legislation from time to time regulating the use or development of land;
Previously-owned Land and Buildings	means land and buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance; and
Statutory Agreement	means an agreement or undertaking entered into under any legislation.
25.2The Premises is the only land and buildings owned, used or occupied by the Company.
25.3All the information contained in Schedule 3 is true, complete and accurate.
25.4The Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or building other than the Premises.
25.5The Company does not have any Liability in respect of any Previously-owned Land and Buildings.
25.6The Company has not given any guarantee or indemnity for any Liability relating to any of the Premises or any Previously-owned Land and Buildings or any other land or building.
25.7So far as the Seller is aware, all written replies given by or on behalf of the Company or the Seller or any Guarantor in response to any written enquiries raised by or on behalf of the Purchaser in relation to the Premises were true, complete and accurate at the date they were given, and would still be complete and accurate if the replies were instead being given at Completion.
25.8The Company is in possession and actual occupation of the whole of the Premises on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and the Company has not granted, or agreed to grant, any right of occupation or enjoyment in respect of the Premises to any third party.
25.9The Company has in its possession and control and there has been Disclosed in the Data Room true, accurate and complete copies of:
25.9.1evidence of the reversioner’s title to the Lease;
25.9.2all consents required under the Lease;
25.9.3all assignments of the Lease; and
25.9.4evidence of the current annual rent payable under the Lease.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
25.10Where title to any of the Premises is not registered at the Serbian Land Registry, there is no caution against first registration of title and no event has occurred in consequence of which a caution against first registration of title could be effected.
25.11There are no insurance policies relating to any issue of title affecting any of the Premises.
25.12So far as the Seller is aware, there are, appurtenant to each of the Premises, all rights and easements necessary for their Current Use and enjoyment (without restriction as to time or otherwise). Access to each of the Premises is over roads adopted by the local authority and maintained at public expense and such roads immediately about the Premises at each point where access is gained.
25.13The unexpired residue of the term granted by each Lease is vested in the Company and is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.
25.14In relation to each Lease each lessee and , so far as the Seller is aware, the landlord has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.
25.15In relation to each Lease, all principal rent and additional rent and all other sums payable by each lessee under each Lease (Lease Sums) have been paid as and when they became due and no Lease Sums have been:
25.15.1set off or withheld; or
25.15.2commuted, waived or paid in advance of the due date for payment.
25.16No collateral assurances, undertakings or concessions have been made by any party to any Lease.
25.17No premium or principal rent has been taken or accepted from or agreed with any lessee, tenant, licensee or occupier under any Lease beyond what is legally permitted.
25.18Any consents required for the grant of each Lease, and for the assignments of each Lease, have been obtained and placed with the documents of title along with evidence of the registration of grant where required.
25.19The Premises (and the proceeds of sale from them) are free from any Encumbrance and there is no agreement or commitment to give or create any of them.
25.20The Premises are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges (and, in the case of the Leasehold Premises, principal rent, insurance premiums and service charges) and all outgoings have been paid when due and none is disputed.
25.21The Premises are not subject to any matters which are, or (where title to any of the Premises is not registered) would be unregistered interests which override first registration under the Serbian Law on the Procedure of Registration in the Cadastre of Immovable Property and Lines or unregistered interests which override registered dispositions under Serbian Law on the Procedure of Registration in the Cadastre of Immovable Property and Lines.
25.22The Premises is actively used by the Company in connection with its business. The Current Use of each of the Premises is the permitted use for the purposes of the Planning Legislation. Where applicable, the Current Use of each of the Premises is in accordance with the provisions of the Leases.
25.23All necessary building regulation consents have been obtained in relation to both the Current Use of the Premises and any alterations and improvements to them.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
25.24No Claim or Liability under the Planning Legislation in respect of the Premises, or any Statutory Agreement affecting the Premises, is outstanding, nor are the Premises the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Premises.
25.25The Company has complied with all applicable statutory and bye-law requirements and all regulations, rules and delegated legislation, relating to the Premises and their Current Use.
25.26The Premises is in a good state of repair and condition and fit for the Current Use.
25.27Neither the Company nor the Seller nor any Guarantor has received any adverse report from any engineer, surveyor or other professional relating to any of the Premises and the Seller is not aware of any predecessor in title having done so.
25.28There exists no dispute between the Company and the owner or occupier of any other premises adjacent to or neighbouring the Premises and the Seller and the Guarantors do not expect and are not otherwise aware of any facts, matters or circumstances that are likely to give rise to any such dispute.
26.Employees
26.1There is attached to the Disclosure Letter a schedule containing the full particulars of each Employee and the main terms and conditions of their employment or engagement (including, without limitation, the Group Company which employs or engages them, the date of commencement of their continuous period of employment and the commencement date of each contract, all remuneration, incentives, profit sharing arrangements, target commissions, bonuses, the expiry date of any fixed term, the terms of any post-employment restrictive covenants, the length of notice necessary to terminate each contract, the type of contract (whether part time or full time or other),) any country in which the Employee works or performs services and/or is paid. None of such Employees has given or received notice terminating their employment or engagement. No Employee is absent on maternity, paternity, adoption, shared parental leave or otherwise and has the right to return to work.
26.2True up to date and complete copies of all handbooks, policies or other documents (including all agreements or arrangements or commitments with any trade union, employee representative or body of employees which may affect any Employee) which apply to any Employees are attached to the Disclosure Letter.
26.3There is no contract of employment, service or engagement with Employees (whether or not in writing) which cannot be terminated by three months' notice or less given at any time without giving rise to a payment in lieu of notice or any claim for damages or compensation (other than a statutory redundancy payment or compensation for unfair dismissal) or any liability other than wages or pension and the Company has not given or received notice of resignation from any member of senior management and the Seller is not aware of any such person who intends to give notice of resignation.
26.4Save as set out in the schedule of Employees referred to in Business Warranty 26.1 and attached to the Disclosure Letter:
26.4.1no person is employed or engaged by the Company (whether under a contract of service or contract for services) and the Employees will be the only employees of the Group Companies following Completion;
26.4.2no offer of employment or engagement to work for the Company that has not yet been accepted, or that has been accepted but the relevant employment or engagement has not commenced, is outstanding or capable of acceptance by any person;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
26.4.3there are no terms and conditions of employment in place for any Employee other than the Company’s written standard terms and conditions of employment, a copy of which is attached to the Disclosure Letter;
26.4.4no Employee receives or is or will be entitled (contingently or otherwise) to receive a cash or other benefit other than wages or salary in the ordinary course of business; and
26.4.5no loan arrangement has been made or will be made with, or facility afforded to, or understanding reached with (whether or not such has been regarded by the Company as part of the contract of employment) any Employee.
26.5The Company is not obliged to increase the total annual remuneration payable to the Employees other than as set out in their terms and conditions of employment. Neither the Company nor any other person on its behalf has offered or agreed to increase the present remuneration of, or altered or sought to alter the terms and conditions of employment of any of the Employees in the last 12 months prior to Completion.
26.6There is no material Liability, or anticipated material Liability, to any Employee or former employee or worker of the Company (including, without limitation in respect of any withholding obligation in respect of income tax, national insurance, payment of insurance premiums, payment of commission or bonus or profit share or other incentive payment and/or pension contributions) other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses and no Employee or former employee or worker of the Company has any material Claim, against the Company or right to be indemnified by the Company arising out of an act or omission in the course of their employment or in relation to the termination of that employment on or before the date of this Agreement (whether under the Serbian Labour Law, Serbian Law on Prohibition of Discrimination, Serbian Law on Professional Rehabilitation and Employment of Persons with Disabilities and the regulations made under such acts or regulations or any other act or otherwise) and there are no known facts that might reasonably be expected to give rise to the same.
26.7All amounts due for payment to the Serbian Tax Administration in respect of income tax deductible prior to Completion and all national insurance contributions (both employer’s and employee’s) due in respect of the Employees have been duly paid and there is no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of any person by the Company.
26.8In relation to each of the Employees the Company has, in all material respects:
26.8.1complied with all obligations imposed on it by contract, articles of the Treaty of Rome 1957, European Commission regulations and directives and all statutes and regulations relevant to the relations between them and the Employees and by common law or in equity;
26.8.2maintained up to date, adequate and suitable records regarding the service or engagement of each of the Employees (including such records as are required by the law of any relevant jurisdiction);
26.8.3maintained up to date, adequate and suitable records for the purposes of the Organisation of Working Time Act 1997 and have complied with all other obligations to its workers (as defined in section 2 of such Regulations) under such regulations and there are no material claims capable of arising or pending or threatened by any Employee or former employee of the Company or the Health and Safety Executive or any local authority Environmental Health Department or any trade union or employee representative related to the Organisation of Working Time Act 1997;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
26.8.4complied with all collective agreements for the time being dealing with such relations or the conditions of employment of the Employees;
26.8.5complied with all relevant orders and awards made under any applicable statutes and regulations affecting the conditions of employment of the Employees; and
26.8.6materially complied with all codes of conduct and custom and practice which are relevant to the Employee, including recommendations by ACAS.
26.9No amounts due to or in respect of any of the Employees or any former employees or workers of the Company are in arrears or unpaid.
26.10No Employee is the subject of disciplinary proceedings or has received an oral or written warning (other than a warning that has lapsed) or has brought or is the subject of a grievance under the grievance procedure and there are no disciplinary issues relating to the unsatisfactory performance, incapability or misconduct of any Employee as at the date of this Agreement.
26.11No claims, including claims for unfair dismissal, wrongful dismissal or discrimination, have been made in the last 12 months or is pending, threatened or alleged against the Company.
26.12No Employee has been dismissed and no contractor with the Company has been terminated within the 12 months prior to the date of this Agreement.
26.13No employment conditions of any Employee nor anything that has occurred prior to the date of this Agreement will give rise to any claim for sex discrimination, equal pay, race discrimination, sexual orientation discrimination, age discrimination, disability discrimination, discrimination on grounds of religion or belief, less favourable treatment as a fixed term, agency or part-time worker, in each case whether under domestic Serbian law or European law.
26.14No trade union, works council, staff association or other body representing the Employees is recognised in any way for bargaining, information or consultation purposes and there are no agreements (whether legally binding or not) with any such representative body in relation to the Employees and there is no dispute or negotiation with any such representative body pending, threatened, or expected nor, so far as the Seller is aware, are there any circumstances which may give rise to any such dispute.
26.15There is no plan, scheme, contract, commitment, policy, custom or practice relating to redundancy affecting any of the Employees which is materially more generous than statutory redundancy requirements.
26.16There is no agreement or arrangement between the Company and any of the Employees with respect to their employment, their ceasing to be employed or their retirement which is not included in the written terms of their employment and there is no agreement, arrangement, scheme or obligation for the payment of any pensions, allowances, lump sums or other like benefits on redundancy or retirement or on death or during periods of sickness or disablement for the benefit of any of the Employees or former employees of the Company or for the benefit of dependants of such persons.
26.17All plans, schemes, commitments, policies, custom or practice for the provision of benefits to the Employees comply in all respects with all relevant statutes, regulations and other laws and all necessary consents in relation to the same have been obtained and all governmental filings in relation to the same have been made.
26.18All obligations under statute and otherwise concerning the health and safety at work of the Employees have been materially complied with.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
26.19There are no litigation, arbitration or mediation or administrative or criminal proceedings capable of arising, pending, threatened or expected against the Company by any Employee or former employee or worker of the Company or third party in respect of any accident or injury or period of sickness absence.
26.20The Company is not a party to any consultancy agreements or arrangements (including without limitation any arrangements for the provision of management or other services) or any similar agreement with any person nor to any contract for services to be provided in relation to the Company by any individual as a sub-contractor, outworker or otherwise.
26.21The Company has not:
26.21.1granted any loan or quasi-loan to, entered into any guarantee or credit transaction with; or
26.21.2provided any security in connection with any loan, quasi-loan or credit transaction with, any Employee or any person connected or associated with such a person, other than advances to Employees or any person connected or associated with such a person in the ordinary course of business.
26.22Neither the Company nor all or any part of any business carried on by the Company has been party to or the subject of a relevant transfer (as defined in the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 or the Transfers of Undertakings (Directive 2001/23/EC).
26.23Within a period of 12 months preceding the date of this Agreement, the Company has not given notice of any redundancies to the Secretary of State or started consultation with its employees or any independent trade union or employees’ representatives under the provision of the European Communities (Protections of Employment Regulations) 2000 or under the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 or under the Serbian Employment Law.
26.24The acquisition of the Shares and the Call Option Shares by the Purchaser and compliance with the terms of this Agreement and the Call Option Agreement will not entitle any Employees to terminate their employment or to receive any payment or other benefit.
26.25In the last 12 months, the Company has not varied and it shall not vary (whether to take effect prior to or on or after Completion) any of the terms of employment or engagement of any of the Employees.
26.26Every Employee is permitted to work in the Republic of Serbia and/or any other country in which any Group Company operates (as applicable) and all Employees or workers who require work permits or other permissions to work have current and appropriate work permits or other permissions and all other necessary permissions to remain in the Republic of Serbia and any other country in which any Group Company operates (as applicable).
26.27No subject access requests made to the Company pursuant to the Serbian Personal Data Protection Law by Employees or former employees are outstanding and the Company has complied with the provisions of the Serbian Personal Data Protection Law in respect of all personal data held or processed by them relating to the Employees.
26.28There is no scheme or arrangement in operation by or in relation to any Group Company under which any Employee or other person engaged to perform services by any Group Company is entitled (or may become entitled) to any material payment calculated by reference to the whole or part of the

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
turnover, profits or sales of any Group Company or to any other form of material bonus, commission or incentive and there is no subsisting commitment to introduce any such scheme or arrangement.
27.Agents
27.1The Company does not and has never engaged any agents or other representatives of any nature in any territories other than any agents whose names are Disclosed (such persons being the Agents).
27.2Complete and accurate details of the material terms and conditions upon which any existing Agents are engaged by the Company have been Disclosed in the Data Room.
27.3Neither the Company nor any other person on its behalf has served any notice on any of the existing Agents and none of the existing Agents has served any notice on the Company seeking to terminate his engagement with the Company and there is no breach by the Company of any of its written obligations towards the Agents which may allow any of the Agents to terminate their engagement and claim any compensation, indemnity or other monies from the Company (whether pursuant to the (Commercial Agents) Regulations 1994 to 1997, Serbian Law on Obligations or otherwise).
27.4The Disclosure Letter contains complete and accurate details of the total amount of commission, remuneration and other payments paid and/or payable by the Company to each of the Agents during the 3 month period ending on the date of this Agreement and the Company has paid when due the full amount of all commission, remuneration and other payments which are payable to the Agents on or before the date of this Agreement.
27.5There is not outstanding at the date of this Agreement any Claim by any former Agent of the Company for any compensation, indemnity or other monies from the Company (whether pursuant to the (Commercial Agents) Regulations 1994 to 1997, Serbian Law on Obligations or otherwise).
28.Pensions
28.1The mandatory pension and disability insurance regulated by Serbian Law on Pension and Disability Insurance (the Pension Scheme) is the only arrangement under which the Company has any obligation for mandatory contributions for pension and disability in respect of its past or present officers and employees (Pensionable Employees) and no proposal or announcement has been made to any Employee or officer of the Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump sum, death, ill-health, disability or accident benefit.
28.2Full details of the Pension Scheme are set out in the Disclosure Letter, including:
28.2.1true and accurate copies of the statement or other appropriate document issued by Serbian tax authorities on the paid mandatory social insurance contributions, including the contributions for pension and disability insurance; and
28.2.2a list of all Pensionable Employees who are members of the Pension Scheme.
28.3All contributions, insurance premiums, taxation and expenses due to and in respect of the Pension Scheme have been duly paid and there are no liabilities outstanding in respect of the Pension Scheme at the date of this Agreement. The contributions in respect of the Pension Scheme have been paid at the statutory rates determined by the Serbian Law on Pension and Disability Insurance.
28.4No contribution notice or financial support direction under the Serbian Law on Pension and Disability Insurance has been issued to the Company or to any other person in respect of the Pension Scheme.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
28.5No proposal or announcement has been made to any Employee or to any officer of the Company about the introduction, continuance, increase or improvement of any pension, lump sum, death, ill-health, disability or accident benefit.
28.6The Pension Scheme has been designed to comply with, and has been administered in all respects in accordance with, all applicable legal and administrative requirements and the Company have complied in all material respects with their obligations under and in respect of the Pension Scheme.
28.7The assets of the Pension Scheme are sufficient to satisfy its Liabilities (current and contingent) as at the date of this Agreement.
28.8No claims or complaints have been made or, so far as the Seller is aware, are pending or threatened in relation to the Pension Scheme or in respect of the provision of (or failure to provide) pension, lump sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Pensionable Employees.
28.9No acts, omissions or other events relating to the Company have been reported to the Pensions Regulator under the Serbian Law on Pension and Disability Insurance.
29.No insolvency of Company
29.1The Company is not and has not at any time been insolvent or unable or deemed unable to pay its debts within the meaning of Article 11 of the Serbian Law on Bankruptcy, section 570 of the Companies Act or otherwise and has not stopped or suspended paying its debts as they fall due.
29.2No step has been taken to initiate any process by or under which:
29.2.1the ability of the creditors of the Company to take any action to enforce their debts has been suspended, restricted or prevented;
29.2.2some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company;
29.2.3a person has been appointed to manage the affairs, business and assets of the Company on behalf of the Company’s creditors; or
29.2.4the holder of a charge over the Company’s assets has been appointed to control the business and assets of the Company.
29.3In relation to the Company and its assets, rights and revenues:
29.3.1no action has been or is being taken by the Companies Registration Office in Ireland or by the Serbian Companies Registry to strike it off the register;
29.3.2no resolution has been passed nor meeting called to consider any resolution for winding up or appointment of a provisional liquidator;
29.3.3no voluntary arrangement has been proposed or implemented under the Companies Act, the Serbian Law on Bankruptcy or otherwise;
29.3.4no scheme of arrangement has been proposed or implemented under the Companies Act, Part 11 of the Serbian Law on Bankruptcy or otherwise;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
29.3.5no scheme for the benefit of creditors has been proposed or implemented, whether or not under the protection of the court and whether or not involving a reorganisation or rescheduling of debt;
29.3.6no liquidator, administrator, administrative receiver, examiner, receiver, receiver and manager, or similar officer has been appointed;
29.3.7no documents have been filed with the court for the appointment of an administrator or for an administration order; and
29.3.8no notice of an intention to appoint an examiner has been given by the Company, its directors or by a qualifying floating charge holder under the Companies Act, the Serbian Law on Bankruptcy or otherwise.
29.4No process has been initiated which could lead to the Company being dissolved and its assets being distributed among its creditors, shareholders or other contributors.
29.5No event of a similar or analogous nature to those described in the preceding provisions of this Paragraph 29 has occurred in relation to the Company in any jurisdiction outside of Ireland.
29.6No distress, execution or other process has been levied on any asset of the Company and no unsatisfied judgment, order or award is outstanding against such person.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
SCHEDULE 4-B

Guarantor Warranties
1.Capacity
1.1The Guarantor has the legal right and all necessary power, capacity and authority and has taken all necessary action to enter into and perform this Agreement, the Call Option Agreement and each of the other Transaction Documents to which it is a party in accordance with their terms.
1.2The Guarantor has obtained all necessary authorisations and applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and carry out its obligations under the provisions of this Agreement, the Call Option Agreement and each of the other Transaction Documents to which it is a party.
1.3The execution, delivery of and the performance by the Guarantor of its obligations under this Agreement, the Call Option Agreement and each of the other Transaction Documents will not:
1.3.1result in any breach or default of or conflict with any licence, deed or other agreement to which such Guarantor is a party or otherwise bound;
1.3.2result in any breach or default of or conflict with any order, judgement, decree or other decision of any court, governmental agency or regulatory body to which such Guarantor is a party or by which the Guarantor is bound; and
1.3.3allow any person to acquire or exercise any other right in relation to the Company’s issued or unissued shares or give rise to, or cause to become exercisable, any right of pre-emption over any issued or unissued shares.
1.4This Agreement and the other Transaction Documents to which the Guarantor is a party constitute (or shall constitute when executed) valid, legal and binding obligations on such Guarantor fully enforceable in accordance with their terms.
2.Insolvency
2.1The Guarantor is not and has not at any time been insolvent or unable or deemed unable to pay its debts within the meaning of section 570 of the Companies Act or otherwise and has not stopped or suspended paying its debts as they fall due.
2.2No step has been taken to initiate any process by or under which:
2.2.1the ability of the creditors of such Guarantor to take any action to enforce their debts has been suspended, restricted or prevented;
2.2.2some or all of the creditors of such Guarantor accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Seller;
2.2.3a person has been appointed to manage the affairs, business and assets of such Guarantor on behalf of such Guarantor’s creditors; or
2.2.4the holder of a charge over the Company’s assets has been appointed to control the business and assets of the Company.
2.3In relation to the Guarantor and its assets, rights and revenues:

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
2.3.1no action has been or is being taken by the Companies Registration Office in Ireland to strike it off the register;
2.3.2no resolution has been passed nor meeting called to consider any resolution for winding up or appointment of a provisional liquidator;
2.3.3no voluntary arrangement has been proposed or implemented under the Companies Act;
2.3.4no scheme of arrangement has been proposed or implemented under the Companies Act;
2.3.5no scheme for the benefit of creditors has been proposed or implemented, whether or not under the protection of the court and whether or not involving a reorganisation or rescheduling of debt;
2.3.6no liquidator, administrator, administrative receiver, examiner, receiver, receiver and manager, or similar officer has been appointed;
2.3.7no documents have been filed with the court for the appointment of an administrator or for an administration order; and
2.3.8no notice of an intention to appoint an examiner has been given by such Guarantor, its directors or by a qualifying floating charge holder under the Companies Act.
2.4No process has been initiated which could lead to the Guarantor being dissolved and its assets being distributed among its creditors, shareholders or other contributors.
2.5No event of a similar or analogous nature to those described in the preceding provisions of this Guarantor Warranty 2 has occurred in relation to the Guarantor in any jurisdiction outside of Ireland.
2.6No distress, execution or other process has been levied on any asset of the Guarantor and no unsatisfied judgment, order or award is outstanding against such person.
2.7The Guarantor has not been a party to any transaction with any third party or parties which would, if any such third party went into liquidation or administration or had a bankruptcy order made in relation to it, constitute (in whole or in part) a transaction at an undervalue, a preference or an invalid floating charge, or which otherwise could constitute any other transaction or transfer at an undervalue or involving an unauthorised reduction of capital.
2.8The Guarantor:
2.8.1is not unable to pay nor has no reasonable prospect of being able to pay its debts;
2.8.2has not had a bankruptcy summons, or petition presented against them;
2.8.3has not presented a debtors petition for bankruptcy, or taken any action in preparation for presenting same;
2.8.4has not been adjudicated bankrupt;
2.8.5has not availed of any of, or sought to avail of, any mechanisms provided under the Personal Insolvency Act 2012; and
2.8.6has not been subject of any other event analogous to the foregoing in any other jurisdiction.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
3.Litigation
3.1The Guarantor is not subject to any outstanding or pending order, judgment, injunction, decree or award given by any court, tribunal, arbitral, governmental, administrative, regulatory or other authority, department, board, body or agency, in each case which restrain or enjoin the completion of the transactions contemplated by this Agreement, the Call Option or the other Transaction Documents.

Schedule 5

Tax Warranties
1.General/Compliance
1.1All liabilities of each Group Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of a transaction and all other taxes occurring or deemed to occur on or before the Accounts Date are fully provided for or (as appropriate) Disclosed in the Accounts. All other warranties relating to specific Tax matters set out in this Schedule are made without prejudice to the generality of this Paragraph 1.1.
1.2Since the Accounts Date:
1.2.1none of the Group Companies has been involved in any transaction which has given or may give rise to a liability to Tax on the Group Companies (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of the Group Companies arising from transactions entered into by it in the ordinary course of business;
1.2.2no transaction has occurred which has or may have the effect of prejudicing any Relief taken into account in computing or eliminating the provision for deferred Tax contained in the Accounts; and
1.2.3all deficiencies for Tax asserted or assessed in writing against any Group Company have been fully and timely paid, settled or properly accrued in accordance with IFRS.
1.3The Group Companies have duly, and within any appropriate time limits, filed all returns, paid all applicable Taxes, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for Tax purposes and all such returns, notices and information were and remain complete and accurate in all material respects and do not, and so far as the Seller is aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised by, any Tax Authority nor do they create any potential liability for fines, penalties or interest charges in respect of any late submissions.
1.4None of the Group Companies has been involved in any current dispute with any Tax Authority and is not and has not within the past three years been the subject of any investigation, enquiry, audit or non-routine visit by any Tax Authority. As far as the Seller is aware, there is no planned investigation, enquiry, audit or non-routine visit by any Tax Authority in relation to the Group Companies and there are no facts which might cause such an investigation, enquiry, audit or non-routine visit to be instituted.
1.5None of the Group Companies nor any director or officer of the Group Companies (in his capacity as such) has paid or become liable to pay, and so far as the Seller is aware, there are no circumstances by reason of which it or they may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any return, give any notice or

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
supply any information to any relevant Tax Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment).
1.6No transaction has been effected by any Group Company in respect of which any consent, clearance, approval or ruling was required or sought from any Tax Authority has been entered into or carried out by the Group Companies without such consent, clearance or ruling having first been properly obtained and the information supplied to any Tax Authority or other appropriate authority in connection with any such consent, clearance or ruling fully and accurately disclosed all facts and circumstances material to the giving of such consent, clearance or ruling. Any transaction for which such consent, clearance, approval or ruling was obtained has been carried out only in accordance with the terms of such consent, clearance, approval or ruling and the application on which the consent, clearance, approval or ruling was based and at a time when such consent, clearance, approval or ruling was valid and effective. No facts or circumstances have arisen since any such consent, clearance, approval or ruling was obtained which would cause the consent, clearance, approval or ruling to become invalid or ineffective.
1.7No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Group Companies’ affairs.
1.8The amount of any liability to Tax of any Group Company has not, to any extent, depended on any concession or special arrangement (being an arrangement which is not based on relevant legislation or any published practice) with any Tax Authority.
1.9No Relief has been claimed by and/or given to any of the Group Companies, or taken into account in determining or eliminating any provision for Tax or deferred Tax in the Accounts, which, so far the Seller is aware, could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of the sale and purchase hereunder or any transaction occurring or arising at any time after the Accounts Date and on or before the date of this Agreement.
1.10Each of the Group Companies has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions.
1.11Each of the Group Companies has withheld and remitted to all relevant Tax Authorities all material Taxes required by applicable law to have been withheld and remitted by it with respect to payments made to their respective employees, creditors and other third parties.
1.12None of the Group Companies will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any Post-Completion Tax Period as a result of any (i) change in a method of accounting for a Pre-Completion Tax Period, (ii) intercompany transaction entered into prior to the Completion Date, (iii) any instalment sale or similar method of reporting gain or loss, or (iv) prepaid amount received prior to the Completion Date.
1.13No Irish group relief under Section 617 TCA 1997 has been claimed to date by the Seller (or any other Irish group company) on any transfer of assets to the Company other than as Disclosed against this Paragraph 1.13 in the Disclosure Letter and any such transfer so Disclosed will not give rise to any Tax Liability for any Group Company whether on Completion or in respect any event occurring after Completion.
2.Company Residence/Permanent Establishment
2.1Each of the Group Companies is and have at all times been resident for Tax purposes in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). None of the Group Companies is

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.
2.2None of the Group Companies is liable for any Tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.
3.Transfer Pricing, Thin Capitalisation
All transactions between the Group Companies or between any of them and any current or past member of any group of companies of which it is or has been a member have been and are on fully arm’s length terms. There are no circumstances which could cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.
4.Transaction Tax
4.1For the purposes of this Paragraph 4 the expression:
4.1.1Transaction Tax means value added, sales, goods and services turnover, or any similar Tax of any relevant jurisdiction (including, without limitation and for the avoidance of doubt, Digital Services Tax); and
4.1.2Transaction Tax legislation means any relevant enactments in relation to Transaction Taxes and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant Tax Authority.
4.2All Transaction Taxes, import duty and other taxes or charges payable by each Group Company upon the supply, acquisition, use or importation of goods or services, and all excise duties payable in respect of any assets (including trading stock) imported or owned by each Group Company, have been paid in full.
5.Group Company
5.1The Group Companies are not and have never been treated as a members of a consolidated tax group for the purposes of Tax.
5.2Neither the execution nor completion of this Agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by any of the Group Companies for Tax purposes or to the clawback of any Relief previously given.
6.Stamp Duty/Capital Duty
6.1All documents in the possession or under the control of each Group Company or to the production of which any Group Company is entitled which establish or are necessary to establish the title of such Group Company to any asset, or by virtue of which such Group Company has any right, have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.
6.2Each of the Group Companies has paid all property transfer taxes which it is liable to pay and has made all returns it is obliged to make.
6.3All duties, fees and penalties payable in respect of the capital of the Group Companies (including any premium over nominal value at which any share was issued) have been duly accounted for and paid,

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
and there are so as it is aware no circumstances under which any relief obtained against payment of any such amount could be withdrawn.
7.Anti-avoidance
None of the Group Companies has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance of Tax or any transaction that produced a Tax loss with no corresponding commercial loss.
8.Miscellaneous
No obligation has arisen or will arise for the Purchaser to deduct an amount under Section 980 of the Taxes Consolidation Act 1997 in relation to the payment of any consideration for the acquisition of the Shares or the Call Option Shares on the basis that, inter alia, the Shares and the Call Option Shares do not derive their value from Irish land, minerals or exploration rights.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Schedule 6

Limitations on the Seller’s and the Guarantors’ Liability; Claims Process
1.Purpose
Save as otherwise expressly provided in this Schedule and subject to Clause 9.7 and Clause 11.2, the provisions of this Schedule shall operate to (a) limit the liability of the Seller and the Guarantors in respect of such Relevant Claims as are expressly stated, and (b) specify the claims process in respect of making such Relevant Claims as are expressly stated against the Seller or any Guarantor.
2.Minimum and Maximum Levels of Relevant Claims
8.1No Covered Warranty Claim may be made by the Purchaser against the Seller or any Guarantor (pursuant to the Guarantee and Indemnity) unless:
8.1.1the total amount of such Covered Warranty Claim concerned exceeds the sum of $20,000 (in which case, subject to the remaining provisions of this Schedule, the Purchaser may claim the full amount of such Warranty Claim and not merely the excess above such sum); and
8.1.2the aggregate amount of such Covered Warranty Claim concerned and any other Covered Warranty Claims previously notified by the Purchaser under the provisions of this Agreement exceeds the sum of $60,000 (in which case, subject to the remaining provisions of this Schedule, the Purchaser may claim the full amount of any relevant Covered Warranty Claim and not merely the excess above such sum).
8.2No Excluded Warranty Claim or Relevant Indemnity Claim may be made by the Purchaser against the Seller or any Guarantor (pursuant to the Guarantee and Indemnity) unless:
8.2.1the total amount of such Excluded Warranty Claim or Relevant Indemnity Claim concerned exceeds the sum of $50,000 (in which case, subject to the remaining provisions of this Schedule, the Purchaser may claim the full amount of such Excluded Warranty Claim or Relevant Indemnity Claim and not merely the excess above such sum); and
8.2.2the aggregate amount of such Excluded Warranty Claim or Relevant Indemnity Claim concerned and any other Warranty Claims or Relevant Indemnity Claims previously notified by the Purchaser under the provisions of this Agreement exceeds the sum of $1,500,000 (in which case, subject to the remaining provisions of this Schedule, the Purchaser may claim the full amount of any relevant Excluded Warranty Claim or Relevant Indemnity Claim and not merely the excess above such sum).
8.3Notwithstanding anything to the contrary in this Agreement, this Schedule or any other Transaction Document, but subject always to Clause 9.7, Clause 11.2 and Paragraph 8 of this Schedule:
8.3.1the aggregate liability of the Seller under this Agreement:
(a)with respect to Covered Warranty Claims shall in no event exceed the Retention Payment, and accordingly the sole and exclusive recourse of the Purchaser (and any permitted assignee of the Purchaser) against the Seller in respect of any Covered Warranty Claim shall be the Purchaser’s right to set-off against the Retention Payment set forth in Clause 4 of this Agreement;
(b)with respect to Excluded Warranty Claims and Relevant Indemnity Claims shall be limited to a sum equal to $22,500,000;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
(c)with respect to any Indemnity Claims that are not Relevant Indemnity Claims shall be limited to a sum equal to $67,500,000;
(d)for all Relevant Claims and all other claims under this Agreement (including in respect of Clause 13.3) shall in no event exceed the aggregate amount of the Consideration paid, set off or withheld or will be set off or withheld by the Purchaser hereunder;
8.3.2the aggregate liability of a Guarantor:
(a)pursuant to the Guarantee and Indemnity, shall in no event exceed such Guarantor’s Relevant Percentage of such Guaranteed Obligation; and
(b)for all Relevant Claims and all other claims under this Agreement, including pursuant to the Guarantee and Indemnity, shall in no event exceed such Guarantor’s Relevant Percentage of the Consideration paid, set off or withheld or will be set off or withheld by the Purchaser hereunder;
8.3.3in no event shall any Guarantor have any Liability for any actual intentional fraud committed by any other Person, except and only to the extent in respect of a Guaranteed Obligation or the fraud of the Seller and in such case only up to such Guarantor’s Relevant Percentage of such Guaranteed Obligation (subject to the overall liability cap provided in sub-paragraph (b) of Paragraph 2.2.2 above).
3.Claims Periods and Process for Relevant Claims
8.3.1No Relevant Claim may be made by the Purchaser against the Seller or any Guarantor, and none of the Seller or any Guarantor shall have any liability for such claim, unless the Purchaser shall have first given written notice of such Relevant Claim to the Seller in accordance with Paragraph 3.1.2 below and prior to the expiration of the following periods (each of the following, a Claims Period):
(a)in relation to any Business Warranty Claim made in respect of any Business Warranty, on or before the date that is 18 months following the Completion Date;
(b)in relation to any Tax Warranty Claim or any Tax Covenant Claim, on or before the sixth anniversary of Completion;
(c)in relation to any Fundamental Warranty Claim, Guarantor Warranty Claim or any other Relevant Claim, on or before the sixth anniversary of Completion.
8.3.2From time to time during the applicable Claims Period, the Purchaser may deliver to the Guarantors’ Representative one or more certificates signed by any authorized representative of the Purchaser (a Claim Certificate):
(a)stating that the Purchaser has incurred, sustained or paid, or in good faith believes that it will incur, sustain or pay Losses;
(b)where the Losses are readily quantifiable at such time, stating the amount of such Losses (which, in the case of Losses not yet incurred, sustained or paid, may be the amount believed by the Purchaser in good faith to be incurred, sustained or paid); and
(c)to the extent reasonably practicable, specifying in reasonable detail (based upon the information then possessed and known by the Purchaser): (i) items of such

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Losses known by the Purchaser to be included in the amount so stated, (ii) the nature of the claim to which such Losses are related and (iii) some or all of the relevant Warranties or terms of this Agreement or any other Transaction Document underlying such claim and pursuant to which the Purchaser believes in good faith the Seller or any one or more of the Guarantors to be liable hereunder, provided that the failure or omission of the Purchaser to deliver a Claims Certificate providing all the information referred to in this paragraph 3.1.2 shall not prevent the Purchaser from bringing a Claim within the applicable Claims Period.
8.3.3Resolution of Objections to Relevant Claims:
(a)If the Guarantors’ Representative consents and agrees to the claim or claims by the Purchaser made in any Claim Certificate, a joint written instruction setting forth such agreement shall be prepared and signed by both parties.
(b)If the Guarantors’ Representative objects in writing to any claim or claims by the Purchaser made in any Claim Certificate, the Purchaser and the Guarantors’ Representative shall attempt in good faith for up to 15 days after the Purchaser’s receipt of such written objection to resolve such objection. If the Purchaser and the Guarantors’ Representative shall so agree, a joint written instruction setting forth such agreement shall be prepared and signed by both parties.
(c)If no such agreement can be reached during the 15-day period for good faith negotiation set forth in Paragraph 3.1.3(b), either the Purchaser or the Guarantors’ Representative may bring a claim or commence proceedings or arbitration in accordance with Clause 34.
4.Limitation on Certain Relevant Claims
8.1The Seller shall not be liable in respect of a Relevant Claim to the extent that such Relevant Claim arises or the amount thereof is increased as a result of (i) any legislation not in force at the date of Completion which takes effect retrospectively and/or (ii) proper and specific provision, accrual, allowance, note or reserve are made in the Accounts in respect of the matters giving rise to the Relevant Claim.
8.2The Business Warranties shall be qualified to the extent that any facts, matters or circumstances that would otherwise give rise to a breach of a Business Warranty have been Disclosed.
5.Order of Recovery; Recovery from Third Parties
8.1In respect of any Covered Warranty Claim, the Purchaser shall (a) first, seek to set-off the amount of such Covered Warranty Claim against the Retention Payment in accordance with Clause 4, to the maximum extent possible, (b) second, once the retention on the W&I Policy has been satisfied, seek to recover the amount of such Covered Warranty Claim from the W&I Policy, to the extent that recovery therefrom is available, and (c) third, only to the extent not recovered under the W&I Policy and subject in all cases to all applicable limitations of liability contained in this Agreement, seek to set-off the amount of such Relevant Claim against any Relevant Payment in accordance with Clause 14 or otherwise seek to recover any Losses directly from the Seller or, if applicable, the Guarantors.
8.2Notwithstanding anything to the contrary herein and in no way limiting the foregoing, the amount of Losses payable by Seller or any Guarantor in respect of any Relevant Claim shall be reduced by (i) any insurance proceeds actually received from an insurance carrier by Purchaser with respect to and which therefore reduces the Losses of the Purchaser in respect of such Relevant Claim (net of any applicable deductibles or similar costs or payments, other than in respect of the W&I Policy) and (ii)

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
indemnity or contribution amounts actually received from third parties (net of any applicable costs of recovery or collection thereof); provided that the foregoing shall not be construed as or give rise to an obligation to seek any such insurance, indemnification or contribution (other than in the case of the W&I Policy pursuant to Paragraph 5.1 above).
8.3If at any time the Seller pays any amount to the Purchaser in respect of any Relevant Claim (other than in respect of the Tax Warranties or the Tax Covenant) made under this Agreement and the Purchaser or any Group Company subsequently receives a payment from some other person in respect of any matter giving rise to such Relevant Claim which if it had been received prior to the Seller making payment in respect of such Relevant Claim would have reduced such payment, the Purchaser shall, as soon as reasonably practicable, repay to the Seller so much of the amount paid by the Seller to the Purchaser in respect of the Relevant Claim concerned as does not exceed the lower of the sum recovered from such other person and the amount such payment would have been so reduced less all Losses incurred by the Purchaser, any Group Company and/or any other member of the Purchaser’s Group in recovering that sum from such other person.
6.No double recovery
The Purchaser shall not be entitled to recover damages or any other amount in respect of any Relevant Claim more than once for the same Loss recovered relating to the same subject matter, including any recovery pursuant to the W&I Policy.
7.Conduct of claims
7.1Subject to Paragraph 7.2 below, if at any time the Purchaser becomes aware of any claim, action, demand or proceedings made or threatened by a third party against the Purchaser or any Group Company or any subsidiary, holding company or other subsidiary of any such holding company of the Purchaser, which in the Purchaser’s opinion is reasonably likely to give rise to a claim under the terms of this Agreement (other than Tax Claims, which are addressed in Schedule 9) for Losses against the Seller and/or any Guarantors (a Third Party Claim), the Purchaser shall (or shall procure that the relevant Group Company shall):
7.1.1notify the Guarantors’ Representative in writing of the details of such claim as soon as reasonably practicable, and in any event within 30 days of becoming aware of such Third Party Claim (provided however that failure to so notify shall not of itself prevent the Purchaser from bringing such Claim)
7.1.2be able to make any admission of liability, agreement, settlement or compromise in relation to any such Third Party Claim without the prior written consent of the Guarantors’ Representative, provided that:
(a)where an admission of liability, agreement, settlement or compromise in relation to any such Third Party Claim is made without the prior written consent of the Guarantors’ Representative (such consent not to be unreasonably withheld, delayed or conditioned), the amount of liability agreed shall not be dispositive of the amount of Losses or the fact of any Losses that is the subject of any Business Warranty Claim arising as a result of such Third Party Claim ;
(b)where an admission of liability, agreement, settlement or compromise in relation to any such Third Party Claim is made with the prior written consent of the Guarantors’ Representative (such consent not to be unreasonably withheld, delayed or conditioned), the amount of liability agreed shall be dispositive of the amount of Losses or the fact of any Losses that is be the subject of any Business Warranty Claim arising as a result of such Third Party Claim;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
7.1.3subject to legal professional privilege and any duties of confidentiality that are binding on the Purchaser and any member of the Purchaser’s Group, at all times give the Guarantors’ Representative and the Guarantors’ Representative’s professional advisers such information, accounts, records and documents, in its power, possession or under its control relevant to the claim or matters aforesaid as may be reasonably requested in writing by the Guarantors’ Representative and such reasonable access (upon reasonable notice, during normal office hours) to the premises and personnel of the Purchaser and each Group Company as may be reasonably requested in writing from time to time to enable the guarantor’s Representative and its professional advisers to examine such information, records and documents as may be necessary or desirable for the purposes of considering such claim, and to take copies thereof at the Guarantors’ Representative’s own expense; and
7.1.4if requested by the Guarantors’ Representative, use reasonable endeavours to keep the Guarantors’ Representative informed in a timely fashion of the progress of any and all material proceedings or actions in connection with the Third Party Claim.
7.2The Purchaser shall have no obligations under Paragraph 7.1 if and to the extent that such compliance would conflict with the obligations of the Purchaser or any Group Company under the W&I Policy.
8.Fraud
Notwithstanding any other provision of this Agreement or this Schedule 6, there shall be no limitation on the liability of the Seller or a particular Guarantor in the event of such party’s fraud.

Schedule 7Completion Accounts

Part A: Accounting Principles and Policies
1.Basis of Preparation
1.1The Completion Accounts shall be prepared in accordance with:
1.1.1the specific accounting treatments, principles, policies, procedures, techniques, bases, practices, methods and adjustments set out in Paragraph 2 of this Schedule;
1.1.2to the extent not inconsistent with Paragraph 1.1.1 and IFRS.
For the avoidance of doubt, Paragraph 1.1.1 shall take precedence over Paragraph 1.1.2.
1.2The fact that a particular category of asset or liability did not exist at the Accounts Date or at the time of the preparation of the Accounts and was therefore not recorded in the Accounts shall not preclude the inclusion of such an asset or liability in the Completion Accounts.
1.3The Completion Accounts shall be based on the form as set out in the Illustrative Pro-Forma Balance Sheet (excluding the line items for fixed assets); provided that this shall not preclude the inclusion of such other line items as may be included within the definition of Completion Net Cash or Net Working Capital.
1.4The Completion Accounts Pack shall include the Completion Accounts and state (a) the “Net Working Capital” which shall be such sum as may be produced by deducting from the Group Companies’ aggregate current assets as at the Effective Time (excluding Completion Cash) a sum equal to the Group Companies’ aggregate liabilities as at the Effective Time (excluding Completion Debt) as derived from and stated in the Completion Accounts and, for the avoidance of doubt, should such sum be a negative amount, references to the Net Working Capital being “less than” any other amount

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
shall include the amount by which it is a negative, (b) the Completion Cash, (c) the Completion Debt and (d) the Completion Net Cash.
2.Specific Accounting Principles
The Completion Accounts shall be prepared on the basis of IFRS and the following accounting treatments, principles, policies, bases, practices, methods and adjustments shall be used in the preparation and determination of the Completion Accounts:
2.4.1the Completion Accounts shall reflect new events occurring and information becoming available up to the date on which the Draft Completion Accounts Pack are delivered to the Seller, to the extent such information and events provide additional evidence with respect to conditions that existed at the Effective Time;
2.4.2the Completion Accounts shall be prepared as if the Effective Time occurs at the end of an accounting and Tax period and in accordance with those specific procedures that would be adopted at a financial year-end, including detailed analysis of accruals and cut-off procedures;
2.4.3the Completion Accounts shall be prepared on the basis that the Group Companies are a going concern and shall exclude (except with respect to Transaction Costs) the effect of change of control or ownership of the Group Companies and any relating adjustments due to purchase accounting and will not take into account the effects of any post-Completion reorganizations of the Purchaser or its Affiliates. For the avoidance of doubt, no financing undertaken by the Purchaser or at the direction of the Purchaser will be included or reflected in the Completion Accounts;
2.4.4no minimum materiality limits shall be applied in the preparation and review of the Completion Accounts;
2.4.5the provisions of this Schedule 7 shall be interpreted to avoid double counting (whether positive or negative) of any item included in the Completion Accounts;
2.4.6the Completion Accounts will be prepared in United States Dollars. Any amounts denominated in a currency other than United States Dollars shall be converted into United States Dollars at the mid-point United States Dollar spot rate of exchange applicable to such other currency as quoted by the Wall Street Journal as of the Effective Time or, with regard to Serbian dinars, at the median exchange rate as quoted by National Bank of the Republic of Serbia as of the Effective Time;
2.4.7intercompany balances among or between the Group Companies shall be reconciled and eliminated. Any unreconciled assets or liabilities shall be released, and no such amounts shall be included in Net Working Capital;
2.4.8for the purposes of determining any component of the Completion Accounts, the application of GAAP shall be interpreted as if IFRS 16 has not taken effect;
2.4.9Net Working capital should exclude any Completion Cash and Paypal accounts whether recorded under cash, receivables or other current assets;
2.4.10any payables to the Seller, any Guarantor or any Seller Affiliates or Guarantor Affiliates (including shareholders of the Seller) shall be captured in Borrowings; and
2.4.11an accrual shall be made for a) the Success Sharing Plan Milestone Amount of [***] and the Transaction Bonus Amount of [***] in respect of payments made pursuant to the Success Sharing Plan pursuant to Clause 8.8 and b) payments in aggregate of [***]

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
(inclusive of all Employee Tax Liability and Other Transaction Bonus Liabilities payable in connection with such payments) to the Prospective Equity Recipients pursuant to Clause 6.3.4 provided that none of these amounts referred to in this paragraph 2.1.12 will form part of the Net Working Capital and shall be disregarded for the purposes of the Completion Accounts and computation of the Net Working Capital.
Part B: Agreement and Determination of the Completion Accounts
1.The Purchaser shall procure that, within 90 Business Days of the Completion Date, a draft of the Completion Accounts and Completion Accounts Pack (the Draft Completion Accounts Pack) shall be prepared in accordance with Part A of this Schedule and sent to the Seller together with copies of any relevant working papers.
2.If the Seller considers that any of the Net Working Capital, the Completion Debt, the Completion Cash or the Completion Net Cash stated in the Draft Completion Accounts Pack is inaccurate in any way then, subject to Paragraph 3 below, it may serve written notice (an Accounts Objection Notice) of such fact on the Purchaser (which shall clearly state the matter in dispute and provide details of any alleged inaccuracies in the Draft Completion Accounts Pack and shall incorporate any adjustment proposed by the Seller to the Draft Completion Accounts Pack) at any time within the period of 20 (twenty) Business Days after receipt by it of the Draft Completion Accounts Pack. Any matters not raised in the Accounts Objection Notice shall be deemed to have been agreed between the parties. Where the Seller has no objection to the Net Working Capital, the Completion Debt, the Completion Cash or the Completion Net Cash stated in the Draft Completion Accounts Pack he undertakes to serve written notice of such fact on the Purchaser (an Accounts Acceptance Notice). If no Accounts Objection Notice or Accounts Acceptance Notice is served within this period then the Seller shall be treated as having approved the Draft Completion Accounts Pack which shall be the Completion Accounts Pack and having served an Accounts Acceptance Notice on the final day of such period.
3.If an Accounts Objection Notice is served in accordance with Paragraph 2 then the Purchaser and the Seller shall use all reasonable endeavours to discuss and try to resolve any matters in dispute regarding the Draft Completion Accounts Pack and agree the Draft Completion Accounts Pack within the period of 15 (fifteen) Business Days following receipt of the Accounts Objection Notice by the Purchaser and if such matters are so resolved, the Draft Completion Accounts Pack as amended to reflect such resolved matters shall be the Completion Accounts Pack.
4.If the Seller and the Purchaser have not resolved any matters in dispute regarding the Draft Completion Accounts Pack within the period referred to in Paragraph 3 then the parties shall appoint (in accordance with Schedule 8) an Independent Accountant to deliver:
4.1a determination of the matters raised in the Accounts Objection Notice and which remain in dispute and for the purposes of his determination, the Independent Accountant:
4.1.1shall not be entitled to take into account matters not referred to or taken account in the Draft Completion Accounts Pack or the Accounts Objection Notice (whether or not known about or discoverable at the date of the relevant document), other than arithmetical changes required as a consequence of the matters determined by the Independent Accountant; and
4.1.2shall not be entitled to deliver a revised version of the Draft Completion Accounts Pack containing a determination of the Net Working Capital, Completion Cash, Completion Debt and Completion Net Cash at figures which are outside the range of figures for those amounts contended by the Purchaser and the Seller; and
4.2a revised version of the Draft Completion Accounts Pack adjusted to take account of the matters determined by him which shall be the Completion Accounts Pack.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
5.Each of the parties will co-operate fully with the other and, if applicable, with any Independent Accountant (including giving all reasonable access to records, information, and to personnel and providing any information which may from time to time be requested), with a view to enabling the Completion Accounts and Completion Accounts Pack to be prepared and agreed or determined as soon as reasonably practicable and each of the parties shall take any steps necessary in order to ensure that they and/or any Independent Accountant have prompt access to, and (where reasonable) are able to take copies of any records or information belonging to any Group Companies which any of them may reasonably require for the purpose of producing, reviewing, agreeing and/or determining the form of the Completion Accounts and Completion Accounts Pack.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Part C: Illustrative Pro-Forma Balance Sheet

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Schedule 8
Appointment of Independent Accountant

1.Any matter which, in accordance with this Agreement is to be determined by an Independent Accountant, shall be referred to:
1.1an independent chartered accountant whose identity is agreed between the Seller and the Purchaser; or
1.2(if no such person is appointed on or before the date falling 20 (twenty) Business Days after the date on which an individual is first proposed by the Purchaser or the Seller to the other for the purpose) such independent chartered accountant as shall be nominated on the application of the Purchaser or the Seller by the President for the time being of Chartered Accountants Ireland.
2.The Purchaser and the Seller shall cooperate with each other in relation to the appointment of the Independent Accountant, and agree not to withhold or delay unreasonably their consent to such appointment, including in relation to signing the terms of engagement of the Independent Accountant and (where relevant) agreeing to any terms and conditions required by Chartered Accountants Ireland, in order for them to act as the appointing body of the Independent Accountant.
3.In making his determination, the Independent Accountant shall:
3.1decide on the procedure and timetable to be followed in the determination, save that such procedure shall allow the Seller and the Purchaser and their respective professional advisers to make written and oral representations to the Independent Accountant, shall require the Seller and the Purchaser to provide each other with copies of or access to any information or documents provided to the Independent Accountant at the same time as they are provided or made available to the Independent Accountant, and shall permit each party to be present during any oral submissions made by the other party to the Independent Accountant;
3.2be required to determine only those matters that this Agreement provides are capable of being referred to him for determination, but shall be entitled to make any determination as to the interpretation of this Agreement as is necessary to enable him to make a determination of the matters referred to him; and
3.3be entitled to take legal advice on any matter relevant to his determination.
4.The Independent Accountant shall act as an expert and not as an arbitrator. He shall not be obliged to give reasons for his determination which shall, save in the case of fraud or manifest error, be final and binding on all parties for all purposes. Other than in the case of fraud, no right of appeal shall exist in relation to that determination. Where there is a manifest error the relevant part of the determination shall be void and shall be referred back to the Independent Accountant for correction. The Independent Accountant shall be required to deliver his determination and any calculation, statement or accounts required to be provided by him by this Agreement to the Purchaser and the Seller in writing as soon as reasonably practicable after his appointment.
5.The fees and expenses of the Independent Accountant together with VAT thereon shall, be borne as determined by the Independent Accountant in his sole discretion and in default of a determination by the Independent Accountant, as to 50 per cent by the Purchaser and as to 50 per cent by the Seller.
6.The Seller and the Purchaser shall each use reasonable endeavours to co-operate with the Independent Accountant to enable him to reach his determination within the time period set by this Agreement including by co-operating with any timetable and procedure set by the Independent Accountant and making available documents, information and personnel.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
7.If any Independent Accountant appointed pursuant to this Schedule 8 dies or becomes unwilling or incapable of acting, then the matters to be determined by the Independent Accountant shall be referred for determination to a replacement Independent Accountant and this Schedule 8 shall apply to the appointment of that replacement as if he were the first Independent Accountant appointed.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Schedule 9
Tax Covenant
1.Definitions and Interpretation
1.1Definitions
In this Schedule 9 and (unless otherwise defined) this Agreement, the following words and expressions shall have the following meanings:

Auditors	means a nationally recognised firm of accountants appointed by agreement between the Guarantors’ Representative and the Purchaser or, in default of agreement, by the President from time to time of Chartered Accountants Ireland;
Corresponding Saving	means a reduction or elimination of any liability of any Group Company to make an actual payment of Tax for which the Seller would not have been liable under Paragraphs 2.1 or 2.2 of this Schedule 9 by the use of any Relief arising wholly as a result of any Liability to Tax in respect of which a payment has been made in full by the Seller under Paragraphs 2.1 or 2.2 this Schedule 9;
Event	includes (without limitation), the expiry of a period of time, a Group Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be, or becoming, resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any other event (including the execution of this Agreement and Completion), act or omission and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;
Liability to Tax	includes any of the following:
(i) a liability to make a payment of or relating to Tax (an A Liability);

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

(ii)    the application of all or part of any Relief in computing either profits earned, accrued or received on or before Completion or Tax arising in respect of any Event occurring on or before Completion in circumstances where the Relief was not available before Completion but arises in respect of any Event occurring or period ending after Completion (which for the avoidance of doubt shall not include any period up to Completion) (in this Schedule 9, a Purchaser's Relief) and where but for such application a Group Company would have been liable to make a payment of or relating to Tax in respect of which the Purchaser would have been able to make a claim under Paragraph 2 of this Schedule 9 (a B Liability);

(iii)    the loss or setting off against any liability to make a payment of or relating to Tax (for which no provision has been made in preparing the Completion Accounts and in respect of which but for such loss or setting off the Purchaser would have been able to make a claim under this Agreement) of all or part of a right to repayment of Tax which has been treated as an asset of the Company in preparing the Completion Accounts (a C Liability); and

(iv)    the loss of all or part of any Relief, or the application of all or part of any Relief in computing profits or Tax, which Relief has been taken into account in computing (and so reducing) any provision relating to Tax which appears in the Completion Accounts (or which but for the presumed availability of such Relief would have appeared in the Accounts) (in this Schedule 9, an Accounts Relief) in circumstances where the Relief would (were it not for the said loss or application) have been available in full to a Group Company (a D Liability);

Relief	includes any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Tax;
Seller’s Relief	means a Relief which arose to a Group Company in respect of a period ended on or before Completion that is not a Purchaser’s Relief or Accounts Relief;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Tax, Taxes or Taxation
means all taxes (including value added taxes (VAT), duties (including stamp duty), charges, levies, imposts or withholdings whenever and by whatever authority imposed (for the avoidance of doubt, including, but not limited to, any tax in respect of sales or turnover, withholding tax, property tax, payroll tax and social security contributions) and whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to a Group Company together with in any such case all interest, fines, penalties, surcharges and charges arising in respect of the imposing of any of such taxes, duties, charges, levies, imposts or withholdings;

Tax Authority	means any Tax or other authority which seeks to determine liability for and/or administers Tax in any jurisdiction (including without limitation the Revenue Commissioners or the Department of Social Protection).
Tax Claim
means:
(i)     any assessment, notice, letter,     determination, demand or other     document by or on behalf of any     Tax Authority (whether issued or     made before or after Completion     and whether satisfied or not at Completion) including without     limitation, the imposition or     possible imposition of any withholding of or on account of Tax; and
(ii)    any self-assessment return, amended     return, computation, accounts or any     other documents required to be     filed with or submitted to a Tax     Authority,
in any case from which it appears that a Liability to Tax has been or may be imposed on any member of the Purchaser’s Group or increased or further payment to a Tax Authority is required to be made by any member of the Purchaser’s Group or any of the assets of any member of the Purchaser’s Group (including any shares in the Company) are subject to any charge or any power of sale, mortgage or charge resulting from or in consequence of any liability to inheritance tax or otherwise for which the Seller may be liable under this Schedule; and

TCA	means the Taxes Consolidation Act 1997 of Ireland.
1.2Interpretation
Unless the context otherwise requires, in this Schedule 9:

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
1.2.1capitalised words and expressions defined in this Agreement and not in this Schedule 9 shall have the same meanings when used in this Schedule 9;
1.2.2unless a contrary intention appears, references to Paragraphs are to Paragraphs of this Schedule 9;
1.2.3references to income, profits or gains are references to Taxable income, profits, gains or any other measure by reference to which Tax is computed;
1.2.4references to income, profit or gains earned, accrued, received or realised, as the case may be, shall include income, profits or gains deemed to have been earned, accrued, received or realised for Tax purposes;
1.2.5the provisions of Paragraphs 2.3 and 3 of this Schedule 9 which operate to limit or reduce the liability of the Seller shall also operate, mutatis mutandis, to limit or reduce the liability of the Seller in respect of claims under the Tax Warranties;
1.2.6the provisions of Paragraph 4 of this Schedule 9 which applies where a Group Company or the Purchaser is at any time entitled to recover from a third party a sum which would have reduced the liability of the Seller to make a payment under this Schedule 9 shall also operate, mutatis mutandis, where such circumstances arise in respect of claims under the Tax Warranties;
1.2.7the provisions of Paragraph 5 of this Schedule 9 which apply to the manner of making claims under this Agreement shall also operate, mutatis mutandis, to the conduct of any claims under the Tax Warranties;
1.2.8in any case where the provisions of this Schedule 9 conflict with the provisions of this Agreement insofar as they relate to claims under this Schedule 9 or under the Tax Warranties, then the provisions of this Schedule 9 shall prevail;
1.2.9for the purposes only of determining whether a Liability to Tax or Relief has arisen before Completion or on or after Completion or in a period ending before Completion or in a period commencing before and ending after Completion, an accounting period of each Group Company shall be deemed to have ended on Completion;
1.2.10reference to an Event occurring on or before a particular date will include an Event deemed for any Tax purpose to occur or to be treated or regarded as occurring, on or before that date;
1.2.11references to statutory provisions shall include any and all amendments, re-enactments or substitutions thereto; and
1.2.12in construing this Schedule 9, general words shall not be given a restrictive meaning by reason of the fact that they are followed or preceded by particular examples intended to be embraced by the general words.
2.Covenant and Exclusions
2.1Subject to the exclusions in Paragraph 2.3 and applicable limitations contained in Schedule 6, the Seller covenants to pay to the Purchaser a sum equal to the amount of any Liability to Tax suffered by any Group Company resulting from or in respect of:
2.1.1any Event occurring or deemed, for Tax purposes, to have occurred before Completion; or

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
2.1.2any profits earned, accrued or received in respect of any period ending on or before Completion.
2.2Without prejudice to the generality of Paragraph 2.1 and subject to the exclusions contained in Paragraph 2.3 and applicable limitations contained in Schedule 6, the Seller covenants to pay to the Purchaser:
2.2.1any Liability to Tax which is primarily the liability of another person, other than a Group Company (the Primary Person), for which any Group Company, the Purchaser or any member of the Purchaser’s Group is liable in consequence of any Group Company at any time on or before Completion:
(a)being a member of the same group of companies (other than the Purchaser’s Group) as the Primary Person for any Tax purpose; or
(b)having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person in each case for any Tax purpose;
2.2.2an amount equal to any Tax accountable or payable by any member of the Purchaser’s Group which arises in respect of any of the Consideration being treated in whole or in part as employment income or remuneration and/or any associated penalties and interest or the failure or delay by the Seller, the Guarantors or the Seller’s Affiliates or Guarantor’s Affiliates to reimburse any amount in respect of Tax arising in connection with the circumstances described in this Paragraph 2.2.2;
2.2.3an amount equal to any Tax which arises in respect of or in connection with:
(a)the reorganisation of the Group in 2020 whereby the shares in Nordeus Serbia were transferred to the Company pursuant to the Nordeus Serbia SPA (including, without limitation, any Tax arising as a result of the consideration paid by Nordeus Ireland for the shares in Nordeus Serbia being different to the market value of those shares at the time of the transfer);
(b)the winding-up, liquidation or dissolution of the Dissolved Entities;
(c)the IP Assignment (including without limitation, any Tax arising as a result of the making, repayment of or writing off of any loan between Nordeus Serbia and Nordeus Ireland in respect of the outstanding consideration payable by Nordeus Ireland to Nordeus Serbia pursuant to the IP Assignment); or
(d)any Group Company and/or any member of the Purchaser’s Group being required to withhold and remit to any Tax Authority any Tax arising in respect of any payment made on, before or up to 90 days after Completion to any Contractors (including a Contractor that is a corporate entity that provides an individual(s) to provide services to a Group Company on its behalf) who were engaged by any Group Company on or before Completion (including for the avoidance doubt any income tax and/or primary or secondary social security contributions);
2.2.4an amount equal to the amount of all reasonable and costs and expenses properly incurred or payable by the Purchaser or any Group Company in connection with taking or defending any action (including but not limited to assessing whether or not to take or defend any action and bringing legal proceedings) under this Tax Covenant.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
2.3The covenants contained in Paragraphs 2.1 and 2.2 shall not apply to any liability under those Paragraphs to the extent that:
2.3.1specific provision or reserve in respect of such Tax was made in the Completion Accounts or such Tax was discharged prior to Completion (excluding any provision or reserve made in respect of deferred tax) and such discharge was recognised or taken into account (and thereby increased the amount of a liability or reduced an asset from the amount that would otherwise have been reflected) in the Completion Accounts;
2.3.2such Tax arises or is increased as a consequence of any change in the accounting policy adopted by any Group Company on or after Completion, except where such change was required in order to comply with any legal, regulatory or financial reporting requirement applicable to the relevant Group Company;
2.3.3such Tax arises or is increased as a result of a change in Tax rates, or a change in legislation, law, regulation or published practice of any Tax Authority, on or after Completion, provided that, in either case, the change was not announced by the relevant Tax Authority prior to Completion;
2.3.4such Liability to Tax would arise or is increased as a result of the cessation of any trade or business by, or a major change in the nature or conduct of the trade or business of a Group Company after Completion;
2.3.5any Seller’s Relief is available, or is for no consideration made available, to a Group Company and successfully set against or otherwise used to mitigate such Tax and so that:
(a)for this purpose any Relief arising in respect of an accounting period falling partly before and partly on or after Completion shall be apportioned on a time basis, unless some other basis is more reasonable; and
(b)any Seller’s Relief that is so available in relation to more than one Liability to Tax to which this Schedule 9 applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible, the total liability of the Seller under this Schedule 9;
2.3.6the Liability to Tax would not have arisen but for:
(a)the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Completion by the Purchaser or a Group Company other than where the making of the claim, election, surrender or disclaimer, the giving of notice or consent or the doing of any other thing was at the direction of the Seller or necessary in order to comply with the law or generally accepted accounting principles applicable to the Company in effect as at Completion; or
(b)the failure or omission on the part of a Group Company (other than at the direction of the Seller) to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing that was assumed in computing any provision in the Completion Accounts and details of which were Disclosed in the Disclosure Letter;
2.3.7the Tax would not have arisen but for a voluntary act carried out by any Group Company or the Purchaser after Completion, except that for these purposes, a voluntary act shall not include an act which was:

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
(a)carried out pursuant to a legally binding obligation entered into by any Group Company before Completion;
(b)carried out with the written consent of the Seller;
(c)in the ordinary course of trade of the relevant Group Company as carried on at Completion;
(d)to avoid or mitigate a penalty imposable by any legislation; or
(e)imposed on the relevant Group Company by any legislation whether coming into force before, on or after Completion;
2.3.8an amount in respect of that liability has been paid in cash to the Purchaser pursuant to and in accordance with Paragraph 6 below;
2.3.9the Company is compensated for the actual amount of such Liability to Tax by a policy of insurance; or
2.3.10recovery can be made in respect of the same Liability to Tax under this Agreement.
2.4The amount of a Liability to Tax in respect of which the Seller becomes liable to pay an amount to the Purchaser under Paragraphs 2.1 and 2.2 shall be as follows:
2.4.1in the case of an A Liability the amount of such payment;
2.4.2in the case of a B Liability the amount of Tax saved as a consequence of the application of the Relief;
2.4.3in the case of a C Liability the amount of the repayment which would otherwise have been obtained or the amount by which such repayment is reduced, as the case may be; and
2.4.4in the case of a D Liability the amount of Tax which would have been saved had such Relief been available on the assumption that the relevant Group Company’s profits or Tax are such that the Relief could have been fully utilised in computing such profits or Tax.
3.Over-Provisions and Corresponding Savings
3.1If, at any time within five years after the end of the chargeable period of the relevant Group Company in which Completion occurs, the Auditors certify in writing (at the Seller’ request and expense) that:
3.1.1the aggregate provision for Tax contained in the Completion Accounts (other than a provision for deferred tax) is an Over-Provision, save to the extent that such Over-Provision is due to:
(a)the availability of a Purchaser’s Relief;
(b)a reduction in Tax rates or any other change in legislation or practice after Completion;
(c)any action taken after Completion; or
3.1.2a payment has been made, in full, by the Seller pursuant to Paragraph 2.1 or 2.2 of this Schedule 9 which has given rise to a Corresponding Saving for a Group Company, then an

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
amount equal to the value (so certified by the Auditors in writing) of such Over-provision or Corresponding Saving shall be set off:
(i)against any payment then due from the Seller under this Schedule; and
(ii)(to the extent there is any excess) against any payment(s) subsequently due by the Seller under this Agreement in chronological order.
4.Recovery from Third Parties
4.1If the Seller is required to make or has made any payment to the Purchaser under Paragraphs 2.1 or 2.2 of this Schedule 9 and any Group Company or the Purchaser is at any time entitled to recover from a third party, a sum which would have reduced the liability of the Seller to make such payment, the Purchaser shall, or shall procure that the relevant Group Company shall, take all reasonable steps to enforce such recovery and, once it or the relevant Group Company has received such sum, the Purchaser shall, as soon as practicable and subject to being indemnified to its reasonable satisfaction by the Seller against all Losses which may be reasonably incurred by the Purchaser or the relevant Group Company, repay to the Seller the lesser of:
4.1.1the amount recovered from the third party; and
4.1.2the sum payable by the Seller to the Purchaser,
in each case less the reasonable costs and expenses of recovery incurred or paid by the Purchaser or the relevant Group Company and less any Tax relating to such recovery.
4.2Nothing in the Schedule 9 shall be deemed to relieve the Purchaser or any Group Company from any common law duty to mitigate any loss or damage incurred by it or them and the Purchaser undertakes that following Completion, insofar as relevant to the obligations of the Seller, the relevant Group Company shall take all appropriate or necessary steps in the ordinary course of its business to perform its obligations owing to and enforce its rights against third parties.
4.3Any amount recovered by a Group Company as referred to in Paragraph 4.1 of this Schedule 9 which exceeds any payment made to the Seller under Paragraph 4.1 of this Schedule 9 shall be set off against the liability of the Seller in respect of any future claims under this Schedule 9.
5.Manner of Making Claims
5.1If the Purchaser becomes aware after Completion of any Tax Claim which is likely to give rise to any liability under this Schedule 9, the Purchaser shall procure that notice of that Tax Claim or matter is given as soon as reasonably practicable to the Seller (and in any event within 15 Business Days of the Purchaser becoming so aware) provided that the giving of such notice shall not be a condition precedent to the liability of the Seller.
5.2Any notice referred to in Paragraph 5.1 shall (provided the Seller are not otherwise aware of such details), set out reasonable details of the circumstances giving rise to the liability (to the extent known by the Purchaser) and where possible the date for payment of such Tax Claim ascertained in accordance with Paragraph 6 of this Schedule 9.
5.3The Purchaser shall not (and shall procure that the relevant Group Company shall not) make any admission of liability, agreement, settlement or compromise or otherwise take any action in relation thereto without the prior written consent of the Seller, such consent not to be unreasonably withheld.
5.4Subject to Paragraph 5.5, the Purchaser shall (or where relevant, shall procure that the relevant Group Company shall) take such reasonable action as the Seller may reasonably request in writing to

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
avoid, dispute, defend, resist, appeal or compromise any claim, subject to the Seller (to the Purchaser’s reasonable satisfaction) indemnifying the Purchaser and/or the relevant Group Company (as applicable) against any costs or expenses which it may suffer or incur as a result of taking such action (including any additional liability to Tax, interest or penalties) PROVIDED THAT the Purchaser shall not be obliged to procure that the relevant Group Company dispute, defend, resist or appeal any Tax assessment:
5.4.1before any court or other appellate body unless the Seller provides the Purchaser, or the relevant Group Company with a written opinion of a solicitor or barrister in each case of at least 10 years’ call qualified and practising in the appropriate jurisdiction experienced in Tax matters of a similar nature to the relevant Tax Claim to the effect that an appeal against the Tax assessment in question will, on the balance of probabilities, be won;
5.4.2if and to the extent that it has been established by the Auditors that either the Seller has, or the relevant Group Company whilst it was under the control of the Seller has, committed acts or omissions which constitute fraud in respect of any matter relating to Tax; or
5.4.3the effect of which is, or is reasonably likely, to have a material adverse effect on the Tax or commercial position of any Group Company or any member of the Purchaser’s Group.
5.5Notwithstanding the provisions of Paragraph 5.5 of this Schedule 9, the Purchaser and/or the relevant Group Company shall be entitled to deal as it sees fit, without reference to the Seller, with any matter which could give rise to a liability under this Schedule 9:
5.5.1if within 15 Business Days of being notified of the Tax Claim, the Seller fails to instruct the Purchaser in accordance with Paragraph 5.5 of this Schedule 9 or fails to indemnify the Purchaser or the relevant Group Company (as appropriate) in accordance with Paragraph 5.5;
5.5.2upon receipt of a written notice from the Seller to the effect that the Purchaser and/or the relevant Group Company shall be entitled to deal as it sees fit with such matter; or
5.5.3upon the expiry of any period prescribed by legislation for the making of an appeal against either the Tax Claim in question or the decision of any court or tribunal in respect of any such Tax Claim, provided the Seller received notice of such Tax Claim 15 Business Days prior to the expiry of such period.
5.6The Purchaser shall (and shall procure that the relevant Group Company shall) give the Seller and its professional advisers reasonable access to any information, accounts, records and documents in its or their power, possession or under its or their control relevant to the claim or matters aforesaid as may be reasonably requested in writing by the Seller to enable the Seller and its professional advisers to examine such information, records and documents as is necessary for the purposes of considering such Tax Claim, and to take copies thereof. The Seller shall, and shall procure that its professional advisers shall, keep such information, accounts, records and documents confidential.
6.Payments
6.1Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds as follows:
6.1.1(subject to Paragraph 6.1.2) in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of three Business Days before the due date for payment and seven Business Days after the date on which the Purchaser serves notice on the Seller requesting payment;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
6.1.2if the Seller has exercised its rights under Paragraph 5.4, three Business Days after the Liability for Tax is finally determined, unless a payment must be made to a Tax Authority in order to entitle the Purchaser and/or the relevant Group Company to appeal, resist, dispute or contest the relevant Tax Claim, in which case payment shall be made by the Seller to the Purchaser three Business Days before the date on which such payment must be made to such Tax Authority provided that, notwithstanding the provisions in Paragraph 4, any amount subsequently recovered by the Purchaser or the Group Company from the relevant Tax Authority (together with interest paid by the relevant Tax Authority) upon resolution of such dispute shall be repaid to the Seller;
6.1.3in the case of the loss of a right to repayment of Tax, seven Business Days following the date on which the Purchaser serves notice on the Seller requesting payment;
6.1.4in a case that involves the loss of a Relief (other than a right to repayment of Tax and subject to paragraph 6.1.5), the later of seven Business Days after the date on which the Purchaser serves notice on the Seller requesting payment and the last date on which the Tax is or would have been required to be paid to the relevant Tax Authority in respect of the earlier of:
(a)the period in which the loss of the Relief gives rise to an actual liability to pay Tax; or
(b)the period in which the loss of the Relief occurs (assuming for this purpose that the relevant Group Company had sufficient profits or was otherwise in a position to use the Relief); or
6.1.5in a case that involves the use or setting off of any Purchaser’s Relief, the date on which the Tax saved by the relevant Group Company is or would have been required to be paid to the relevant Tax Authority.
6.2Any payment by the Seller to the Purchaser under this Schedule 9 shall constitute an adjustment to the Consideration (provided that this shall not operate to the reduce the Consideration for the purposes of the liability caps in paragraph 2 of Schedule 6) .
7.Tax Returns
7.1Subject to this Paragraph 7, the Purchaser will have exclusive conduct of all Tax affairs of the Group Companies after Completion.
7.2The Seller or its duly authorised agent (at the Seller’s sole cost) shall prepare and complete the Tax Returns for all Pre-Completion Tax Periods (to the extent this has not already been done) and the Tax Returns for the Current Period consistent with prior practices and submit such Tax Returns to the Purchaser in good time (and in any event in at least twenty (20) Business Days prior to the due date for submission to any Tax Authority), with drafts of any material documents, or other information to be submitted to any Tax Authority in connection with such Tax Returns.
7.3The Seller shall make such amendments to such Tax Returns as the Purchaser considers to be appropriate including to correct where the Tax Return is not full, true and accurate.
7.4The Seller or their duly authorised agent shall ensure that the Tax Returns in the form authorised by the Purchaser are submitted to the relevant Tax Authority as soon as possible.
7.5The Seller or its duly authorised agent shall provide the Purchaser with all reasonable assistance, co-operation and information as reasonably requested by the Purchaser in respect of the making of any Tax Return for any Post-Completion Tax Period of any Group Company including (but not limited to)

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
information and co-operation requested in connection with all negotiations, correspondence and agreements in respect of any Group Company’s Tax liabilities and any other relevant matter.
8.Purchaser’s Covenant
8.1In consideration of the entry into this Agreement and the covenants in this Schedule 9 given by the Seller in favour of the Purchaser, the Purchaser hereby covenants with the Seller to pay to the Seller an amount which, after taking into account any Tax withheld or Liability to Tax in the hands of the Seller, is equal to any liability or increased liability to Tax of the Seller arising pursuant to Section 629 TCA in respect of a relevant Group Company ceasing to be resident in Ireland within 12 months following Completion.
8.2Paragraph 8.1 shall not apply where such liability or increased liability to Tax:
8.2.1is subject to a valid claim by the Purchaser under this Agreement or this Schedule 9 which has not been satisfied; or
8.2.2has been recovered under any relevant statutory provision or has otherwise been recovered by the Seller or any affiliate of the Seller.
8.3The Purchaser hereby further covenants with the Seller to pay to the Seller an amount which after taking into account any Tax withheld or Liability to Tax in the hands of the Seller is equal to any reasonable legal and accounting costs and expenses properly incurred by the Seller in connection with any such liability or increased liability to Tax (or claim therefor) or in successfully taking any action under this Paragraph 8.
8.4All sums payable by the Purchaser or any Group Company to the Seller under this Paragraph 8 shall be paid within  five Business Days before the last day on which the relevant payment of Tax is due to be made to the relevant Tax Authority without incurring any liability to interest or penalties

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
Schedule 10
Earn-Out
1.Definitions
In this Schedule 10, the following words and expressions shall have the following meanings:

Board	means the board of directors of the Company;
Earn-Out Year 1 EBITDA	means EBITDA for the First Earn-Out Period as derived from the First Earn-Out Accounts and as agreed or determined by the provisions of this Schedule 10
Cause	shall be as defined in Paragraph 6.5 of this Schedule 10
EBITDA	means the Group Companies’ net income, plus income taxes, plus interest expense and net of interest income, plus depreciation, amortisation of intangibles, any goodwill impairment and any stock-based compensation and, for the avoidance of doubt, (i) net income shall be burdened by any employee profit share distributions and related expenses (save for the Earn-Out Retention Pool) and any corporate social responsibility donations made by a Group Company, and (ii) the deferral of revenue and related expenses, as may be required by US GAAP, shall be disregarded for the purposes of determining the EBITDA of the Earn-Out Period in which such deferral takes place;
Earn-Out Year 2 EBITDA	means EBITDA for the Second Earn-Out Period as derived from the Second Earn-Out Accounts and as agreed or determined by the provisions of this Schedule 10;
Earn-Out Accounts	means, as applicable, the First Earn-Out Accounts or the Second Earn-Out Accounts;
Earn-Out Certificate	means, as applicable, the First Earn-Out Certificate or the Second Earn-Out Certificate;
Earn-Out Payment	means, as applicable, the First Earn-Out Payment or the Second Earn-Out Payment and Earn-Out Payments shall mean both of them;
Earn-Out Period	means, as applicable, the First Earn-Out Period or the Second Earn-Out Period;
First Earn-Out Accounts	means the profit and loss statement of the Group Companies for the First Earn-Out Period;
First Earn-Out Certificate	means a certificate certifying the Earn-Out Year 1 EBITDA and the amount of the First Earn-Out Payment prepared in accordance with Paragraph 3 of this Schedule 10;
First Earn-Out Payment	has the meaning given in Paragraph 2.1.1 of this Schedule 10;
First Earn-Out Period	means the 12-month period beginning on 1 June 2021;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

Management	shall be as defined in Paragraph 6.1.1 of this Schedule 10;
Second Earn-Out Accounts	means the profit and loss statement of the Group Companies for the Second Earn-Out Period;
Second Earn-Out Certificate	means a certificate certifying the Earn-Out Year 2 EBITDA and the amount of the Second Earn-Out Payment prepared in accordance with Paragraph 3 of this Schedule 10;
Second Earn-Out Payment	has the meaning given in Paragraph 2.1.2 of this Schedule 10;
Second Earn-Out Period	means the 12-month period beginning on the first day after the expiry of the First Earn-Out Period; and
US GAAP	means generally accepted accounting principles in the United States of America.
2.Earn-Out Payments
2.1Subject to the remaining provisions of this Schedule 10 (and in particular Paragraphs 2.4 and 5), the Purchaser shall pay to the Seller (or to the extent provided for in paragraph 5.4, to the Company for the purposes of the Earn-Out Retention Pool)as additional consideration:
2.1.1in respect of the First Earn-Out Period, an amount equal to [***] for each [***] by which Earn-Out Year 1 EBITDA exceeds [***] (the First Earn-Out Payment); and/or
2.1.2in respect of the Second Earn-Out Period, an amount equal to [***] for each [***] by which Earn-Out Year 2 EBITDA exceeds [***] (the Second Earn-Out Payment).
2.2If each of Earn-Out Year 1 EBITDA and Earn-Out Year 2 EBITDA is [***] or less, then no Earn-Out Payment shall be payable by the Purchaser.
2.3Subject to Paragraphs 2.1 and 2.4, the Purchaser shall pay the Earn-Out Payments to the Seller in accordance with Paragraph 5.
2.4The maximum amount payable by the Purchaser in respect of the First Earn-Out Payment and First Earn-Out Period shall be [***] but the maximum aggregate amount payable by the Purchaser pursuant to both Earn-Out Payments and both Earn-Out Periods shall be the Percentage of $153,000,000 (the Maximum Earn-Out Amount).
3.Earn-Out Accounts and Earn-Out Certificates
3.1The Earn-Out Accounts shall be prepared in accordance with:
3.1.1the specific accounting treatments, principles, policies, bases, practices, methods and adjustments set out in Paragraph 4 of this Schedule 10; and
3.1.2to the extent not inconsistent with Paragraph 3.1.1, US GAAP.
3.2For the avoidance of doubt, Paragraph 3.1.1 shall take precedence over Paragraph 3.1.2.
3.3The Purchaser shall procure that, in respect of each Earn-Out Period, within 90 Business Days of the end of that Earn-Out Period:
3.3.1draft Earn-Out Accounts for such Earn-Out Period (the Draft Earn-Out Accounts); and

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
3.3.2a draft Earn-Out Certificate for such Earn-Out Period certified by the Purchaser as having been prepared in accordance with the requirements of this Schedule 10 (the Draft Earn-Out Certificate), shall be prepared in accordance with this Schedule 10 and sent to the Guarantors’ Representative together with copies of any relevant working papers.
3.4If the Guarantors’ Representative considers that the EBITDA stated in the relevant Draft Earn-Out Accounts and the Draft Earn-Out Certificate in respect of an Earn-Out Period is inaccurate in any way then, subject to Paragraph 3.5 below, he may serve written notice (an Earn-Out Objection Notice) of such fact on the Purchaser (which shall clearly state the matter in dispute and provide details of any alleged inaccuracies in the Draft Earn-Out Accounts and Draft Earn-Out Certificate and shall incorporate any adjustment proposed by the Guarantors’ Representative to the Draft Earn-Out Accounts and Draft Earn-Out Certificate) at any time within the period of 20 (twenty) Business Days after receipt by him of the Draft Earn-Out Accounts and the Draft Earn-Out Certificate. Any matters not raised in the Earn-Out Objection Notice shall be deemed to have been agreed between the parties. Where the Guarantors’ Representative has no objection to the EBITDA stated in the Draft Earn-Out Accounts and the Draft Earn-Out Certificate he undertakes to serve written notice of such fact on the Purchaser (an Earn-Out Acceptance Notice). If no Earn-Out Objection Notice or Earn-Out Acceptance Notice is served within this period then the Guarantors’ Representative shall be treated as having approved the Draft Earn-Out Accounts and the Draft Earn-Out Certificate which shall be the Earn-Out Accounts and the Earn-Out Certificate for the relevant Earn-Out Period and having served an Earn-Out Acceptance Notice on the final day of such period.
3.5If an Earn-Out Objection Notice is served in accordance with Paragraph 3.4 above then the Purchaser and the Guarantors’ Representative shall use all reasonable endeavours to discuss and try to resolve any matters in dispute regarding the Draft Earn-Out Accounts and the Draft Earn-Out Certificate and agree the Draft Earn-Out Accounts and the Draft Earn-Out Certificate within the period of 15 (fifteen) Business Days following receipt of the Earn-Out Objection Notice by the Purchaser and if such matters are so resolved, the Draft Earn-Out Accounts and the Draft Earn-Out Certificate as amended to reflect such resolved matters shall be the Earn-Out Accounts and the Earn-Out Certificate for the relevant Earn-Out Period.
3.6If the Guarantors’ Representative and the Purchaser have not resolved any matters in dispute regarding the Draft Earn-Out Accounts and the Draft Earn-Out Certificate within the period referred to in Paragraph 3.5 then the parties shall appoint (in accordance with Schedule 8) an Independent Accountant to deliver:
3.6.1a determination of the matters raised in the Earn-Out Objection Notice and which remain in dispute and for the purposes of his determination, the Independent Accountant:
(a)shall not be entitled to take into account matters not referred to or taken account in the Draft Earn-Out Accounts, the Draft Earn-Out Certificate or the Earn-Out Objection Notice (whether or not known about or discoverable at the date of the relevant document), other than arithmetical changes required as a consequence of the matters determined by the Independent Accountant; and
(b)shall not be entitled to deliver revised versions of the Draft Earn-Out Accounts and the Draft Earn-Out Certificate containing a determination of the EBITDA of the Group for the relevant Earn-Out Period at a figure which is outside the range of figures for those amounts contended by the Purchaser and the Guarantors’ Representative; and
3.6.2revised versions of the Draft Earn-Out Accounts and the Draft Earn-Out Certificate adjusted to take account of the matters determined by him which shall be the Earn-Out Accounts and the Earn-Out Certificate for the relevant Earn-Out Period.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
3.7Each of the parties will co-operate fully with the other and, if applicable, with any Independent Accountant (including giving all reasonable access to records, information, and to personnel and providing any information which may from time to time be requested), with a view to enabling the Earn-Out Accounts and the Earn-Out Certificate for the relevant Earn-Out Period to be prepared and agreed or determined as soon as reasonably practicable and each of the parties shall take any steps necessary in order to ensure that they and/or any Independent Accountant have prompt access to, and (where reasonable) are able to take copies of any records or information belonging to any Group Companies which any of them may reasonably require for the purpose of producing, reviewing, agreeing and/or determining the form of the Earn-Out Accounts and the Draft Earn-Out Certificate for each Earn-Out Period.
4.Specific Accounting Policies
The following accounting treatments, principles, policies, bases, practices, methods and adjustments shall be used in the preparation and determination of the Earn-Out Accounts:
4.7.1amounts contributed by the Seller to and paid to employees of the Group from the Earn-Out Retention Pool pursuant to Paragraph 5.4 shall not be taken into account for the purposes of the calculation of Earn-Out Year 1 EBITDA and Earn-Out Year 2 EBITDA but employer social security contributions and other liabilities or costs of any Group Company in connection with payments from the Earn-Out Retention Pool which are not paid from and reduce the Earn-Out Retention Pool shall not be taken into account for the purposes of the calculation of Earn-Out Year 1 EBITDA and Earn-Out Year 2 EBITDA;
4.7.2EBITDA will be calculated excluding the following items:
(a)any gains and losses on disposal of fixed assets;
(b)unrealized foreign exchange gains or losses;
(c)profits or gains or expenses or losses of a capital nature (including, for the avoidance of doubt, those arising from any sale and leaseback arrangements or from the sale, disposal or scrapping of fixed assets);
(d)profits or income or expenses or losses in respect of fair value adjustments (as defined by US GAAP) recorded in respect of any financial instruments;
(e)excluding any profits or gains or expenses or losses arising in respect of any acquisition accounting (as defined by US GAAP);
(f)excluding any profits or gains or expenses or losses in respect of the cumulative effect of a change in accounting principles during such period;
(g)the amount payable to relevant Employees of [***] in aggregate pursuant to the Success Sharing Plan; and
(h)any Earn-Out Payments, including the Earn-Out Retention Pool.
5.Payment and Apportionment of Earn-Out Payments
5.1Subject to Paragraphs 2 and 5.2of this Schedule 10, the Purchaser shall pay:
5.1.1each of the Earn-Out Payments (if applicable) to the Seller within 10 Business Days after the date on which the Earn-Out Accounts and Earn-Out Certificate in respect of an Earn-Out Period are agreed or determined in accordance with Paragraph 3; and

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
5.1.2an amount equal to the Year 1 Excess at the same time as payment of any Second Earn-Out Payment or, if no Second Earn-Out Payment is payable in accordance with this Schedule 10, within 10 Business Days of the date on which it has been agreed or determined that no Second Earn-Out Payment is so payable.
5.2[***]
6.Earn-Out Protection
6.1The Purchaser acknowledges that, during the period from Completion to the expiry of the Second Earn-Out Period, subject to Paragraphs 6.1.4 and 6.2 to 6.3 and subject to the Business Plan and the budget for the Group and parameters and limitations set out in the Business Plan and such budget and the overriding controls of the Board and other controls of the Purchaser in respect of the actions in Paragraph 6.2:
6.1.1Branko Milutinović, Ivan Stojisavljević, Milan Jovović and Tomislav Mihajlovic (together the Management) (in the case of each, while he remains employed by a Group Company) shall retain the day-to-day management of the Company’s products and expenses subject to the terms of their respective employment agreements with a Group Company and shall be free to employ, engage or terminate or vary the terms of employment or engagement of any person without the Purchaser’s prior written consent, but subject always to the parameters, restrictions and limitations set forth in the Business Plan and the budget for the Group from time to time;
6.1.2all employees of the Group Companies shall continue to report to Branko Milutinović (while he remains employed by a Group Company);
6.1.3the Purchaser shall not terminate any member of Management from his employment with a Group Company without Cause; and
6.1.4the Company shall operate on a standalone basis, separate from the businesses of the other members of the Purchaser’s Group. The Purchaser shall have the right to determine the composition of the board of directors of each Group Company and the parties agree that each Group Company and the Business shall be conducted in accordance with the Business Plan and on sound commercial profit making principles including (without limitation) to continue the Group’s focus on (a) pipeline titles, (b) engine development and (c) other research and development initiatives.
6.2The Seller and each of the Guarantors shall procure that none of the Group Companies shall, without the prior written consent of the Purchaser and the Guarantors’ Representative, agree to, allow, effect or propose any of the following:
6.2.1take any steps for the winding up, dissolution, liquidation or deregistration of any Group Company or for any Group Company to undergo any formal insolvency procedure;
6.2.2incur any capital expenditure not agreed or any other expenditure during any period of a level in excess of the expenditure provided for that period in the Business Plan;
6.2.3sell, licence, acquire or encumber any securities, Intellectual Property, or other rights or assets (other than trading assets sold or licensed in the ordinary course of the Business (as carried on at Completion) or provide any services, in each case, outside the ordinary course of the Business (as carried on at Completion);
6.2.4carry out transactions on a non-arm’s length or non-commercial basis;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
6.2.5sell all or any part of the Business or merge or amalgamate the Business with any other business;
6.2.6acquire, lease or licence any real property or otherwise establish a foreign branch;
6.2.7form or acquire any subsidiary or make any equity investment;
6.2.8assume or incur any obligations or liabilities or enter into any form of agreement, arrangement or transaction other than, in each case, in the ordinary course of the Business (as carried on at Completion);
6.2.9enter into any guarantee or enter into any agreement, surety or indemnity on behalf of the Business or any Group Company to provide security for the obligations of any third party;
6.2.10declare, issue, make and/or pay (or agree to do any of the same) any bonuses (otherwise than in the ordinary and normal course of business and in a manner consistent with past practice or in accordance with the Earn-Out Retention Pool as provided in this Agreement), to any employee or officer, or other person working for, any member of the Group from time to time;
6.2.11adopt or provide any benefit (other than in accordance with the Earn-Out Retention Pool as provided in this Agreement), under any bonus or profit sharing scheme or any share option or share incentive scheme or employee share trust or share ownership plan or retirement benefit scheme or the variation of the terms of same;
6.2.12cease to carry on, or materially alter the nature of operations of any Group Company or any other aspect or part of the Business;
6.2.13enter into of any joint venture, partnership, profit sharing agreement, collaboration or any similar arrangement or the acquisition of the whole or part of any other business or undertaking;
6.2.14make any gift or enter into any other transaction at an undervalue;
6.2.15the licensing, transfer, assignment or other dealing in any way with any Intellectual Property Rights of any Group Company otherwise than in the ordinary course of business;
6.2.16the entry into, termination or variation of any contract or arrangement between (1) any Group Company and (2) the Seller, a Seller Affiliate, a Guarantor or a Guarantor Affiliate, including the variation of the remuneration or other benefits under such a contract or arrangement, the waiver of any breach of such a contract or arrangement or the payment of any amount in addition to the salary or fees or other amount provided in contract or arrangement received by any of the persons referred to in this Paragraph;
6.2.17the commencement, conduct or settlement of any litigation, arbitration or other proceedings or any application for an interim injunction or other application or action by any Group Company;
6.2.18make any loans or payments or grant any credit or other commitment otherwise than trade credit in the normal course of business and on an arm’s length basis or provide any guarantee or enter into any agreement, surety or indemnity on behalf of any Group Company or the Business to provide security for the obligations of any third party;

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.
6.2.19develop, market or sell any gambling or betting product or any product which is prohibited by law or which is, in the reasonable opinion of the Purchaser, immoral or might bring a member of the Purchaser's Group into disrepute; or
6.2.20the incurring by any Group Company of any borrowing or any other indebtedness or liability in the nature of borrowing.
6.3The parties agree that they will ensure that a Group Company will give notice to terminate the employment or engagement of any person who provides services to such Group Company where requested by the Purchaser in circumstances where Cause applies in respect of such person.
6.4The Seller and the Guarantors undertake to the Purchaser and the Purchaser undertakes to the Seller that, during the period between Completion and the expiry of the Second Earn-Out Period, he or it will not intentionally take or omit to take any action which could reasonably be interpreted as calculated or intended to artificially inflate, reduce or distort the EBITDA for any Earn-Out Period.
6.5Each of the Guarantors, solely as to itself and its Affiliates, shall procure that the Group Companies shall comply with the corporate policies and procedures of the Purchaser’s Group as notified to the Seller from time to time.
6.6For the purposes of this Schedule, Cause means in respect of any person, the following circumstances:
6.6.1he is charged with or convicted of an indictable criminal offence, excluding, for the avoidance of doubt, a minor offence under any road traffic legislation;
6.6.2he has committed an act of gross misconduct or fraud bringing himself, the Purchaser’s Group into disrepute or otherwise causing material damage to the interests of the Purchaser’s Group, which (if capable of remedy) is not remedied by him within three Business Days of being notified by the Purchaser or any Group Company of such breach or non-observance;
6.6.3he materially breaches the terms of (a) this Agreement, (b) his employment or other agreement with any member of the Purchaser’s Group or (c) any confidentiality, any intellectual property provisions or any restrictive covenants of any agreement between him and any member of the Purchaser’s Group, which breach (if capable of remedy) is not remedied by him within ten Business Days of being notified by the Purchaser of such breach or misconduct;
6.6.4he is in violation of the Purchaser’s or any Group Company’s anti-corruption and bribery policy and related procedures or the Purchaser Group’s Code of Business Conduct;
6.6.5his use of alcohol or drugs (but, for the avoidance of doubt, not drugs to treat any medical condition) materially interferes with the performance of his employment duties; or
6.6.6his sustained gross misconduct in the performance of his employment duties as reasonably directed by his direct manager.

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

EXECUTED and DELIVERED
as a deed by
TAKE-TWO INTERACTIVE SOFTWARE, INC.,
a company incorporated under the laws of the State of Delaware, acting by
DANIEL EMERSON and MATTHEW BREITMAN,
being persons who, under the laws of that territory, are authorised signatories acting under the authority of such company.
) ) ) ) ) ) ) )	____/s/ Daniel Emerson _ _ Authorised Signatory ___/s/ Matthew Breitman ___ Authorised Signatory

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

EXECUTED and DELIVERED
as a deed by BRANKO MILUTINOVIC
for and on behalf of
NORDEUS HOLDING LIMITED
by its lawfully appointed attorney

in the presence of:

Signature of witness:     /s/ Tomislav Mihajlovic
Name (printed):     Tomislav Mihajlovic
Address: [***]
Occupation:     COO
___/s/ Branko Milutinović ____ Signature of attorney ___ Branko Milutinović ________ Print name of attorney

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

SIGNED and DELIVERED as a deed by BRANKO MILUTINOVIC in the presence of: Signature of witness: /s/ Tomislav Mihajlovic Name (printed): Tomislav Mihajlovic Address: [***] Occupation: COO	___/s/ Branko Milutinović ____ Signature of individual

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

SIGNED and DELIVERED as a deed by IVAN STOJISAVLJEVIC in the presence of: Signature of witness: /s/ Tomislav Mihajlovic Name (printed): Tomislav Mihajlovic Address: [***] Occupation: COO	_/s/ Ivan Stojisavljević _______ Signature of individual

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

SIGNED and DELIVERED as a deed by MILAN JOVOVIC in the presence of: Signature of witness: /s/ Tomislav Mihajlovic Name (printed): Tomislav Mihajlovic Address: [***] Occupation: COO	___/s/ Milan Jovović ________ Signature of individual

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

EXECUTED and DELIVERED
as a deed by BRANKO MULUTINOVIC
for and on behalf of
PILOT’S DREAM LIMITED
by its lawfully appointed attorney

in the presence of:

Signature of witness:     /s/ Tomislav Mihajlovic
Name (printed):     Tomislav Mihajlovic
Address: [***]
Occupation:     COO
___/s/ Branko Milutinović ____ Signature of attorney ___ Branko Milutinović ____ Print name of attorney

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

EXECUTED and DELIVERED
as a deed by IVAN STOJISAVUEVIC
for and on behalf of
SAMURAI ACTOR LIMITED
by its lawfully appointed attorney

in the presence of:

Signature of witness:     /s/ Tomislav Mihajlovic
Name (printed):     Tomislav Mihajlovic
Address: [***]
Occupation:     COO
_/s/ Ivan Stojisavljević _______ Signature of attorney _____ Ivan Stojisavljević ______ Print name of attorney

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Brackets with triple asterisks denote omissions.

EXECUTED and DELIVERED
as a deed by MILAN JOVOVIC
for and on behalf of
ULTIMO DRAGON LIMITED
by its lawfully appointed attorney

in the presence of:

Signature of witness:     /s/ Tomislav Mihajlovic
Name (printed):         Tomislav Mihajlovic
Address: [***]
Occupation:             COO
___/s/ Milan Jovović ________ Signature of attorney _____ Milan Jovović _________ Print name of attorney